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EXHIBIT 99.1

        The Items included in this Exhibit supersede the corresponding Items included in the Annual Report on Form 10-K for the year ended December 31, 2012 ("2012 Form 10-K") filed by TRW Automotive Holdings Corp. ("TRW") with the Securities and Exchange Commission ("SEC") on February 15, 2013. This Exhibit should be read in conjunction with TRW's 2012 Form 10-K, TRW's Quarterly Reports on Form 10-Q for the quarters ended March 29, 2013 and June 28, 2013, and other documents filed by TRW with the SEC subsequent to February 15, 2013. As used in this Exhibit, this "Report" refers to TRW's 2012 Form 10-K.

        Except for the information added in a new Note 22 to the Financial Statements that were included in Item 8 of TRW's 2012 Form 10-K as described herein, the information contained in this Exhibit does not update the information in TRW's 2012 Form 10-K to speak as of any date after February 15, 2013, the date TRW's 2012 Form 10-K was filed with the SEC.

 PART I

ITEM 1.    BUSINESS

The Company

        TRW Automotive Holdings Corp. (together with its subsidiaries, "we," "our," "us," "TRW Automotive" or the "Company") is among the world's largest and most diversified suppliers of automotive systems, modules and components to global automotive original equipment manufacturers ("OEMs") and related aftermarkets. We conduct substantially all of our operations through subsidiaries. These operations primarily encompass the design, manufacture and sale of active and passive safety related products and systems. Active safety related products and systems principally refer to vehicle dynamic controls (primarily braking and steering), and passive safety related products and systems principally refer to occupant restraints (primarily airbags and seat belts) and safety electronics (primarily electronic control units, crash and occupant weight sensors, and driver assist cameras and radars). We operate our business along four segments: Chassis Systems, Occupant Safety Systems, Electronics and Automotive Components. We are primarily a "Tier 1" original equipment supplier, with approximately 86% of our end-customer sales in 2012 made to major OEMs. Of our 2012 sales, approximately 43% were in Europe, 36% were in North America, 17% were in Asia, and 4% were in the rest of the world.

        History.    The Company is a Delaware corporation formed in 2002; however, its business history stretches back to the turn of the twentieth century to a company that eventually became Thompson Products, Inc. In 1958, the Ramo-Wooldridge Corporation merged into Thompson Products, Inc. and after a period of time, the Company's name was shortened to TRW Inc. In 1999, TRW Inc. completed its acquisition of LucasVarity plc that significantly expanded its automotive product offerings and positioned the company as a major supplier of both active and passive safety systems products. In 2002, TRW Inc. was acquired by Northrop Grumman Corporation ("Northrop") and in February 2003, Northrop sold the former TRW Inc.'s automotive operations to an indirect wholly-owned subsidiary of the Company. In 2004, the Company completed an initial public offering and its common stock is traded on the New York Stock Exchange under the ticker symbol TRW.

Financial and Operating Information

        During the first quarter of 2013, the Company began to manage and report certain components that were previously within its Electronics segment as part of its Chassis Systems segment. As part of the Company's change in its segment reporting structure, certain historical information for the years ended 2012 and 2011 was reallocated from the Electronics segment to the Chassis Systems segment. The Company determined that it was impracticable to restate the 2010 period; therefore, under the new basis of segmentation, only the 2012 and 2011 periods are presented. Additionally, since 2010 has not been restated under the new basis of segmentation, segment-related information is required to be reported under the old basis of segmentation as well as under the new basis of segmentation.

Business Developments and Industry Trends

        References in this Annual Report on Form 10-K (this "Report") to our being a leading supplier and other similar statements as to our relative market position are based principally on calculations we have made. These calculations are based on information we have collected, including company and industry sales data obtained from internal and available external sources, as well as our estimates. In addition to such quantitative data, our statements are based on other competitive factors such as our technological capabilities, the breadth of our product and systems offerings, our research and development efforts and innovations and the quality of our products, systems and services, in each case relative to that of our competitors in the relevant markets.

        The statements regarding industry outlook, trends, the future development of certain automotive systems and other non-historical statements contained in this section are forward-looking statements as that term is defined by the federal securities laws.

        Business Development and Strategy.    We are a leader in the global automotive supply industry due to the strength of our products and systems, technological capabilities and systems integration skills. Over the last decade, we have experienced sales growth in many of our product lines, notwithstanding the economic downturn experienced in 2008 and 2009, due to an increasing focus by both governments and consumers on safety and fuel efficiency. We believe that such focus is continuing as evidenced by ongoing regulatory activities and uncertainty over fluctuating fuel costs as well as advances in the electrification of vehicles. We believe that these trends will help drive growth in the most recent generation of our advanced safety and fuel efficient products and systems. Such advanced products and systems include electronic vehicle stability control systems, brake controls for regenerative brake systems, electric park brake and electrically assisted power steering systems, curtain and side airbags, active seat belt pretensioning and retractor systems, occupant sensing systems, front and side crash sensors, vehicle rollover sensors, tire pressure monitoring systems, active cruise control systems and lane keeping/lane departure warning systems.

        Throughout our long history as a leading supplier to major OEMs, we have focused on products and systems for which we have a technological advantage. We have extensive technical experience in a focused range of safety-related product lines and strong systems integration skills. These traits enable us to provide comprehensive, systems-based solutions for our OEM customers. We have a broad and established global presence and sell to major OEMs across the world's major vehicle producing regions, including the expanding Chinese and Brazilian markets. We believe our business diversification mitigates our exposure to the risks of any one geographic economy, product line or major customer concentration. It also enables us to extend our portfolio of products and new technologies across our customer base and geographic regions, and provides us the necessary scale to optimize our cost structure.

        The Automotive Industry Climate.    The global automotive industry continues to progress through a gradual recovery since the global economic downturn in 2008 and early 2009. While industry conditions have improved, the industry remains susceptible to the following primary trends and conditions impacting our business as well as the entire automotive industry:

  General Economic Conditions:

  •
  Since the economic downturn of 2008 and 2009, the pace of recovery within the automotive industry has been largely dependent on macro-economic conditions within the major regions.

  •
  Overall, the global automotive industry has continued through a gradual recovery due to improved consumer demand, driven by North America, China and Brazil.

  •
  Slowing economic recoveries and increased concerns regarding potential sovereign debt defaults have weakened certain markets, particularly in Europe.

  Production Levels:

  •
  Global vehicle production continued on a positive trend in 2012, with strong growth in North America and Asia Pacific offsetting declining production in Europe.

  •
  In Europe, vehicle production during 2012 was lower than 2011, largely due to a marked decline in consumer demand driven by recessionary economic conditions, the negative impact of which accelerated through the year.

  •
  In North America, the automobile market experienced significantly higher production levels during 2012 compared with 2011. This improvement was primarily attributable to increased consumer demand resulting from improved consumer sentiment and pent-up demand for durable goods.

  •
  Production levels in fast growing regions, primarily China, were higher in 2012 as compared to 2011 due to stronger consumer demand. Governmental easing policies implemented in 2012 helped stimulate the economy during the second half of the year; however, growth forecasts have been revised downward compared to earlier estimates.

  Product Mix:

  •
  Product mix continued to be influenced by a variety of factors. In Europe, the relative increase in demand for luxury vehicles in the region and exports of larger luxury vehicles to Asia continued to support production of a greater proportion of these larger vehicles. In North America, product mix has been more correlated to short-term fluctuations in the price of gasoline, as well as increased demand for light trucks driven by the fledgling economic recovery (such as housing and construction).

  Supply Base:

  •
  Tier 2 and Tier 3 suppliers continue to face the challenges of increased working capital and investment requirements and potential inflationary pressures associated with rising global production, as well as managing through the potential impacts of economic slowdowns or sovereign debt defaults in certain regions.

  Pricing Pressure and Inflation:

  •
  Pressure from OEMs to reduce prices continues to impact the automotive supply industry.

  •
  Commodity pricing volatility continues to be a factor for our business. During 2012, our operating results were negatively impacted by the rising cost of certain commodities essential to our business.

  Foreign Currencies:

  •
  Changes in foreign currency exchange rates continue to affect the relative competitiveness of manufacturing operations in different geographic regions and the relative attractiveness of different geographic markets. Foreign currency effects negatively impacted our reported earnings in U.S. dollars in 2012 as compared to 2011.

        These developments and trends are discussed in more detail in "Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations."

        In addition, the following are significant characteristics of the automotive and automotive supply industries.

  Consumer and Regulatory Focus on Safety:

  •
  Consumers, and therefore OEMs, are increasingly focused on, and governments are increasingly requiring, improved safety in vehicles. For example:

  •
  International New Car Assessment Program ("NCAP") crash test rating standards continue to become more stringent. For example, in the U.S., starting with 2011 models, the National Highway Traffic Safety Administration ("NHTSA") has introduced tougher tests and rigorous new 5-star safety ratings that provide more information about vehicle safety and crash avoidance technologies. In Europe, NCAP will include autonomous emergency braking technologies in its star ratings beginning in 2014. Programs in China, among others, are similarly increasing the stringency of their testing requirements.

    •
    The Alliance of Automobile Manufacturers and the Insurance Institute for Highway Safety ("IIHS") monitor and report vehicle manufacturer compliance with voluntary performance criteria which encompass a wide range of occupant protection technologies and designs, including enhanced matching of vehicle front structural components and enhanced side-impact protection through the use of features such as side airbags, airbag curtains and revised side-impact structures. Since 2009, all of the vehicles offered in the United States by participating manufacturers were required to meet the front-to-side performance criteria. Beginning in 2012, IIHS has rolled out a new, more severe version of its offset frontal crash test, which puts more structural stress on vehicles and exposes more weaknesses that can contribute to occupant injuries in real-world crashes.

    •
    In both North America and Europe, legislation was enacted in recent years to require that electronic stability control systems ("ESC") be fitted as standard equipment on all new car models starting in 2012.

    •
    Over the last few years, automobile safety regulations in emerging markets have increased significantly. For example, Brazil's government is mandating the use of driver and passenger airbags and anti-lock braking systems for all vehicles sold in the Brazilian market by 2014.

  •
  Advances in technology by us and others have led to a number of innovations in our product portfolio, which will allow us to benefit from the ongoing focus on safety in vehicles. Such innovations include rollover sensing and curtain and side airbag systems, occupant sensing systems, ESC systems and driver assist systems (e.g., lane keeping/lane departure warning systems and active cruise control/collision warning systems).

  Consumer and Regulatory Focus on Fuel Efficiency and Greenhouse Gas Emissions:

  •
  Consumers, and therefore OEMs, are increasingly focused on, and governments are increasingly requiring, improved fuel efficiency and reduced greenhouse gas emissions in vehicles. For example:

  •
  In 2012, the U.S. Environmental Protection Agency (the "EPA") and NHTSA jointly approved a rule establishing new standards for model year 2017 through 2025 passenger cars, light-duty trucks and medium-duty passenger vehicles to reduce greenhouse gas emissions and improve fuel economy. These standards require those vehicles to meet a specified average emission level in model year 2025 equivalent to 54.5 miles per gallon, if achieved exclusively through fuel economy improvements. These standards include miles per gallon requirements under NHTSA's Corporate Average Fuel Economy Standards ("CAFE") program.

  •
  In 2012, the European Commission proposed regulations to reduce the average CO2 emissions of all new passenger cars sold in Europe by 30% to 95 grams per kilometer by 2020; and for light trucks and vans by 19% to 147 grams per kilometer by 2020.

  •
  The desire to lessen environmental impacts and reduce oil dependence is spurring interest in green technologies and alternative fuels. As such, there is an increased focus on production of advance powertrain, direct injection and start/stop technologies and hybrid and electric vehicles because of their fuel efficiency, and developing ethanol, hydrogen, natural gas and other clean burning fuel sources for vehicles.

  •
  Advances in technology by us and others have led to a number of innovations in our product portfolio, which will allow us to benefit from the ongoing focus on fuel efficiency and CO2 emissions. Such innovations include electric and electro-hydraulic power steering systems, brake controls for advanced powertrains, including regenerative braking systems, efficient HVAC control systems and advanced-material/heat-resistant engine valves.

  Globalization of Suppliers:

  •
  The automotive sector is continuing its move toward globalization and both OEMs and suppliers must balance resources and production capacity to efficiently address diverse consumer needs and preferences as well as unique market dynamics. Developing automotive markets such as China and Brazil represent significant growth opportunities; however, vehicle affordability remains a challenge in these markets, highlighting the need for OEMs and suppliers to meet differing requirements of consumers in both mature and emerging markets. To lower costs, OEMs are shifting and expanding their production facilities from high-cost regions such as North America and Western Europe to lower-cost regions such as China, Eastern Europe, and Mexico. Through these localization efforts, labor and transportation costs can be lowered, while positioning operations in markets with the highest potential for future growth. Additionally, to serve multiple markets more cost effectively, OEMs continue to move to fewer and more global vehicle platforms, which typically are designed in one location but are produced and sold in many different markets around the world, thereby enabling design cost savings and economies of scale through the production of a greater number of models from each platform. Suppliers having operations in the geographic markets in which OEMs produce global platforms are better positioned to meet OEMs' needs more economically and efficiently, thus making global coverage a source of significant competitive advantage.

  Increased Electronic Content and Electronics Integration:

  •
  The electronic content of vehicles has increased in recent years. Consumer and regulatory requirements in Europe and the United States for improved automotive safety and environmental performance, as well as consumer demand for increased vehicle performance and functionality at lower cost, largely drive the increase in electronic content. Electronics integration generally refers to replacing mechanical with electronic components and integrating mechanical and electrical functions within the vehicle. This allows OEMs to achieve a reduction in the weight of vehicles and the number of mechanical parts, resulting in easier assembly, enhanced fuel economy, improved emissions control, increased safety and better vehicle performance. We believe that electronic content per vehicle will continue to increase as consumers seek more competitively-priced ride and handling performance, safety, security and convenience options in vehicles, such as electronic stability control, electric power steering, active cruise control, airbags, keyless and passive entry, tire pressure monitoring and camera and radar-based driver assist systems.

  Emphasis on Speed to Market:

  •
  As OEMs are under increasing pressure to adjust to changing consumer preferences and to incorporate technological advances, they are shortening product development times. Shorter product development times also generally reduce product development costs. We believe suppliers that are able to develop new and innovative technologies and products and deliver them to OEMs in a timely fashion consistent with their needs will be well-positioned to succeed.

Competition

        The automotive supply industry is extremely competitive. OEMs rigorously evaluate us and other suppliers based on many criteria such as quality, price/cost competitiveness, product and system performance, reliability and timeliness of delivery, new product and system technology development capability, excellence and flexibility in operations, degree of global and local presence, effectiveness of customer service and overall management capability. We believe we compete effectively with other leading automotive suppliers on all of these criteria. For example, we follow manufacturing practices designed to improve efficiency and quality, including but not limited to, one-piece-flow machining and assembly, and just-in-time scheduling of our manufacturing plants, all of which enable us to manage inventory so that we can deliver quality components and systems to our customers in the quantities and at the times ordered. Our resulting quality and delivery performance, as measured by our customers, generally meets or exceeds their expectations.

        Within each of our product segments, we face significant competition. Our principal competitors include Advics, Bosch, Continental-Teves, JTEKT, Nexteer and ZF in the Chassis Systems segment; Autoliv, Takata and Key Safety in the Occupant Safety Systems segment; Autoliv, Bosch, Continental-Teves, Delphi and Nippondenso in the Electronics segment; and Delphi, Eaton, ITW, Kostal, Nifco, Raymond, Tokai Rika and Valeo in the Automotive Components segment.

Sales and Products by Segment

  As Reported Under Old Basis of Segmentation

          Sales.     The following table provides external sales for each of our segments.

	Years Ended December 31,
	2012		2011		2010
	Sales	%	Sales	%	Sales	%
	(Dollars in millions)
Chassis Systems	$10,324	62.8%	$9,960	61.3%	$8,524	59.3%
Occupant Safety Systems	3,287	20.0%	3,580	22.0%	3,441	23.9%
Electronics	1,015	6.2%	842	5.2%	777	5.4%
Automotive Components	1,818	11.0%	1,862	11.5%	1,641	11.4%

Total Sales	$16,444	100.0%	$16,244	100.0%	$14,383	100.0%

  As Reported Under New Basis of Segmentation

          Sales.    The following table provides external sales for each of our segments.

	Years Ended December 31,
	2012		2011
	Sales	%	Sales	%
	(Dollars in millions)
Chassis Systems	$10,685	65.0%	$10,199	62.8%
Occupant Safety Systems	3,287	20.0%	3,580	22.0%
Electronics	654	4.0%	603	3.7%
Automotive Components	1,818	11.0%	1,862	11.5%

Total Sales	$16,444	100.0%	$16,244	100.0%

        See "Results of Operations—Segment Results of Operations" under "Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 19 to our

consolidated financial statements included under Item 8 of this Report for further information on our segments.

        Products.    The following tables describe the principal product lines by segment, in order of 2012 sales levels:

Chassis Systems

Product Line	Description
Modules	Brake modules, corner modules, pedal box modules, strut modules, front cross-member modules, rear axle modules
Steering Gears and Systems

Electric power steering systems (column-drive and rack-drive types), electrically powered hydraulic steering systems, hydraulic power and manual rack and pinion steering gears, hydraulic steering pumps, fully integral commercial steering systems, commercial steering columns and pumps

Foundation Brakes	Front and rear disc brake calipers, electronic park brake systems, drum brake and drum-in-hat parking brake assemblies, rotors, drums, electric park brake systems
Brake Controls

Electronic vehicle stability control systems, four-wheel anti-lock braking systems, actuation boosters and master cylinders, electronically controlled actuation, brake controls for regenerative brake systems

Linkage and Suspension	Forged steel and aluminum control arms, suspension ball joints, rack and pinion linkage assemblies, conventional linkages, commercial steering linkages and suspension ball joints

        Our Chassis Systems segment focuses on the design, manufacture and sale of products and systems relating to modules, steering, braking, and linkage and suspension. We sell our Chassis Systems products and systems primarily to OEMs and other Tier 1 suppliers. We also sell these products and systems to the global aftermarket through both OEM service organizations and independent distribution networks. We believe our Chassis Systems segment is well-positioned to capitalize on growth trends toward (1) increasing active safety systems, particularly in the areas of electric power steering, electronic vehicle stability control and other advanced braking systems and integrated vehicle control systems; (2) increasing electronic content per vehicle; (3) integration of active and passive safety systems; (4) improving fuel economy and reducing CO2 emissions and (5) legislative-and market-driven demand in emerging markets.

Occupant Safety Systems

Product Line	Description
Airbags	Driver airbag modules, passenger airbag modules, side airbag modules, curtain airbag modules, knee airbag modules, single and dual stage airbag inflators
Seat Belts	Retractor and buckle assemblies, pretensioning systems, height adjusters, active control retractor systems
Steering Wheels	Full range of steering wheels from base designs to leather, wood and heated designs, including multifunctional switches and integral airbag modules

        Our Occupant Safety Systems segment focuses on the design, manufacture and sale of products and systems relating to airbags, seat belts, and steering wheels. We sell our Occupant Safety Systems products and systems primarily to OEMs and other Tier 1 suppliers. We also sell these products and systems to OEM service organizations. We believe our Occupant Safety Systems segment is well-positioned to capitalize on growth trends toward (1) increasing passive safety systems, particularly in the areas of side, curtain and knee airbag systems, and active seat belt pretensioning and retractor systems; (2) increasing electronic content per vehicle; (3) integration of active and passive safety systems and (4) legislative- and market-driven demand in emerging markets.

Electronics

Product Line	Description
Safety Electronics	Front and side crash sensors, vehicle rollover sensors, airbag diagnostic modules, weight sensing systems for occupant detection
Chassis Electronics

Inertial measurement units, electronic control units for electronic anti-lock braking and vehicle stability control systems and electric power steering systems, integrated inertial measurement unit/airbag diagnostic modules

Radio Frequency Electronics	Remote keyless entry systems, passive entry systems, advanced theft deterrent systems, direct tire pressure monitoring systems
Powertrain Electronics	Electronic control units for medium- and heavy-duty diesel-powered engines
Driver Assist Systems	Active cruise control systems, lane keeping/lane departure warning systems

        Our Electronics segment focuses on the design, manufacture and sale of electronics components and systems in the areas of safety, chassis, Radio Frequency ("RF"), powertrain, and camera and radar-based driver assistance. We sell our Electronics products and systems primarily to OEMs and to our Chassis Systems segment (braking and steering applications). We also sell these products and systems to OEM service organizations. We believe our Electronics segment is well-positioned to capitalize on growth trends toward (1) increasing electronic content per vehicle; (2) increasing active safety systems, particularly in the areas of electric power steering, electronic vehicle stability control and integrated vehicle control systems; (3) increasing passive safety systems, particularly in the areas of side, curtain and knee airbag systems and active seat belt pretensioning and retractor systems; (4) integration of active and passive safety systems; (5) improving fuel economy and reducing CO2 emissions and (6) legislative- and market-driven demand in emerging markets.

Automotive Components

Product Line	Description
Body Controls	Integrated electronic center panels with capacitive switching; modular steering column controls with integrated steering angle sensors and rain sensors; electronic heating and air conditioning controls and displays; man/machine interface controls and switches, including a wide array of automotive ergonomic applications
Engine Valves	Engine valves, valve train components
Engineered Fasteners and Components	Engineered plastic fasteners and precision plastic moldings and assemblies

        Our Automotive Components segment focuses on the design, manufacture and sale of body controls, engine valves, and engineered fasteners and components. We sell our Automotive Components products primarily to OEMs and other Tier 1 suppliers, and to certain non-automotive markets and customers. We also sell these products to OEM service organizations. In addition, we sell some engine valve and body control products to independent distributors for the automotive aftermarket. We believe our Automotive Components segment is well-positioned to capitalize on growth trends toward (1) multi-valve and more fuel-efficient engines; (2) increasing electronic content per vehicle; (3) improving fuel economy and reducing CO2 emissions and (4) legislative- and market-driven demand in emerging markets.

Sales by Product Line and Geography

        Sales by Product Line.    Our 2012 sales by product line are as follows:

Product Line	Percentage of Sales
Modules	16.1%
Steering gears and systems	15.9%
Foundation brakes	14.9%
Airbags	10.2%
Aftermarket	7.3%
Brake controls	7.2%
Seat belts	6.8%
Steering wheels	4.4%
Body controls	4.3%
Electronics	4.3%
Engine valves	3.8%
Engineered fasteners and components	2.8%
Linkage and suspension	2.0%

        Sales by Geography.    Our 2012 sales by geographic region are as follows:

Geographic Region	Percentage of Sales
Europe	42.5%
North America	36.1%
Asia	17.3%
Rest of the World	4.1%

        See Note 19 to our consolidated financial statements under Item 8 of this Report for additional product sector and geographical information.

Customers

        We sell to all the major OEM customers across the world's major vehicle producing regions. Our long-standing relationships with our customers have enabled us to understand global customers' needs and business opportunities. We believe that we will continue to be able to compete effectively for our customers' business because of the high quality of our products and systems, our product and system technology innovations, our strong global presence, our ongoing cost reduction efforts, and our financial strength and stability. Although business with any given customer is typically split among numerous contracts, the loss of or a significant reduction in purchases by one or more of those major customers could materially and adversely affect our business, results of operations and financial condition.

        Primary end-customer sales (by OEM group) for the years ended December 31, were:

		Percentage of Sales
OEM Group	OEMs	2012	2011
Volkswagen	Volkswagen, Audi, Skoda, Seat, Porsche	23.5%	21.3%
Ford	Ford	17.6%	16.0%
Chrysler	Chrysler	10.4%	8.5%
GM	General Motors, Opel	10.0%	11.0%
All Other		38.5%	43.2%

        Percentages stated in the table above reflect the OEM group structure for the respective years presented.

        We also sell products to the global aftermarket as replacement parts for current production and older vehicles. For the years ended December 31, 2012 and 2011, our sales to the aftermarket represented approximately 7% and 8% of our total sales, respectively. We sell these products through both OEM service organizations and independent distribution networks.

Sales and Marketing

        We have a sales and marketing organization of dedicated customer teams that provide a consistent interface with our key customers. These teams are located in all major vehicle-producing regions to best represent their respective customers' interests within our organization, to promote customer programs and to coordinate global customer strategies with the goal of enhancing overall customer service, satisfaction and TRW Automotive growth. Our ability to support our customers globally is further enhanced by our broad global presence in terms of sales offices, manufacturing facilities, engineering/technical centers, joint ventures and licensees.

Customer Support

        Our engineering, sales and production facilities are located in 25 countries. With the appropriate level of dedicated sales/customer development employees, we provide effective customer solutions, products and service in every region in which these facilities operate or manufacture.

Joint Ventures

        Joint ventures represent an important part of our business, both operationally and strategically. We have used joint ventures to enter into new geographic markets, such as China and India, to gain new customers, strengthen positions with existing customers, and develop new technologies.

        In the case of entering new geographic markets where we have not previously established substantial local experience and infrastructure, teaming with a local partner can reduce capital investment by leveraging pre-existing infrastructure. In addition, local partners in these markets can provide knowledge and insight into local customs and practices and access to local suppliers of raw materials and components. All of these advantages can reduce the risk, and thereby enhance the prospects for the success, of an entry into a new geographic market.

        Joint ventures can also be an effective means to acquire new customers. Joint venture arrangements can allow partners access to technology they would otherwise need to develop independently, thereby reducing the time and cost of development. More importantly, they can provide the opportunity to create synergies and applications of the technology that would not otherwise be possible.

        The following table shows our significant unconsolidated joint ventures in which we have a 49% or greater interest that are accounted for under the equity method:

Country	Name	Our Ownership Percentage	Products	2012 Sales
				(Dollars in millions)
Brazil	SM-Sistemas Modulares Ltda.	50.0%	Brake modules	$16.8
China	Shanghai TRW Automotive Safety Systems Company Ltd.	50.0%	Seat belt systems, airbags and steering wheels	212.9
	CSG TRW Chassis Systems Co., Ltd.	50.0%	Foundation brakes	249.0
India	Brakes India Limited	49.0%	Foundation brakes, anti-lock braking systems, actuation brakes, valves and hoses	650.2
	Rane TRW Steering Systems Limited	50.0%	Steering gears, systems and components and seat belt systems	119.1
	TRW Sun Steering Wheels Private Limited	49.0%	Steering wheels and injection molded seats	20.9

Intellectual Property

        We own a significant quantity of intellectual property, including a large number of patents, trademarks, copyrights and trade secrets, and are involved in numerous licensing arrangements. Although our intellectual property plays an important role in maintaining our competitive position in a number of the markets that we serve, no single patent, copyright, trade secret or license, or group of related patents, copyrights, trade secrets or licenses, is, in our opinion, of such value to us that our business would be materially affected by the expiration or termination thereof. However, we view the name TRW Automotive and primary mark "TRW" as material to our business as a whole. We own a number of secondary trade names and trademarks applicable to certain of our businesses and products that we view as important to such businesses and products as well. Our general policy is to apply for patents on an ongoing basis to protect our patentable developments.

        Our portfolio of patents and pending patent applications reflects our commitment to invest in technology and covers many aspects of our products and systems and the processes for making those products and systems. In addition, we have developed a substantial body of manufacturing know-how that we believe provides a significant competitive advantage in the marketplace.

        We have entered into numerous technology license agreements that either strategically capitalize on our intellectual property rights or provide a conduit for us into third-party intellectual property rights useful in our businesses. In many of the agreements, we license technology to our suppliers, joint venture companies and other local manufacturers in support of product production for our customers and us. In other agreements, we license the technology to other companies to obtain royalty income.

Seasonality

        Our business is moderately seasonal because our largest North American customers typically halt operations for approximately two weeks in July and one week in December. Additionally, customers in Europe historically shut down vehicle production during portions of August and one week in December. Accordingly, our third and fourth quarter results may reflect these trends.

Research, Development and Engineering

        We operate a global network of technical centers worldwide where we employ and contract several thousand engineers, researchers, designers, technicians and their supporting functions. This global network allows us to develop active and passive automotive safety technologies while improving existing products and systems. We utilize sophisticated testing and computer simulation equipment, including computer-aided engineering, noise-vibration-harshness, crash sled, math modeling and vehicle simulations. We have advanced engineering and research and development programs for next-generation products in all of our segments. We are disciplined and innovative in our approach to research and development, employing various tools to improve efficiency and reduce cost, such as Six Sigma, "follow-the-sun" (a 24-hour a day engineering program that utilizes our global network) and other e-Engineering programs, and by outsourcing non-core activities.

        We believe that continued research, development and engineering activities are critical to maintaining our leadership position in the industry and will provide us with a competitive advantage as we seek additional business with new and existing customers. Company-funded research, development and engineering costs were approximately $834 million, $827 million and $669 million for the years ended December 31, 2012, 2011, and 2010, respectively. Certain vehicle manufacturers have continued their shift away from funding development contracts for new technology.

        For research and development expenditures in each of the years ended December 31, 2012, 2011 and 2010, see "—Research and Development" in Note 2 to our consolidated financial statements included in Item 8 of this Report.

Supply Base—Manufactured Components and Raw Materials

        We purchase various manufactured components and raw materials for use in our manufacturing processes. The principal components and raw materials we purchase include castings, electronic parts, molded plastic parts, finished subcomponents, fabricated metal, aluminum, steel, resins, textiles, leather and wood. All of these components and raw materials are available from numerous sources, although certain of them, such as rare earth metals, may be geographically concentrated. Although prices for certain raw metals and manufactured components that have traditionally been susceptible to inflation have declined, we may continue to experience inflationary pricing pressure. Additionally, because we purchase various types of equipment, raw materials and component parts from our suppliers, we may be adversely affected by their failure to perform as expected or their inability to adequately mitigate inflationary, industry, or economic pressures. The overall strain on our supply base may possibly lead to delivery delays, production issues or delivery of non-conforming products by our suppliers. As such, we continue to monitor our vendor base for the best source of supply and work with those vendors and customers to attempt to mitigate the impact of the pressures mentioned above.

        We normally do not carry inventories of these items in excess of those reasonably required to meet our production and shipping schedules. Although we have been able to successfully mitigate the impact of supply shortages that have arisen in recent years, the possibility of shortages exists, especially in light of the potential increase in working capital demands on our suppliers as production levels increase.

Employees

        As of December 31, 2012, we had approximately 66,100 full-time employees and approximately 9,100 temporary/contract employees (excluding employees who were on approved forms of leave).

        As of December 31, 2011, we had approximately 63,400 full-time employees and approximately 9,300 temporary/contract employees (excluding employees who were on approved forms of leave).

Environmental Matters

        Governmental requirements relating to the discharge of materials into the environment, or otherwise relating to the protection of the environment, have had, and will continue to have, an effect on our operations and us. We have made, and continue to make, expenditures for projects relating to the environment, including pollution control devices for new and existing facilities. We are conducting a number of environmental investigations and remedial actions at current and former locations to comply with applicable requirements and, along with other companies, have been named a potentially responsible party for certain waste management sites. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably to us. Further information regarding environmental matters, including the related reserves, is contained in Note 18 to our consolidated financial statements included in Item 8 of this Report, and is incorporated herein by reference.

        We do not believe that compliance with environmental protection laws and regulations will have a material effect on our capital expenditures, cash flows, results of operations or competitive position. Our capital expenditures pertaining to environmental control during 2013 are not expected to be material to us.

International Operations

        We have significant manufacturing operations outside the United States and, in 2012, approximately 71% of our sales originated outside the United States. See Note 19 to our consolidated financial statements included in Item 8 of this Report for financial information by geographic area. Also, see Item 1A "Risk Factors" for a description of risks inherent in such international operations.

Compliance with Government Regulations

        Pursuant to Section 13(r)(1)(D)(iii) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we note that in 2012 certain of our non-U.S. subsidiaries sold products to customers that could be affiliated with, or deemed to be acting on behalf of, the Industrial Development and Renovation Organization, which has been designated as an agency of the Government of Iran. Gross revenue attributable to such sales was approximately $8,326,000, and net profit from such sales was approximately $377,000. Although these activities were not prohibited by U.S. law at the time they were conducted, our subsidiaries have discontinued their dealings with such customers, other than limited wind-down activities (which are permissible), and we do not otherwise intend to continue or enter into any Iran-related activity.

Available Company Information

        TRW Automotive Holdings Corp.'s Internet website is www.trw.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. Our Audit Committee Charter, Compensation Committee Charter, Corporate Governance and Nominating Committee Charter, Corporate Governance Guidelines and Standards of Conduct (our code of business conduct and ethics) are also available on our website. From time to time we may amend our Standards of Conduct, as we did in August 2011. We intend to disclose, by posting on our website, information about any future amendments, as well as information concerning any waiver of the Standards of Conduct that may be granted by the Board, in accordance with SEC regulations.

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Our Business

        We are among the world's largest and most diversified suppliers of automotive systems, modules and components to global automotive original equipment manufacturers, or OEMs, and related aftermarkets. Our operations primarily encompass the design, manufacture and sale of active and passive safety related products and systems, which often includes the integration of electronics components and systems. We operate our business along four segments: Chassis Systems, Occupant Safety Systems, Electronics and Automotive Components.

        We are primarily a "Tier 1" supplier, with approximately 86% of our end-customer sales in 2012 made to major OEMs. Of our 2012 sales, approximately 43% were in Europe, 36% were in North America, 17% were in Asia, and 4% were in the rest of the world.

Financial Results

        For the year ended December 31, 2012:

  •
  Our net sales were $16.4 billion, which represents an increase of $200 million from the prior year. The increase in sales was driven primarily by higher demand for our active and passive safety products, increased vehicle production in North America and Asia Pacific, and increased module sales globally, partially offset by lower vehicle production in Europe and the negative effects of foreign currency movements between the two periods.

  •
  Operating income was $1,085 million compared to $1,260 million from the prior year. The decrease in operating income of $175 million resulted primarily from increased restructuring charges, the negative impact of foreign currency exchange, a net loss related to settlement and curtailment activity within the U.S. salaried pension plan and certain retiree medical benefits, and planned cost increases to support future growth, partially offset by the contribution from higher sales volume.

  •
  Net earnings attributable to TRW were $1,008 million as compared to $1,157 million from the prior year. This decrease of $149 million was primarily the result of the decline in operating income and a lower income tax benefit, partially offset by a decrease in losses recognized on the retirement of debt and lower interest expense.

  •
  We generated positive operating cash flow of $956 million as compared to $1,120 million from the prior year, while capital expenditures were $623 million as compared to $571 million from the prior year. The decrease in positive operating cash flow of $164 million was primarily due to lower cash earnings, increased cash paid for taxes and employee benefit-related payments, partially offset by improvements in working capital and a reduction in cash paid for restructuring and severance related matters. The increase in capital expenditures was primarily to support our manufacturing expansion and growth initiatives.

  •
  Our cash on hand at year end was $1,223 million, a decrease of $18 million from the prior year end. During the year we utilized $268 million of cash on hand to repurchase over 5.6 million shares of common stock under our repurchase programs and we repurchased $48 million in principal of debt using $53 million of cash on hand.

  •
  Our outstanding debt at year end was $1,462 million, which was a historic low, primarily due to the repurchase of $48 million in principal amount of our senior unsecured notes.

Recent Trends and Market Conditions

        Our business and operating results are directly affected by the relative strength of the global automotive industry, which tends to be driven by macro-economic factors such as consumer confidence, fluctuating commodity and fuel prices and regulatory/governmental initiatives. The primary trends and market conditions impacting our business in 2012 included:

  General Economic Conditions:

          During 2012, automotive suppliers benefitted from increased production levels in North America resulting from healthy vehicle demand in the U.S. Throughout Europe, the economy continues to experience overall weakness and to be negatively influenced by the ongoing sovereign debt crisis and banking concerns in the euro zone. Further, deterioration of consumer demand has spread throughout the entire region with formerly stable markets, such as Germany, also being impacted by consumer concerns. In China, the economy has responded positively to governmental easing policies, however, growth forecasts have been revised downward compared to earlier estimates.

          Globally, the economic sentiment remains cautious given the ongoing sovereign debt crisis and recessionary conditions in Europe and slowing growth in China. The global automotive industry remains fragile and susceptible to uncertain economic conditions that could adversely impact consumer demand for vehicles.

  Production Levels:

          Vehicle production levels in North America and Asia Pacific during 2012 continued on a positive trend and partially offset declines in Europe.

          In 2012, approximately 43% of our sales originated in Europe. The automobile market in this region experienced lower production levels in 2012 compared to 2011, primarily as a result of decreased European consumer demand caused by weak consumer confidence related to the overall economic environment. As a result, we initiated restructuring actions in 2012 as part of our ongoing effort to better align our cost structure with European automotive market conditions. We remain cautious for 2013, as negative economic conditions and inventory destocking within the euro zone continue to place downward pressure on vehicle demand and production.

          In 2012, approximately 36% of our sales originated in North America. Production levels in this region were higher in 2012 compared to 2011, primarily due to improved consumer sentiment and the release of pent-up demand for vehicles. Production growth for the Detroit Three (defined as Chrysler Group LLC, Ford Motor Company, and General Motors Company, combined) lagged behind the overall growth for the region until the fourth quarter of 2012 when it was consistent with the overall growth rate within North America. The Japanese OEMs significantly increased production in 2012 compared to 2011 as they recovered from the constraints caused by the earthquake and tsunami in Japan that occurred in 2011. In general, our financial results are more closely correlated to the production by the Detroit Three given our higher sales content to these manufacturers compared to Japanese manufacturers.

          In 2012, approximately 21% of our sales originated in regions outside of Europe and North America (primarily China, which comprised approximately 13% of total sales). Despite a general slowing in economic growth compared to original expectations at the beginning of the year, increased consumer demand in China drove higher production levels during 2012 compared to 2011. While Japanese OEM production disruptions continue in China due to the current anti-Japanese sentiment, the impact on us is expected to be minimal due to our customer base.

  Product Mix:

          Product mix tends to be influenced by a variety of factors such as gasoline prices, consumer income and wealth and governmental regulations (e.g. fuel economy standards driving higher volumes of small car production). In Europe, demand has historically tended to be toward smaller, more fuel efficient vehicles. In North America, product mix tends to be more correlated to short-term fluctuations in the price of gasoline and consumer sentiment and wealth, thereby causing production to swing between sport utility vehicles/light trucks and more economical passenger cars. In general, smaller, more fuel efficient vehicles tend to be less profitable for OEMs and suppliers.

  Supply Base:

          As production levels increase, Tier 2 and Tier 3 suppliers face the challenges of managing through increased working capital and capital expenditure requirements. Given the increased production levels in North America, there are concerns about suppliers' ability to timely meet increased demand with existing capacity. Conversely, with the declines in production in Europe, there are concerns about suppliers' viability stemming from broader industry restructuring actions. Further, in some cases, capacity constraints, limited availability of raw materials or components or financial instability of the Tier 2 and Tier 3 supply base poses a risk of supply disruption to us. We have experienced additional costs due to such factors and we may continue to incur such costs in the future.

          We have dedicated resources and systems to closely monitor the viability and performance of our supply base and are constantly evaluating opportunities to mitigate the risk and/or effects of any supplier disruption.

  Inflation and Pricing Pressure:

          Overall commodity volatility is an ongoing concern for our business and has been a considerable operational and financial focus for us. As production levels rise, commodity inflationary pressures may increase, both in the automotive industry and in the broader economy. Although prices for certain raw materials and manufactured components that have traditionally been susceptible to inflation have declined, we may continue to experience inflationary pricing pressure. We continue to monitor commodity costs and work with our suppliers and customers to manage changes in such costs. However, it is generally difficult to pass the full extent of increased prices for manufactured components and raw materials through to our customers in the form of price increases and, even if passed through to some extent, the recovery is typically on a delayed basis.

          Additionally, pressure from our customers to reduce prices is characteristic of the automotive supply industry. Virtually all OEMs have policies of seeking price reductions each year. Historically, we have taken steps to reduce costs and minimize or resist price reductions. However, to the extent our cost reductions are not sufficient to support committed price reductions, our profit margins could be negatively affected.

  Foreign Currencies:

          During 2012, we experienced a negative impact from foreign currency effects on our reported earnings in U.S. dollars compared to 2011, primarily resulting from the translation of results denominated in other currencies, such as the euro.

          Our operating results will continue to be impacted by our buying, selling and borrowing in currencies other than the functional currency of our operating companies. In order to abate the impact of fluctuations in exchange rates between these currencies and to delay the impact of adverse exchange rate trends, we utilize hedging instruments where appropriate, taking into consideration their cost and their effectiveness.

Strategic Initiatives

        In general, our long-term objectives are geared toward profitably growing our business, expanding our newer, innovative technologies, winning new contracts, generating cash, strengthening our market position, and enhancing long-term shareholder value. On an ongoing basis, we evaluate our competitive position in the global automotive supply industry and determine what actions may be required to maintain and improve that position.

        As production levels rise in strategic growth markets such as China, we will continue to focus on investing appropriate levels of capital to support anticipated growth and expansion. These investments are critical as they position us to benefit from expected long-term growth opportunities.

        We believe that a continued focus on research, development and engineering activities is also critical to maintaining our leadership position in the industry and meeting our long-term objectives. As a result, despite cautious global economic sentiment, we continue our commitment to invest in facilities and infrastructure in order to support new business awards and achieve our long-term growth plans, as evidenced by our expectation of continued increases in capital expenditures in 2013.

        In the near term, we will continue to focus on our growth strategies, cash generation and capital structure improvement, while managing through the near-term industry challenges, such as the general economic slowdown in Europe.

        Although we believe that we have established a firm foundation for continued profitability, we continue to evaluate our global footprint to ensure that we are properly configured and sized based on changing market conditions and the production plans of our customers. Due to prolonged uncertainties in Europe, we continue to assess our cost base in the region, and in 2013 we intend to continue our restructuring efforts that began during the fourth quarter of 2012, including plant rationalizations, targeted workforce reductions and adjustments to certain of our fixed costs, to align our operations with the existing environment in that region.

Antitrust Matters

        In connection with the Antitrust Investigation in the United States, one of the Company's German subsidiaries entered into a plea agreement with the DOJ involving sales of Occupant Safety Systems products. This agreement was approved by the court, thereby concluding the DOJ's current investigation of the Company. However, the Antitrust Investigation by the European Commission is ongoing and its duration and outcome remain uncertain. While we cannot estimate the ultimate financial impact of the European investigation, we will continue to evaluate developments in this matter on a regular basis and will record an accrual as and when appropriate.

Our Debt and Capital Structure

        During 2012, we continued to focus on improving the strength and flexibility of our capital structure, resulting in outstanding debt of $1.5 billion and a cash balance of $1.2 billion as of December 31, 2012. On September 28, 2012, we entered into the Eighth Amended and Restated Credit Agreement (the "Eighth Credit Agreement") with the lenders party thereto. The Eighth Credit Agreement provides for senior secured credit facilities consisting of (i) a revolving credit facility in the amount of $1.4 billion which matures in September 2017, subject to certain conditions (the "Revolving Credit Facility"), and (ii) additional availability which may be used in the future for one or more term loans or additional revolving facilities. The Eighth Credit Agreement amends certain other provisions of the prior credit agreement, including replacing the Revolving Credit Facility's leverage-based pricing grid with a ratings-based grid, reducing the interest rate on amounts drawn under the Revolving Credit Facility and the fees charged on undrawn availability, as well as amending certain other covenants which are now more favorable to us.

        We continued to reduce our debt by repurchasing $48 million in principal amount of our senior unsecured notes in the first quarter of 2012 with cash on hand. As market conditions warrant, we and our major equity holders, including The Blackstone Group L.P. and its affiliates, may from time to time repurchase debt securities issued by the Company or its subsidiaries, in privately negotiated or open market transactions, by tender offer, exchange offer, or otherwise.

        On October 1, 2012, we announced that our board of directors approved a share repurchase program to acquire up to $1 billion of our outstanding stock that extends through December 31, 2014. The program is anticipated to be funded through cash from operations and available liquidity facilities. Under this program, during the fourth quarter of 2012, we purchased 3.3 million shares using cash on hand totaling approximately $166 million. This program is in addition to the share repurchase program announced on February 16, 2012 that is intended to offset, on an ongoing basis, the dilution created by our stock incentive plan. Under that program, during the first half of 2012, we reached the 2012 board authorized limit to repurchase 2.3 million shares of our common stock using cash on hand totaling approximately $102 million. With respect to both programs, we are not obligated to repurchase any dollar amount or number of shares, and the specific timing and amount of repurchases under both programs will vary based on market and business conditions and other factors.

        See "Issuer repurchases of equity securities" in Part II, Item 5, of this Report for further information regarding the share repurchase programs.

        See "LIQUIDITY AND CAPITAL RESOURCES" below and Note 12 to our consolidated financial statements included in Item 8 of this Report for further information.

CRITICAL ACCOUNTING ESTIMATES

        The critical accounting estimates that affect our financial statements and that use judgments and assumptions are listed below. Materially different amounts could be reported under varied conditions and assumptions.

        Goodwill.    Goodwill, which represents the excess of cost over the fair value of the net assets of businesses acquired, was approximately $1,756 million as of December 31, 2012, or 16% of our total assets.

        In accordance with Accounting Standards Codification ("ASC") 350, "Intangibles—Goodwill and Other," we assess goodwill for impairment on an annual basis. Such assessment can be done on a qualitative or quantitative basis. To qualitatively assess the likelihood of goodwill being impaired, we consider the following factors at the reporting unit level: the excess of fair value over carrying value as of the last impairment test, the length of time since the last fair value measurement, the current carrying value, market and industry metrics, actual performance compared to forecasted performance, and our current outlook on the business. If the qualitative assessment indicates it is more likely than not that goodwill is impaired, we will perform quantitative impairment testing at the reporting unit level.

        To quantitatively test goodwill for impairment, we estimate the fair value of a reporting unit and compare the fair value to the carrying value. If the carrying value exceeds the fair value, then a possible impairment of goodwill may exist and further evaluation is required. Fair values are based on the cash flows projected in the reporting units' strategic plans and long-range planning forecasts, discounted at a risk-adjusted rate of return. Revenue growth rates included in the plans are generally based on industry specific data. We use external vehicle build assumptions published by widely used external sources and market share data by customer based on known and targeted awards over a five-year period. The projected profit margin assumptions included in the plans are based on the current cost structure, anticipated price givebacks provided to our customers and cost reductions/increases. If different assumptions were used in these plans, the related cash flows used in measuring fair value could be different and impairment of goodwill might be required to be recorded.

        See Note 6 to our consolidated financial statements included in Item 8 of this Report for further information on our annual analysis of goodwill.

        Impairment of Long-Lived and Intangible Assets.    We evaluate long-lived assets and definite-lived intangible assets for impairment when events and circumstances indicate that the assets may be impaired and the projected undiscounted cash flows to be generated by those assets are less than their carrying value. If the undiscounted cash flows are less than the carrying value of the assets, the assets are written down to their fair value. Fair value is determined using projected discounted cash flows or appraisals.

        We test our trademark indefinite-lived intangible assets for impairment on at least an annual basis, or when events and circumstances indicate that they may be impaired, by comparing the fair values to the carrying values. If the carrying value exceeds the fair value, the asset is written down to its fair value. Fair value is determined utilizing the relief from royalty method, which is based on projected cash flows, discounted at a risk-adjusted rate of return.

        See Notes 6 and 13 to our consolidated financial statements included in Item 8 of this Report for further information on our annual impairment analysis of intangibles and our evaluation of long-lived assets for impairment, respectively.

        Product Recalls.    We are at risk for product recall costs. Recall costs are costs incurred when a customer or we decide to recall a product through a formal campaign, soliciting the return of specific products due to a known or suspected safety concern. In addition, NHTSA has the authority, under certain circumstances, to require recalls to remedy safety concerns. Product recall costs typically include the cost of the product being replaced, customer cost of the recall and labor to remove and replace the defective part.

        Recall costs are recorded based on management estimates developed utilizing actuarially established loss projections based on historical claims data. Based on this actuarial estimation methodology, we accrue for expected but unannounced recalls when revenues are recognized upon shipment of product. In addition, as recalls are announced, we review the actuarial estimation methodology and make appropriate adjustments to the accrual, if necessary.

        Valuation Allowances on Deferred Income Tax Assets.    We review the likelihood that we will realize the benefit of our deferred tax assets and therefore the need for valuation allowances on a quarterly basis, or more frequently if events indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset is considered, along with all other available positive and negative evidence. The factors considered in our determination of the probability of the realization of the deferred tax assets include, but are not limited to: recent historical financial results, historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. If, based upon the weight of available evidence, it is more likely than not the deferred tax assets will not be realized, a valuation allowance is recorded.

        Concluding that a valuation allowance is not required is difficult when there is significant negative evidence which is objective and verifiable, such as cumulative losses in recent years. We utilize a rolling twelve quarters of pre-tax income or loss adjusted for significant permanent book to tax differences as a measure of our cumulative results in recent years. In certain foreign jurisdictions, our analysis indicates that we have cumulative three year historical losses on this basis. This is considered significant negative evidence which is objective and verifiable and therefore, difficult to overcome. However, the three year loss position is not solely determinative and accordingly, we consider all other available positive and negative evidence in our analysis. Based upon this analysis, we believe it is more likely than not that the net deferred tax asset in certain foreign jurisdictions may not be realized in the future. Accordingly, we maintain a valuation allowance related to those net deferred tax assets.

        There is no corresponding income tax benefit recognized with respect to losses incurred and no corresponding income tax expense recognized with respect to earnings generated in jurisdictions with a valuation allowance. This causes variability in our effective tax rate. We intend to maintain the valuation allowance until it is more likely than not that the net deferred tax asset will be realized. If operating results improve or deteriorate on a sustained basis, our conclusions regarding the need for a valuation allowance could change, resulting in either the reversal or initial recognition of a valuation allowance in the future, which could have a significant impact on income tax expense in the period recognized and subsequent periods.

        Environmental.    Governmental regulations relating to the discharge of materials into the environment, or otherwise relating to the protection of the environment, have had, and will continue to have, an effect on our operations. We have made, and continue to make, expenditures for projects relating to the environment, including pollution control devices for new and existing facilities. We are conducting a number of environmental investigations and remedial actions at current and former locations to comply with applicable requirements and, along with other companies, have been named a potentially responsible party for certain waste management sites.

        A reserve estimate for each matter is established using standard engineering cost estimating techniques on an undiscounted basis. In the determination of such costs, consideration is given to the professional judgment of our environmental engineers, in consultation with outside environmental specialists when necessary. At multi-party sites, the reserve estimate also reflects the expected allocation of total project costs among the various potentially responsible parties. Each of the environmental matters is subject to various uncertainties, and some of these matters may be resolved unfavorably to us. We believe that any liability, in excess of amounts accrued in our consolidated financial statements, that may result from the resolution of these matters for which sufficient information is available to support cost estimates, will not have a material adverse affect on our financial position, results of operations or cash flows. However, we cannot predict the effect on our financial position, results of operations or cash flows for aspects of certain matters for which there is insufficient information. Further, we cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters or the possible effect of compliance with environmental requirements imposed in the future.

        Pensions.    We account for our defined benefit pension plans in accordance with ASC 715 "Compensation—Retirement Benefits," which requires that amounts recognized in financial statements be determined on an actuarial basis. This determination involves the selection of various assumptions, including expected rates of return on plan assets and discount rates.

        A key assumption in determining our net pension expense in accordance with ASC 715 is the expected long-term rate of return on plan assets. The expected return on plan assets that is included in pension expense is determined by applying the expected long-term rate of return on assets to a calculated market-related value of plan assets, which recognizes changes in the fair value of plan assets in a systematic manner over five years. Asset gains and losses will be amortized over five years in determining the market-related value of assets used to calculate the expected return component of pension income. We review our long-term rate of return assumptions annually through comparison of our historical actual rates of return with our expectations, and consultation with our actuaries and investment advisors regarding their expectations for future returns. While we believe our assumptions of future returns are reasonable and appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension obligations and our future pension expense. The weighted average expected long-term rate of return on assets used to determine net periodic benefit cost was 6.48% for 2012 as compared to 6.72% for 2011 and 6.76% for 2010.

        Another key assumption in determining our net pension expense is the assumed discount rate to be used to discount plan liabilities. The discount rate reflects the current rate at which the pension liabilities could be effectively settled. In estimating this rate, we look to rates of return on high quality, fixed-income investments that receive one of the highest ratings given by a recognized ratings agency, and that have cash flows similar to those of the underlying benefit obligation. The weighted average discount rate used to calculate the benefit obligations as of December 31, 2012 was 4.16% as compared to 4.76% as of December 31, 2011. The weighted average discount rate used to determine net periodic benefit cost for 2012 was 4.76% as compared to 5.49% for 2011 and 5.73% for 2010.

        Based on our assumptions as of December 31, 2012, the measurement date, a change in these assumptions, holding all other assumptions constant, would have the following effect on our pension costs and obligations on an annual basis:

	Impact on Net Periodic Benefit Cost
	Increase			Decrease
	U.S.	U.K.	All Other	U.S.	U.K.	All Other
	(Dollars in millions)
.25% change in discount rate	$(2)	$5	$(3)	$2	$(4)	$3
.25% change in expected long-term rate of return	(2)	(13)	(1)	2	13	1

	Impact on Obligations
	Increase			Decrease
	U.S.	U.K.	All Other	U.S.	U.K.	All Other
	(Dollars in millions)
.25% change in discount rate	$(34)	$(156)	$(34)	$35	$162	$35

        ASC 715 and the policies we have used (most notably the use of a calculated value of plan assets for pensions as described above and the use of the minimum corridor approach to amortize gains and losses) generally reduce the volatility of pension expense that would otherwise result from changes in the value of the pension plan assets and pension liability discount rates. A substantial portion of our pension benefits relate to our plans in the United States and the United Kingdom.

        Our 2013 pension income is estimated to be approximately $129 million in the U.K., while our pension expense is estimated to be approximately $12 million in the U.S. and $57 million for the rest of the world (based on December 31, 2012 exchange rates), which includes the effects of the settlement of certain pension obligations of participants who accepted one-time lump sum payment offers made in 2012. During 2013, our minimum expected funding is approximately $50 million for U.S. pension plans (subject to reduction based on application of 2012 discretionary payments), and £30 million, or $48 million, for the U.K. pension plan and $52 million for pension plans in the rest of the world (based on December 31, 2012 exchange rates). However, we may, at our discretion, make additional contributions.

        The current triennial funding valuation dated March 31, 2012, of the U.K. Pension Plan (the "U.K. Plan") will be filed in June of 2013. This preliminary funding valuation, calculated on a U.K. statutory basis, reflects a deficit of $207 million. There are a number of fundamental differences in the determination of the funded status pursuant to ASC 715 and the U.K. statutory funding valuation. The U.K. funding valuation employs statutory funding principles and guidance issued by the U.K. Pensions Regulator, the U.K. regulatory body ultimately responsible for approving deficit recovery plans. This requires the use of conservative, or "prudent," assumptions in determining the Plan's funded position, as opposed to ASC 715 which requires that "best estimate" assumptions be employed. For example, the funding valuation uses a U.K. government bond yield as the underlying reference discount rate to calculate the present value of the plan obligations as compared to high quality corporate bond rates which are used in determining obligations under ASC 715. Other differences between U.K. statutory funding and U.S. GAAP valuation bases include differing price/pension inflation rates and life expectancy assumptions.

        We have previously agreed with the U.K plan trustee to make £30 million in annual contributions, which will continue until the earlier of 2023 or until the Plan reaches a funding level of 100% on a conservative, or "prudent," basis. We do not anticipate any changes to this schedule as a result of the aforementioned 2012 funding valuation.

        Other Postretirement Benefits.    We account for our postemployment benefits other than pensions ("OPEB") in accordance with ASC 715 which requires that amounts recognized in financial statements be determined on an actuarial basis. This determination involves the selection of various assumptions, including a discount rate and health care cost trend rates used to value benefit obligations. The discount rate reflects the current rate at which the OPEB liabilities could be effectively settled at the end of the year. In estimating this rate, we look to rates of return on high quality, fixed-income investments that receive one of the highest ratings given by a recognized ratings agency and that have cash flows similar to those of the underlying benefit obligation. We develop our estimate of the health care cost trend rates used to value the benefit obligation through review of our recent health care cost trend experience and through discussions with our actuary regarding the experience of similar companies. Changes in the assumed discount rate or health care cost trend rate can have a significant impact on our actuarially determined liability and related OPEB expense.

        The following are the significant assumptions used in the measurement of the accumulated projected benefit obligation ("APBO") as of the measurement date for each year:

	2012		2011
	U.S.	Rest of World	U.S.	Rest of World
Discount rate	4.00%	4.00%	4.75%	4.50%
Initial health care cost trend rate at end of year	7.00%	4.00%	7.00%	7.00%
Ultimate health care cost trend rate	5.00%	5.00%	5.00%	5.00%
Year in which ultimate rate is reached	2017	2017	2018	2015

        Based on our assumptions as of December 31, 2012, the measurement date, a change in these assumptions, holding all other assumptions constant, would have the following effect on our OPEB expense and obligation on an annual basis.

	Impact on Net Postretirement Benefit Cost
	Increase		Decrease
	U.S.	Rest of World	U.S.	Rest of World
	(Dollars in millions)
0.25% change in discount rate	$—	$(1)	$—	$1
1% change in assumed health care cost trend rate	$1	$1	$(1)	$(1)

	Impact on Obligation
	Increase		Decrease
	U.S.	Rest of World	U.S.	Rest of World
	(Dollars in millions)
0.25% change in discount rate	$(7)	$(3)	$7	$3
1% change in assumed health care cost trend rate	$20	$9	$(18)	$(8)

        Our 2013 OPEB income is estimated to be approximately $3 million (based on December 31, 2012 exchange rates), which includes the effects of the adoption of certain amendments which modify future benefits for participants. We fund our OPEB obligation on a pay-as-you-go basis. In 2013, we expect to contribute approximately $38 million to our OPEB plans.

RESULTS OF OPERATIONS

        The following consolidated statements of earnings compare the results of earnings for the periods presented:

Total Company Results of Operations

Consolidated Statements of Earnings

	Years Ended December 31,
	2012	2011	Variance
	(Dollars in millions)
Sales	$16,444	$16,244	$200
Cost of sales	14,655	14,384	271

Gross profit	1,789	1,860	(71)
Administrative and selling expenses	634	613	21
Amortization of intangible assets	12	15	(3)
Restructuring charges and asset impairments	95	27	68
Other (income) expense—net	(37)	(55)	18

Operating income	1,085	1,260	(175)
Interest expense—net	111	118	(7)
Loss on retirement of debt—net	6	40	(34)
Gain on business acquisition	—	(7)	7
Equity in earnings of affiliates, net of tax	(40)	(39)	(1)

Earnings before income taxes	1,008	1,148	(140)
Income tax (benefit) expense	(33)	(47)	14

Net earnings	1,041	1,195	(154)
Less: Net earnings attributable to noncontrolling interest, net of tax	33	38	(5)

Net earnings attributable to TRW	$1,008	$1,157	$(149)

Comparison of the Year Ended December 31, 2012 to the Year Ended December 31, 2011

        Sales for the year ended December 31, 2012 increased by $200 million, or 1%, as compared to the year ended December 31, 2011. The increase in sales was driven by higher production volume primarily in North America and Asia Pacific (net of lower volume in Europe) and increased global module sales, together totaling $938 million, partially offset by the unfavorable impact of foreign currency exchange of $738 million.

        Changes in both vehicle production levels and our sales, by major geographic region, as compared to the prior year are presented below:

	Variance
	Vehicle Production(a)	TRW Sales
North America	17%	16%
Europe	(5)%	(13)%
Rest of World	9%	13%

(a)
Source: Primarily IHS Automotive light vehicle production forecast.

        The increase in our sales in North America for the year ended December 31, 2012 was slightly lower than the regional increase in vehicle production. However, the increase in our sales to our primary customers, the Detroit Three, outpaced the 7% increase in their production due to increased demand for our safety products. In Europe, in addition to lower vehicle production levels, sales were negatively impacted by foreign currency exchange. Excluding the impact of foreign currency exchange, sales decreased 6% in Europe, which was generally in line with the decline in production. In the Rest of World, the increase in our sales outpaced the industry production increase due to a favorable concentration of customers, particularly in China, and increased demand for our safety products. Foreign currency exchange negatively impacted our sales in the Rest of World as well. Excluding the impact of foreign currency exchange, sales increased 17% in the Rest of World.

        Cost of sales increased by $271 million, or 2%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. The increase was driven primarily by additional costs associated with higher volume and inflation, together totaling $927 million, partially offset by the favorable impact of foreign currency exchange of $656 million. These additional costs resulted in the following variances to the major components within our cost of sales:

(Dollars in millions)
Cost of sales, year ended December 31, 2011	$14,384
Material	385
Labor and other	(83)
Depreciation	(31)

Cost of sales, year ended December 31, 2012	$14,655

        Gross profit, as a percentage of sales, for the year ended December 31, 2012 was 10.9% compared to 11.5% for the year ended December 31, 2011. This contraction was driven primarily by the increased proportion of lower-margin modules business, costs to support growth plans (such as increased research, development, engineering and labor) and the unfavorable impact of foreign currency exchange.

        Gross profit decreased by $71 million as compared to the year ended December 31, 2011. The decrease in gross profit was driven primarily by the unfavorable impact of foreign currency exchange of $82 million, increased costs to support growth plans (such as research, development, engineering and other salary costs) of $60 million, the non-recurrence of a prior year favorable resolution of a commercial matter of $19 million and lower margin related to businesses divested in the third quarter of 2012 and fourth quarter of 2011 of $8 million. Partially offsetting these unfavorable items was the favorable impact of higher sales (net of a higher proportion of lower margin business) of $98 million.

        Administrative and selling expenses, as a percentage of sales, were 3.9% for the year ended December 31, 2012 as compared to 3.8% for the year ended December 31, 2011. The increase of $21 million was primarily driven by a net loss of $52 million related to settlement and curtailment activity within the U.S. salaried pension plan and for certain retiree medical benefits, as well as increased wages and benefits of $21 million, partially offset by lower costs incurred related to the antitrust matters of $17 million, the non-recurrence of a $10 million expense recognized related to the termination of the transaction and monitoring fee agreement with an affiliate of The Blackstone Group L.P., and the favorable impact of foreign currency exchange of $25 million.

        Restructuring charges and asset impairments increased by $68 million for the year ended December 31, 2012 compared to the year ended December 31, 2011. This was driven by higher severance and other charges of $71 million, primarily related to our restructuring efforts in Europe, partially offset by a decrease in asset impairments of $3 million.

        Other income—net decreased by $18 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This decrease was due to lower gains on sales of assets and divestitures of $9 million, lower royalty and grant income of $8 million, the non-recurrence of a prior year $6 million reversal of litigation charges related to the favorable resolution of certain legacy pension matters, a fine of $5 million recorded for antitrust matters, and lower other miscellaneous income and the unfavorable impact of foreign currency exchange, together totaling $5 million. These decreases were partially offset by an improvement in the provision for bad debts of $15 million.

        Interest expense—net decreased by $7 million for the year ended December 31, 2012 compared to the year ended December 31, 2011, primarily as the result of lower overall debt levels, partially offset by reduced interest income.

        Loss on retirement of debt was $6 million for the year ended December 31, 2012 compared to $40 million for the year ended December 31, 2011. During 2012, we repurchased portions of our senior unsecured notes totaling $48 million in principal amount and recorded a loss on retirement of debt of $5 million which included the write-off of a portion of related debt issue costs. In addition, we entered into the Eighth Credit Agreement and recorded a loss on retirement of debt of $1 million related to the write-off of a portion of debt issuance costs associated with the prior credit agreement.

        During 2011, we repurchased portions of our senior notes and senior exchangeable notes totaling approximately $256 million and $85 million, respectively, in principal amount and recorded a loss on retirement of debt of $24 million and $13 million, respectively, which included the write-off of a portion of debt issue costs. Also during 2011, in conjunction with the termination of the 2012 commitments under the prior credit agreement, we recorded a loss on retirement of debt of $3 million related to the write-off of a portion of debt issuance costs.

        Income tax benefit for the year ended December 31, 2012 was $33 million on pre-tax earnings of $1,008 million as compared to income tax benefit of $47 million on pre-tax earnings of $1,148 million for the year ended December 31, 2011. Income tax benefit for the year ended December 31, 2012 includes a tax benefit of approximately $255 million related to various tax planning and restructuring actions. This tax benefit is related to our ability to utilize U.S. foreign tax credits that will be realized in the future as a result of our improved performance in the U.S. and favorable foreign rate variances resulting from certain fourth quarter legal entity restructuring. Income tax benefit for the year ended December 31, 2012 also includes a net benefit of $63 million which is comprised of two items: 1) a net expense of $37 million resulting from net losses in certain foreign jurisdictions with no corresponding tax benefit due to increases in our valuation allowances, and 2) a net tax benefit of $100 million resulting from changes in determinations relating to the potential realization of deferred tax assets and the resulting reversal of a valuation allowance on net deferred tax assets in Canada and certain other foreign subsidiaries. Income tax expense for the year ended December 31, 2011 includes a benefit of $326 million related to reductions in our global valuation allowance against net deferred tax assets (primarily related to our U.S. operations) and a net benefit of approximately $50 million related to the favorable resolution of various tax matters in foreign jurisdictions and other tax matters. The income tax rate varies from the United States statutory income tax rate due primarily to the items noted above as well as favorable foreign tax rates, holidays, and credits.

 Consolidated Statements of Earnings

	Years Ended December 31,
	2011	2010	Variance
	(Dollars in millions)
Sales	$16,244	$14,383	$1,861
Cost of sales	14,384	12,661	1,723

Gross profit	1,860	1,722	138
Administrative and selling expenses	613	509	104
Amortization of intangible assets	15	22	(7)
Restructuring charges and asset impairments	27	45	(18)
Other (income) expense—net	(55)	(38)	(17)

Operating income	1,260	1,184	76
Interest expense—net	118	162	(44)
Loss on retirement of debt—net	40	15	25
Gain on business acquisition	(7)	—	(7)
Equity in earnings of affiliates, net of tax	(39)	(34)	(5)

Earnings before income taxes	1,148	1,041	107
Income tax (benefit) expense	(47)	166	(213)

Net earnings	1,195	875	320
Less: Net earnings attributable to noncontrolling interest, net of tax	38	41	(3)

Net earnings attributable to TRW	$1,157	$834	$323

Comparison of the Year Ended December 31, 2011 to the Year Ended December 31, 2010

        Sales for the year ended December 31, 2011 increased by $1,861 million, or 13%, as compared to the year ended December 31, 2010. The increase in sales was driven by higher production volume and increased demand for our active and passive safety products and other automotive components of $1,341 million, as well as the favorable impact of foreign currency exchange of $520 million.

        Changes in both vehicle production levels and our sales, by major geographic region, as compared to the prior year are presented below:

	Variance
	Vehicle Production(a)	TRW Sales
North America	10%	17%
Europe	6%	9%
Rest of World	—%	16%

(a)
Source: Primarily IHS Automotive light vehicle production forecast.

        The increase in sales for the year ended December 31, 2011 outpaced vehicle production increases in all of these regions. Increases in TRW sales in North America and Rest of World outpaced vehicle production primarily as a result of increased demand for safety content. TRW sales in North America benefitted from the higher proportion of production by the Detroit Three, with which we have higher sales content. Total Rest of World vehicle production was flat in 2011 as compared to 2010, however there were substantial changes within certain countries of this region. For instance, there was a substantial increase in vehicle production in certain high growth countries, such as China, whereas certain other countries experienced significant declines in vehicle production, such as Japan and

Thailand, due to the natural disasters experienced in those regions. TRW sales were more concentrated in those countries that experienced increases in vehicle production. Increases in TRW sales in Europe and Rest of World were positively impacted by foreign currency exchange (excluding the impact of foreign currency exchange, sales increased 4% and 11%, respectively). After considering the impact of foreign currency exchange, the increase in sales in Europe was below production increases primarily due to our aftermarket and non-automotive sales, which do not necessarily move in line with vehicle production changes.

        Cost of sales increased by $1,723 million, or 14%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The increase was driven primarily by additional costs associated with higher volume and inflation, together which totaled $1,228 million, and the unfavorable impact of foreign currency exchange of $495 million. These additional costs resulted in the following variances to the major components within our cost of sales:

(Dollars in millions)
Cost of sales, year ended December 31, 2010	$12,661
Material	1,349
Labor and other	390
Depreciation	(16)

Cost of sales, year ended December 31, 2011	$14,384

        Gross profit, as a percentage of sales, for the year ended December 31, 2011 was 11.5% compared to 12.0% for the year ended December 31, 2010. This contraction was driven primarily by the increased costs to support growth plans (such as increased research, development and engineering), the impact of inflation on direct material costs, and the unfavorable impact of foreign currency exchange.

        Gross profit increased by $138 million as compared to the year ended December 31, 2010. The increase in gross profit was driven primarily by the favorable impact of higher volume of $214 million, the favorable impact of foreign currency exchange of $25 million, lower warranty expense and higher pension and postretirement income, together which totaled $21 million, and the favorable resolution of a commercial matter of $19 million. Partially offsetting these favorable items were the non-recurrence of a $26 million gain on curtailment of the U.S. salaried pension plan and increased engineering costs and inflation, together which totaled $115 million.

        Administrative and selling expenses, as a percentage of sales, were 3.8% for the year ended December 31, 2011 as compared to 3.5% for the year ended December 31, 2010. The increase of $104 million was primarily driven by increased wages and benefits of $48 million (largely to support future growth), costs incurred related to the Antitrust Investigations of $25 million, the unfavorable impact of foreign currency exchange of $18 million, a $10 million expense recognized related to the termination of the transaction and monitoring fee agreement with an affiliate of The Blackstone Group L.P. and the non-recurrence of a gain on curtailment related to the U.S. salaried pension plan of $9 million. Partially offsetting these unfavorable items was the non-recurrence of an expense related to the settlement of certain supplemental retirement plans of $9 million.

        Restructuring charges and asset impairments decreased by $18 million for the year ended December 31, 2011 compared to the year ended December 31, 2010. This was driven by lower severance and other charges of $27 million, partially offset by an increase in asset impairments of $8 million and lower net curtailment gains related to restructuring of $1 million.

        Other income—net improved by $17 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This improvement was due to a favorable change of $14 million in litigation charges related to a legacy pension matter, an increase in net gains on sales of assets and divestitures of $12 million, an increase in royalty and grant income of $10 million, and an increase in other miscellaneous income of $3 million, partially offset by an increase in the provision for bad debts of $12 million and unfavorable impact of foreign currency exchange of $10 million.

        Interest expense—net decreased by $44 million for the year ended December 31, 2011 compared to the year ended December 31, 2010, primarily as the result of lower overall debt levels.

        Loss on retirement of debt was $40 million for the year ended December 31, 2011 compared to $15 million for the year ended December 31, 2010. During 2011, we repurchased portions of our senior notes and senior exchangeable notes totaling $256 million and $85 million, respectively, in principal amounts and recorded a loss on retirement of debt of $24 million and $13 million, respectively, which included the write-off of a portion of related debt issuance costs. Additionally, in conjunction with the termination of the 2012 commitments under our prior credit agreement, we recorded a loss on retirement of debt of $3 million related to the write-off of a portion of debt issuance costs.

        During 2010, we repurchased $152 million in principal amount of our senior unsecured notes and recorded a loss on retirement of debt of $10 million, which included the write-off of a portion of related debt issuance costs. In addition, as a result of the full repayment of the Term Loan A-2 and Term Loan B-3, we recorded a loss on retirement of debt of $5 million relating to the write-off of debt issuance costs and the acceleration of interest rate swap losses that had been included in other comprehensive income.

        Income tax benefit for the year ended December 31, 2011 was $47 million on pre-tax earnings of $1,148 million as compared to income tax expense of $166 million on pre-tax earnings of $1,041 million for the year ended December 31, 2010. Income tax expense for the year ended December 31, 2011 includes a benefit of $326 million which is comprised of two items: 1) a net benefit of $131 million resulting from net income in the U.S. and certain foreign jurisdictions with no corresponding tax expense due to utilization of valuation allowances, and 2) a benefit of $195 million resulting from changes in determinations relating to the potential realization of deferred tax assets and the resulting reversal of a valuation allowance on net deferred tax assets in the United States and certain foreign subsidiaries. Income tax expense for the year ended December 31, 2011 also includes a net benefit of approximately $50 million related to the favorable resolution of various tax matters in foreign jurisdictions and other tax matters. Income tax expense for the year ended December 31, 2010 includes a benefit of $144 million related to reductions in our global valuation allowance against net deferred tax assets and a benefit of $24 million related to the favorable resolution of various tax matters in foreign jurisdictions. The income tax rate varies from the United States statutory income tax rate due primarily to the items noted above and the impact of reversing the valuation allowance in the United States, as well as favorable foreign tax rates, holidays, and credits.

SEGMENT RESULTS OF OPERATIONS

        During the first quarter of 2013, the Company began to manage and report certain components that were previously within its Electronics segment as part of its Chassis Systems segment. As part of the Company's change in its segment reporting structure, certain historical information for the years ended 2012 and 2011 was reallocated from the Electronics segment to the Chassis Systems segment. The Company determined that it was impracticable to restate the 2010 period; therefore, under the new basis of segmentation, only the 2012 and 2011 periods are presented. Additionally, since 2010 has not been restated under the new basis of segmentation, segment-related information is required to be reported under the old basis of segmentation as well as under the new basis of segmentation.

As Reported Under Old Basis of Segmentation

  Sales, Including Intersegment Sales

	Years Ended December 31,
	2012	2011	2010	2012 vs. 2011 Variance	2011 vs. 2010 Variance
	(Dollars in millions)
Chassis Systems	$10,413	$10,055	$8,577	$358	$1,478
Occupant Safety Systems	3,377	3,630	3,482	(253)	148
Electronics	1,556	1,335	1,150	221	185
Automotive Components	1,898	1,940	1,707	(42)	233
Intersegment eliminations	(800)	(716)	(533)	(84)	(183)

Total sales	$16,444	$16,244	$14,383	$200	$1,861

  Cost of Sales

	Years Ended December 31,
	2012	2011	2010	2012 vs. 2011 Variance	2011 vs. 2010 Variance
	(Dollars in millions)
Chassis Systems	$9,465	$9,016	$7,649	$449	$1,367
Occupant Safety Systems	3,057	3,237	3,047	(180)	190
Electronics	1,347	1,185	1,001	162	184
Automotive Components	1,711	1,752	1,560	(41)	192
Intersegment eliminations	(800)	(716)	(533)	(84)	(183)

Segment cost of sales	$14,780	$14,474	$12,724	$306	$1,750

  Earnings Before Taxes

	Years Ended December 31,
	2012	2011	2010	2012 vs. 2011 Variance	2011 vs. 2010 Variance
	(Dollars in millions)
Chassis Systems	$604	$775	$660	$(171)	$115
Occupant Safety Systems	254	334	373	(80)	(39)
Electronics	197	139	138	58	1
Automotive Components	115	101	72	14	29

Segment earnings before taxes	1,170	1,349	1,243	(179)	106
Corporate expense and other	(78)	(81)	(66)	3	(15)
Financing costs	(111)	(118)	(162)	7	44
Loss on retirement of debt—net	(6)	(40)	(15)	34	(25)
Net earnings attributable to noncontrolling interest, net of tax	33	38	41	(5)	(3)

Earnings before income taxes	$1,008	$1,148	$1,041	$(140)	$107

        Certain income and costs not associated with the current operations of our segments are recorded within Corporate. For example, we recognize transactions related to our closed pension plan in the U.K. within Corporate. This plan included hourly employees, substantially all of whom are not actively employed by the Company. Other items recognized within Corporate include costs associated with corporate staff and related expenses, financing costs and gains or losses on the retirement of debt.

  Restructuring Charges and Asset Impairments Included in Earnings Before Taxes

	Years Ended December 31,
	2012	2011	2010	2012 vs. 2011 Variance	2011 vs. 2010 Variance
	(Dollars in millions)
Chassis Systems	$68	$6	$10	$62	$(4)
Occupant Safety Systems	20	9	23	11	(14)
Electronics	—	1	(1)	(1)	2
Automotive Components	7	11	12	(4)	(1)
Corporate	—	—	1	—	(1)

Total restructuring charges and asset impairments	$95	$27	$45	$68	$(18)

Chassis Systems

  Comparison of the year ended December 31, 2012 and December 31, 2011:

        Sales, including intersegment sales increased $358 million, or 4%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This increase was driven primarily by higher production volume and increased global module sales, together totaling $912 million, partially offset by the unfavorable impact of foreign currency exchange of $450 million and lower sales of $104 million related to businesses divested in the third quarter of 2012 and the fourth quarter of 2011.

        Cost of sales increased by $449 million, or 5%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011, primarily consisting of higher material costs of $461 million, partially offset by lower labor and other costs of $12 million. These increases were primarily driven by costs associated with higher volume and inflation of $921 million and the non-recurrence of a prior year favorable resolution of a commercial matter of $19 million. Partially offsetting the increase in costs was the favorable impact of foreign currency exchange of $395 million and lower cost of sales of $96 million related to businesses divested in the third quarter of 2012 and fourth quarter of 2011.

        Earnings before taxes, as a percentage of sales, was 5.8% for the year ended December 31, 2012 and 7.7% for the year ended December 31, 2011. The contraction was primarily driven by the unfavorable impact of foreign currency exchange, higher restructuring costs and increased engineering costs and inflation, partially offset by the favorable profit impact of higher volume and cost reductions.

        Earnings before taxes decreased by $171 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This decrease was driven primarily by increased restructuring costs of $62 million, increased costs to support growth plans (such as research, development, engineering and other salary costs) of $56 million, the unfavorable impact of foreign currency exchange of $51 million, the non-recurrence of benefits related to businesses divested in the third quarter of 2012 and fourth quarter of 2011 of $22 million, the non-recurrence of a prior year favorable resolution of a commercial matter of $19 million and higher inflation and other costs (including warranty and pension) in excess of cost savings of $13 million. Partially offsetting these unfavorable items was the favorable profit impact of higher volume (net of an increased proportion of lower margin business) of $52 million.

        Restructuring charges and asset impairments increased by $62 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011. The increase was driven primarily by higher severance and other charges of $64 million, primarily related to our restructuring efforts in Europe, partially offset by a decrease in asset impairments of $2 million.

  Comparison of the year ended December 31, 2011 and December 31, 2010:

        Sales, including intersegment sales increased $1,478 million, or 17%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This increase was driven primarily by a higher production volume of $1,157 million and the favorable impact of foreign currency exchange of $321 million.

        Cost of sales increased by $1,367 million, or 18%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010, primarily consisting of higher material costs of $1,118 million and higher labor and other costs of $249 million. These increases were primarily driven by costs associated with increased volume and inflation of $1,084 million and the impact of foreign currency exchange of $302 million. Partially offsetting the increase in additional costs was a favorable resolution of a commercial matter of $19 million.

        Earnings before taxes, as a percentage of sales, was 7.7% each for the years ended December 31, 2011 and 2010. The stable earnings percentage was primarily driven by the favorable profit impact of higher volume and the favorable impact of foreign currency exchange, offset by increased engineering costs, inflation, price reductions, and the non-recurrence of certain litigation matters and curtailments.

        Earnings before taxes increased by $115 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This increase was driven primarily by the favorable profit impact of higher volume of $160 million, the favorable resolution of a commercial matter of $19 million, the favorable impact of foreign currency exchange of $17 million, lower warranty expense of $9 million, and a gain on a business acquisition of $7 million. Partially offsetting these favorable items were increased engineering costs, inflation and other costs, together which totaled $87 million, and the non-recurrence of a prior year gain on curtailment of the U.S. salaried pension plan of $10 million.

        Restructuring charges and asset impairments decreased by $4 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The decrease was driven primarily by lower severance and other charges of $13 million, partially offset by an increase in asset impairments of $4 million, the non-recurrence of a prior year gain on the sale of a restructured property in the amount of $4 million and the non-recurrence of a prior year curtailment gain of $1 million.

Occupant Safety Systems

  Comparison of the year ended December 31, 2012 and December 31, 2011:

        Sales, including intersegment sales decreased $253 million, or 7%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This decrease was driven primarily by the unfavorable impact of foreign currency exchange of $201 million and price reductions provided to customers of $86 million, partially offset by higher volume of $34 million.

        Cost of sales decreased by $180 million, or 6%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011, primarily consisting of lower material costs of $105 million and lower labor and other costs of $75 million. These decreases were primarily driven by the favorable impact of foreign currency exchange of $177 million and cost reductions in excess of additional costs associated with higher volume of $3 million.

        Earnings before taxes, as a percentage of sales, was 7.5% for the year ended December 31, 2012 compared to 9.2% for the year ended December 31, 2011. This contraction was primarily driven by price reductions provided to customers for certain products as well as a higher proportion of lower margin business and the unfavorable impact of foreign currency exchange, partially offset by cost reduction efforts.

        Earnings before taxes decreased by $80 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This decrease was driven by price reductions provided to customers of $86 million, unfavorable impact of volume combined with a higher proportion of lower margin business, together which totaled $36 million, the unfavorable impact of foreign currency exchange of $16 million, and higher restructuring charges of $11 million. Partially offsetting these unfavorable items were cost reductions (net of inflation and other costs) of $69 million.

        Restructuring charges and asset impairments increased by $11 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011 due to higher severance and other charges primarily related to our restructuring efforts in Europe.

  Comparison of the year ended December 31, 2011 and December 31, 2010:

        Sales, including intersegment sales increased $148 million, or 4%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This increase was driven primarily by higher volume of $137 million and the favorable impact of foreign currency exchange of $116 million, partially offset by price reductions provided to customers of $105 million.

        Cost of sales increased by $190 million, or 6%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010, primarily consisting of higher material costs of $132 million and higher labor and other costs of $58 million. These increases were primarily driven by the unfavorable impact of foreign currency exchange of $115 million and costs associated with higher volume and inflation of $75 million.

        Earnings before taxes, as a percentage of sales, was 9.2% for the year ended December 31, 2011 compared to 10.7% for the year ended December 31, 2010. This contraction was primarily driven by price reductions provided to customers for certain products as well as a higher proportion of lower margin business.

        Earnings before taxes decreased by $39 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This decrease was driven by price reductions provided to customers of $105 million, the non-recurrence of a $4 million gain on curtailment of the U.S. salaried pension plan and the unfavorable impact of foreign currency exchange of $4 million. Partially offsetting these unfavorable items were cost reductions of $60 million and lower restructuring charges of $14 million.

        Restructuring charges and asset impairments decreased by $14 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010 due to lower severance and other charges.

Electronics

  Comparison of the year ended December 31, 2012 and December 31, 2011:

        Sales, including intersegment sales increased by $221 million, or 17%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This increase was driven primarily by higher volume of $240 million, partially offset by the unfavorable impact of foreign currency exchange of $19 million.

        Cost of sales increased by $162 million, or 14%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011, primarily consisting of higher material costs of $137 million and higher labor and other costs of $25 million. These increases were driven by additional costs associated with higher volume and inflation of $178 million, partially offset by the favorable impact of foreign currency exchange of $16 million.

        Earnings before taxes, as a percentage of sales, was 12.7% for the year ended December 31, 2012 compared to 10.4% for the year ended December 31, 2011. The increase was primarily driven by the favorable profit impact of higher sales and cost reduction efforts, as well as the non-recurrence of the negative impact on operations due to the earthquake and tsunami in Japan that occurred in the prior year.

        Earnings before taxes increased by $58 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This variance was driven by the favorable profit impact of higher volume (net of a higher proportion of lower margin business) of $52 million and cost reductions (net of inflation and other items) of $6 million.

        Restructuring charges and asset impairments decreased by $1 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011, due to lower severance and other charges.

  Comparison of the year ended December 31, 2011 and December 31, 2010:

        Sales, including intersegment sales increased by $185 million, or 16%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This increase was driven primarily by higher volume of $152 million and the favorable impact of foreign currency exchange of $33 million.

        Cost of sales increased by $184 million, or 18%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010, primarily consisting of higher material costs of $156 million and higher labor and other costs of $28 million. These increases were driven by additional costs associated with higher volume, inflation, and premium costs incurred as a direct result of the earthquake and tsunami in Japan, together which totaled $149 million, and the unfavorable impact of foreign currency exchange of $35 million.

        Earnings before taxes, as a percentage of sales, was 10.4% for the year ended December 31, 2011 compared to 12.0% for the year ended December 31, 2010. This contraction was primarily driven by the negative impact on operations due to the earthquake and tsunami in Japan, inflation, and the unfavorable impact of foreign currency exchange.

        Earnings before taxes increased by $1 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This variance was driven by the favorable profit impact of higher volume (net of a higher proportion of lower margin business) of $7 million, partially offset by the unfavorable impact of foreign currency exchange of $4 million. Increased premium costs incurred as a result from the earthquake and tsunami in Japan, as well as increased engineering costs and inflation, were largely offset by cost reduction efforts.

        Restructuring charges and asset impairments increased by $2 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010, due to higher severance and other charges.

Automotive Components

  Comparison of the year ended December 31, 2012 and December 31, 2011:

        Sales, including intersegment sales decreased by $42 million, or 2%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This decrease was driven primarily by the unfavorable impact of foreign currency exchange of $101 million, partially offset by higher volume of $59 million.

        Cost of sales decreased by $41 million, or 2%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011, primarily consisting of lower material costs of $25 million and lower labor and other costs of $16 million. These decreases were primarily driven by the favorable impact of foreign currency exchange of $88 million, partially offset by the impact of higher volume and inflation of $47 million.

        Earnings before taxes, as a percentage of sales, was 6.1% for the year ended December 31, 2012 compared to 5.2% for the year ended December 31, 2011. This increase was primarily driven by the favorable profit impact of higher volume and cost reduction efforts.

        Earnings before taxes increased by $14 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011. The increase in earnings was driven primarily by cost reductions (net of inflation and other costs) of $18 million and the favorable profit impact of higher volume (net of a higher proportion of lower margin business) of $8 million, partially offset by the unfavorable impact of foreign currency exchange of $12 million.

        Restructuring charges and asset impairments decreased by $4 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011 primarily due to lower severance and other charges of $3 million and a decrease in asset impairments of $1 million.

  Comparison of the year ended December 31, 2011 and December 31, 2010:

        Sales, including intersegment sales increased by $233 million, or 14%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This increase was driven primarily by higher volume of $166 million and the favorable impact of foreign currency exchange of $67 million.

        Cost of sales increased by $192 million, or 12%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010, which primarily consisted of higher material costs of $127 million and higher labor and other costs of $65 million. These increases were primarily driven by costs associated with higher volume and inflation of $128 million and the unfavorable impact of foreign currency exchange of $64 million.

        Earnings before taxes, as a percentage of sales, was 5.2% for the year ended December 31, 2011 compared to 4.2% for the year ended December 31, 2010. This increase was primarily driven by the favorable profit impact of higher volume and cost reduction efforts.

        Earnings before taxes increased by $29 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The increase in earnings was driven primarily by the favorable profit impact of higher volume of $34 million, partially offset by the non-recurrence of a $7 million gain on curtailment of the U.S. salaried pension plan.

        Restructuring charges and asset impairments decreased by $1 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010 primarily due to lower severance and other charges of $1 million.

As Reported Under New Basis of Segmentation

  Sales, Including Intersegment Sales

	Years Ended December 31,
	2012	2011	2012 vs. 2011 Variance
	(Dollars in millions)
Chassis Systems	$10,705	$10,217	$488
Occupant Safety Systems	3,377	3,630	(253)
Electronics	1,168	1,075	93
Automotive Components	1,898	1,940	(42)
Intersegment eliminations	(704)	(618)	(86)

Total sales	$16,444	$16,244	$200

  Cost of Sales

	Years Ended December 31,
	2012	2011	2012 vs. 2011 Variance
	(Dollars in millions)
Chassis Systems	$9,692	$9,139	$553
Occupant Safety Systems	3,057	3,237	(180)
Electronics	1,024	964	60
Automotive Components	1,711	1,752	(41)
Intersegment eliminations	(704)	(618)	(86)

Segment cost of sales	$14,780	$14,474	$306

  Earnings Before Taxes

	Years Ended December 31,
	2012	2011	2012 vs. 2011 Variance
	(Dollars in millions)
Chassis Systems	$669	$814	$(145)
Occupant Safety Systems	254	334	(80)
Electronics	132	100	32
Automotive Components	115	101	14

Segment earnings before taxes	1,170	1,349	(179)
Corporate expense and other	(78)	(81)	3
Financing costs	(111)	(118)	7
Loss on retirement of debt—net	(6)	(40)	34
Net earnings attributable to noncontrolling interest, net of tax	33	38	(5)

Earnings before income taxes	$1,008	$1,148	$(140)

        There have been no changes in the Occupant Safety Systems segment, the Automotive Components segment, Corporate income and costs, or restructuring charges and asset impairments as a result of the change in segments, and therefore these items, which are set forth under "As Reported Under Old Basis of Segmentation", are not further discussed below.

Chassis Systems

  Comparison of the year ended December 31, 2012 and December 31, 2011:

        Sales, including intersegment sales increased $488 million, or 5%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This increase was driven primarily by higher production volume and increased global module sales, together totaling $1,043 million, partially offset by the unfavorable impact of foreign currency exchange of $451 million and lower sales of $104 million related to businesses divested in the third quarter of 2012 and the fourth quarter of 2011.

        Cost of sales increased by $553 million, or 6%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011, primarily consisting of higher material costs of $535 million and higher labor and other costs of $18 million. These increases were primarily driven by costs associated with higher volume and inflation of $1,028 million and the non-recurrence of a prior year favorable resolution of a commercial matter of $19 million. Partially offsetting the increase in costs was the favorable impact of foreign currency exchange of $398 million and lower cost of sales of $96 million related to businesses divested in the third quarter of 2012 and fourth quarter of 2011.

        Earnings before taxes, as a percentage of sales, was 6.2% for the year ended December 31, 2012 and 8.0% for the year ended December 31, 2011. The contraction was primarily driven by the unfavorable impact of foreign currency exchange, higher restructuring costs and increased engineering costs and inflation, partially offset by the favorable profit impact of higher volume and cost reductions.

        Earnings before taxes decreased by $145 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This decrease was driven primarily by increased restructuring costs of $62 million, increased costs to support growth plans (such as research, development, engineering and other salary costs) of $61 million, the unfavorable impact of foreign currency exchange of $48 million, the non-recurrence of benefits related to businesses divested in the third quarter of 2012 and fourth quarter of 2011 of $22 million, the non-recurrence of a prior year favorable resolution of a commercial matter of $19 million and higher inflation and other costs

(including warranty and pension) in excess of cost savings of $19 million. Partially offsetting these unfavorable items was the favorable profit impact of higher volume (net of an increased proportion of lower margin business) of $86 million.

Electronics

  Comparison of the year ended December 31, 2012 and December 31, 2011:

        Sales, including intersegment sales increased by $93 million, or 9%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This increase was driven primarily by higher volume of $111 million, partially offset by the unfavorable impact of foreign currency exchange of $18 million.

        Cost of sales increased by $60 million, or 6%, for the year ended December 31, 2012 as compared to the year ended December 31, 2011, primarily consisting of higher material costs of $66 million, partially offset by lower labor and other costs of $6 million. These increases were driven by additional costs associated with higher volume and inflation of $73 million, partially offset by the favorable impact of foreign currency exchange of $13 million.

        Earnings before taxes, as a percentage of sales, was 11.3% for the year ended December 31, 2012 compared to 9.3% for the year ended December 31, 2011. The increase was primarily driven by the favorable profit impact of higher sales and cost reduction efforts, as well as the non-recurrence of the negative impact on operations due to the earthquake and tsunami in Japan that occurred in the prior year.

        Earnings before taxes increased by $32 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011. This variance was driven by the favorable profit impact of higher volume (net of a higher proportion of lower margin business) of $20 million and cost reductions (net of inflation and other items) of $12 million.

LIQUIDITY AND CAPITAL RESOURCES

        We believe that funds generated from operations, cash on hand and available borrowing capacity will be adequate to fund our liquidity requirements. These requirements, which are significant, generally consist of working capital requirements, company-sponsored research and development programs, capital expenditures, contributions for pensions and postretirement benefits other than pensions, and debt service requirements. In addition, our current financing plans are intended to provide flexibility in worldwide financing activities and permit us to respond to changing conditions in credit markets. However, our ability to continue to fund these items, to repurchase shares of common stock and to reduce debt may be affected by general economic, industry specific, financial market, competitive, legislative and regulatory factors, including factors relating to the ongoing Antitrust Investigations.

        On an annual basis, our primary source of liquidity is cash flows generated from operations. At various points during the course of a given year, we may be in an operating cash usage position, which is not unusual given the seasonality of our business. We also have available liquidity under our Revolving Credit Facility and the other credit facilities described below, subject to certain conditions. We continuously monitor our working capital position and associated cash requirements and explore opportunities to more effectively manage our inventory and capital spending. Working capital is highly influenced by the timing of cash flows associated with sales and purchases, and therefore can be difficult to manage at times. Although we have historically been successful in managing the timing of our cash flows, future success will depend on the financial position of our customers and suppliers, and on industry conditions.

        As of December 31, 2012, the amount of cash and cash equivalents held by foreign subsidiaries was $962 million. If these funds were needed for our operations in the U.S., we would be required to provide for U.S. federal and state income tax, foreign income tax, and foreign withholding taxes on the funds repatriated. We have already provided for these taxes in accordance with ASC 740-30-25 "Income Taxes" on a portion of these funds. However, for the remainder of the funds we have not provided for such taxes, as it is our intention that those funds are permanently reinvested outside the U.S. and our current plans do not demonstrate a need to repatriate them to fund our U.S. operations

Cash Flows

        Operating Activities.    Cash provided by operating activities was $956 million, $1,120 million and $1,052 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        The decrease in cash provided by operations for 2012 as compared to 2011 was primarily the result of lower cash earnings, higher levels of cash payments for taxes of $77 million, employee benefit-related payments of $40 million, which included the payout for certain cash incentive and retention awards for executive officers and vice presidents that vested during the period, and higher levels of net cash payments for value-added taxes of $14 million due to the timing of cash flows associated with payments and collections. These unfavorable changes in operating cash flows were partially offset by improvements in working capital of $61 million, a reduction in restructuring and other severance-related payments of $22 million, and lower outflows for other liabilities. During 2012, we made discretionary pension contributions of $20 million.

        The increase in cash provided by operations for 2011 as compared to 2010 was primarily the result of increased cash earnings. Other items contributing to the improvement in cash provided by operations were decreased cash paid for pension and OPEB benefits of $108 million, which includes a $70 million decrease in discretionary pension contributions from 2010 to 2011, and favorable working capital changes of $42 million. These favorable changes in operating cash flows were partially offset by increased cash paid for taxes of $44 million, increased restructuring and other severance-related payments of $15 million, and higher outflows for employee compensation, benefits and other liabilities.

        Investing Activities.    Cash used in investing activities was $608 million, $509 million and $289 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        Capital expenditures were $623 million, $571 million and $294 million for the years ended December 31, 2012, 2011 and 2010, respectively. These capital expenditures were primarily related to investing in new facilities, upgrading existing products, continuing new product launches, and infrastructure and equipment at our facilities to support our manufacturing and cost reduction efforts. In 2012 and 2011, a significant portion of our capital expenditures were made to support our strategic growth in China and Brazil. We expect to spend approximately 4.5% of sales during 2013 as we continue to invest in our strategic priorities and growth.

        Financing Activities.    Cash used in financing activities was $385 million, $405 million and $463 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        During 2012, we utilized $268 million of cash on hand to repurchase 5.6 million shares of our common stock. We also utilized $53 million of cash on hand to optionally repurchase portions of our senior unsecured notes totaling approximately $48 million in principal amount, and utilized $33 million of cash on hand to redeem other long-term debt. During 2012, certain of our subsidiaries paid $46 million of dividends to noncontrolling stockholders. In addition, we received $21 million of net proceeds from the exercise of stock options during 2012.

        During 2011, we utilized $426 million of cash on hand to optionally repurchase portions of our senior unsecured notes and exchangeable senior notes totaling approximately $341 million in principal amounts and we utilized $29 million of cash on hand to redeem other long-term debt. Also during 2011, we received $20 million of net proceeds from the exercise of stock options.

        During 2010, we utilized $562 million of cash on hand to optionally repay in full the outstanding Term Loan A-2 of $225 million and Term Loan B-3 of $175 million and repurchased portions of our senior unsecured notes totaling approximately $152 million in principal amount. Also during 2010, we received $76 million of net proceeds from the exercise of stock options.

Other Sources of Liquidity

        Liquidity Facilities.    We may draw down on, and use proceeds from, our Revolving Credit Facility to fund normal working capital needs from month to month in conjunction with available cash on hand. As of December 31, 2012, we had approximately $1.4 billion of availability under our revolving credit facility. This availability reflects no outstanding borrowings.

        On December 31, 2012, our subsidiaries in the Asia Pacific region also had various uncommitted credit facilities, of which $213 million was unutilized. We expect that these additional facilities will be drawn from time to time for normal working capital purposes and to fund capital expenditures in support of planned expansion in Asia Pacific.

        Under normal working capital utilization of liquidity, portions of the amounts drawn under our liquidity facilities typically are paid back throughout the month as cash from customers is received. We could then draw upon such facilities again for working capital purposes in the same or succeeding months.

        Senior Secured Credit Facilities.    In the third quarter of 2012, the Company entered into its Eighth Amended and Restated Credit Agreement (the "Eighth Credit Agreement") with the lenders party thereto. The Eighth Credit Agreement provides for senior secured credit facilities consisting of (i) a revolving credit facility in the amount of $1.4 billion which matures in September 2017, subject to certain conditions (the "Revolving Credit Facility"), and (ii) additional availability which may be used in the future for one or more term loans or additional revolving facilities (together with the Revolving Credit Facility, the "Facilities"). All of the Facilities are undrawn. The Eighth Credit Agreement also amends certain other provisions of the prior credit agreement, the Seventh Amended and Restated Credit Agreement, dated as of December 21, 2009 (the "Prior Agreement"), including replacing the Revolving Credit Facility's leverage-based pricing grid with a ratings-based pricing grid, reducing the interest rate on amounts drawn under the Revolving Credit Facility and the fees charged on undrawn availability, as well as amending certain other covenants which are now more favorable to the Company. Further, if the Company's leverage ratio as defined in the Eighth Credit Agreement is greater than 1.5 to 1.0, the agreement restricts the repurchase of indebtedness, the purchase or redemption of the Company's common stock, and the payment of cash dividends, pursuant to a formula based on the Company's consolidated net income. The Eighth Credit Agreement contains a number of other covenants, including financial covenants, that would impact our ability to borrow on the facility if not met and restrictive covenants that restrict, among other things and subject to certain exceptions, the ability to incur additional indebtedness and repay other indebtedness on our common stock. As of December 31, 2012, we were in compliance with all of our financial covenants. See "—Senior Secured Revolving Credit Facilities" in Note 12 to our consolidated financial statements included in Item 8 of this Report for a description of these facilities.

Other Capital Transactions

        Share Repurchase Programs.    On February 16, 2012, the Company announced that its board of directors approved a share repurchase program that is intended to offset, on an ongoing basis, the dilution created by the Company's stock incentive plan (the "Anti-Dilution Program"). During 2012, the Company repurchased 2.3 million shares of its common stock under the Anti-Dilution Program totaling

$102 million. In addition, on October 1, 2012, the Company announced a share repurchase program that had been approved by its board of directors during the third quarter of 2012 to acquire up to $1 billion of the Company's outstanding common stock that extends through December 31, 2014. The Company also repurchased 3.3 million shares of its common stock under the share repurchase program announced on October 1, 2012 totaling $166 million. During 2013, we expect to spend approximately $500 million to repurchase shares of our common stock.

        Senior Note Debt Repurchases.    During 2012, the Company repurchased portions of its senior notes totaling approximately $48 million in principal amount and recorded a loss on retirement of debt of $5 million, including the write-off of a portion of debt issuance costs, discounts and premiums. In 2011, we repurchased portions of our senior notes and our exchangeable senior notes totaling $256 million and $85 million in principal amount, respectively. As a result of these transactions, we recorded a loss on retirement of debt of $37 million, including the write-off of a portion of debt issuance costs and premiums. These repurchases were funded from cash on hand.

Contractual Obligations and Commitments

        The following table reflects our significant contractual obligations as of December 31, 2012:

	Less Than One Year	One to Three Years		Three to Five Years	More Than Five Years	Total
	(Dollars in millions)
Short-term borrowings	$67	$—		$—	$—	$67
Long-term debt obligations	24	708	(b)	668	6	1,406
Capital lease obligations	2	4		3	4	13
Operating lease obligations	93	110		85	74	362
Projected interest payment on long-term debt(a)	101	142		95	1	339

Total	$287	$964		$851	$85	$2,187

(a)
Long term debt includes both fixed rate and variable rate obligations. As of December 31, 2012, approximately 5% of our total debt was at variable interest rates. The projected interest payment obligations are based upon (1) fixed rates where appropriate and (2) projected London Interbank Borrowing Rates ("LIBOR") obtained from third parties plus applicable margins as of the current balance sheet date for variable rate obligations. The projected interest payment obligations are also based upon debt outstanding at the balance sheet date and assume retirement at scheduled maturity dates.

(b)
In accordance with ASC 470-20, "Debt," upon issuance of our exchangeable notes a debt discount was recognized as a decrease in debt and an increase in equity. Accordingly, the fair value and carrying value of long-term fixed rate debt is net of the unamortized discount of $24 million as of December 31, 2012. The debt discount does not affect the actual amount we are required to repay, therefore it is excluded in the contractual obligation table but is reflected in the carrying value disclosed in Note 12 of this Report.

        As of December 31, 2012, we have unrecognized tax benefits of $160 million. However, due to a high degree of uncertainty regarding the timing of such future cash outflows, reasonable estimates cannot be made regarding the period of cash settlement with the applicable taxing authority.

        In addition to the obligations discussed above, we sponsor defined benefit pension plans that cover a significant portion of our U.S. employees and certain non-U.S. employees. Our pension plans in the U.S. are funded in conformity with the minimum funding requirements of the Pension Protection Act of 2006. Additionally, we periodically make discretionary contributions to the plans in support of risk management initiatives. Funding for our pension plans in other countries is based upon actuarial recommendations or statutory requirements. In 2013, our expected funding is $50 million for our U.S. pension plans (subject to reduction based on application of 2012 discretionary payments), £30 million, or $48 million for the U.K. plan and $52 million for pension plans in the rest of the world, however, we may, at our discretion, make additional contributions.

        We sponsor OPEB plans that cover the majority of our U.S. and certain non-U.S. retirees and provide for benefits to eligible employees and dependents upon retirement. We are subject to increased OPEB cash costs due to, among other factors, rising health care costs. We fund our OPEB obligations on a pay-as-you-go basis. In 2013, we expect to contribute approximately $38 million to our OPEB plans.

        We also have liabilities recorded for various environmental matters. As of December 31, 2012, we had reserves for environmental matters of $67 million. We expect to pay approximately $14 million in 2013 in relation to these matters.

        In addition to the contractual obligations and commitments noted above, we have contingent obligations in the form of severance and bonus payments for our executive officers. We have no unconditional purchase obligations other than those related to inventory, services, tooling and property, plant and equipment in the ordinary course of business.

        Other Commitments.    Continuing pressure from customers to reduce prices is characteristic of the automotive parts industry. Historically, we have taken steps to reduce costs and minimize and/or resist price reductions; however, to the extent we are unsuccessful at resisting price reductions, or are not able to offset price reductions through improved operating efficiencies and reduced expenditures, such price reductions may have a material adverse effect on our financial condition, results of operations and cash flows.

        In addition to pricing concerns, customers continue to seek changes in terms and conditions in our contracts concerning warranty and recall participation and payment terms on product shipped. We believe that the likely resolution of these proposed modifications will not have a material adverse effect on our financial condition, results of operations or cash flows.

Off-Balance Sheet Arrangements

        We do not have material off-balance sheet arrangements. We do not have guarantees related to unconsolidated entities, which have, or are reasonably likely to have, a material current or future effect on our financial position, results of operations or cash flows.

CONTINGENCIES

        The information concerning the ongoing Antitrust Matters contained in Item 3 "Legal Proceedings" of this Report and the information concerning other contingencies, including environmental contingencies and the amount currently held in reserve for environmental matters, contained in Note 18 to our consolidated financial statements included in Item 8 of this Report, is incorporated herein by reference. The additional information concerning environmental matters included in Item 1 "Business—Environmental Matters" of this Report is also incorporated herein by reference.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        See Note 2 to our consolidated financial statements included in Item 8 of this Report for a discussion of recently issued accounting pronouncements.

OUTLOOK

        We expect full year 2013 sales to be in the range of $16.4 billion to $16.7 billion, including first quarter sales of approximately $4.1 billion. These sales figures are based on expected 2013 production levels of 15.8 million units in North America, 18.3 million units in Europe, continued expansion in vehicle production volumes in China and the other rest of world regions, and our expectations for foreign currency exchange rates. We expect our full year 2013 effective tax rate to be approximately 28% to 30%.

        In general, we expect global production levels in 2013 to be comparable to 2012. In North America, the industry recovery continues in a positive direction with moderate growth expected in 2013. Production levels are expected to improve, with the Detroit Three growth rate expected to be consistent with the overall growth rate within North America. In Europe, we expect prolonged overall weakness in the economy with continued deteriorating demand spreading more broadly throughout the region. Economic concerns and inventory destocking will continue to negatively impact vehicle production levels in Europe in the first half of 2013, with a potential improvement in vehicle production in the second half. While we have implemented near-term, temporary cost containment actions, this volatility will likely have a negative impact on our profitability, especially in the first half of 2013, as we react to varying production levels. At the same time, growth in Asia Pacific and Latin America is expected to continue at a moderate pace in 2013. Considering the expected long-term growth within these regions, we continue to invest appropriate levels of capital, engineering and infrastructure to underpin our expansion.

        We continue to evaluate our global footprint to ensure that we are properly configured and sized based on changing market conditions and the production plans of our customers. Due to prolonged uncertainties in Europe, we will continue to assess our cost base in the region, and in 2013 we intend to continue our restructuring efforts that began during the fourth quarter of 2012 to align our operations with the existing environment in that region. As a result, we expect to incur restructuring charges of approximately $50 million in 2013. We believe these efforts are necessary actions in order to preserve our competitiveness and will provide lasting benefit over the long term.

        We continue to monitor overall commodity volatility and its potential inflationary impact. Prices for certain raw materials and manufactured components that have traditionally been susceptible to inflation have declined; therefore we expect net commodity inflation to be immaterial in 2013. We will continue to monitor commodity costs and work with our suppliers and customers to manage changes in such costs as required.

        We continue to monitor the Tier 2 and Tier 3 supply base and its ability to perform as expected as it faces additional financial and operational challenges in the current environment due to variable production levels and overall economic concerns. The inability of any major supplier to meet its commitments could negatively impact us either directly or by negatively affecting our customers. We pursue alternate sources of supply where necessary and practicable.

        Although the plea agreement between one of the Company's German subsidiaries and the DOJ has been approved by the court, which concludes the DOJ's current investigation of the Company, the Antitrust Investigation by the European Commission is ongoing. While we cannot estimate the ultimate financial impact of the European investigation at this time, we will continue to evaluate developments in this matter on a regular basis and will record an accrual as and when appropriate.

        Despite the various challenges that the automotive industry faces, we are confident that we will manage through them successfully. We believe that our growth prospects, strong balance sheet, ability to generate cash and our broad array of innovative products provide a firm foundation for continued profitability.

FORWARD-LOOKING STATEMENTS

        This Report includes "forward-looking statements," as that term is defined by the federal securities laws. Forward-looking statements include statements concerning our plans, intentions, objectives, goals, strategies, forecasts, future events, future revenue or performance, capital expenditures, financing needs, business trends and other information that is not historical information. When used in this Report, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are so designated. All forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions, and apply only as of the date of this Report. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will be achieved.

        There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements, including those set forth in Item 1A "Risk Factors" in this Report, in "—Executive Overview" above, and in our other filings with the Securities and Exchange Commission. All forward-looking statements are expressly qualified in their entirety by such cautionary statements. We undertake no obligation to update or revise forward-looking statements which have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

	Years Ended December 31,
	2012	2011	2010
	(In millions, except per share amounts)
Sales	$16,444	$16,244	$14,383
Cost of sales	14,655	14,384	12,661

Gross profit	1,789	1,860	1,722
Administrative and selling expenses	634	613	509
Amortization of intangible assets	12	15	22
Restructuring charges and asset impairments	95	27	45
Other (income) expense—net	(37)	(55)	(38)

Operating income	1,085	1,260	1,184
Interest expense—net	111	118	162
Loss on retirement of debt—net	6	40	15
Gain on business acquisition	—	(7)	—
Equity in earnings of affiliates, net of tax	(40)	(39)	(34)

Earnings before income taxes	1,008	1,148	1,041
Income tax (benefit) expense	(33)	(47)	166

Net earnings	1,041	1,195	875
Less: Net earnings attributable to noncontrolling interest, net of tax	33	38	41

Net earnings attributable to TRW	$1,008	$1,157	$834

Basic earnings per share:
Earnings per share	$8.24	$9.37	$6.96

Weighted average shares outstanding	122.4	123.5	119.8

Diluted earnings per share:
Earnings per share	$7.83	$8.82	$6.49

Weighted average shares outstanding	129.7	133.0	131.3

See accompanying notes to consolidated financial statements.

TRW Automotive Holdings Corp.

Consolidated Statements of Comprehensive Earnings

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Net earnings	$1,041	$1,195	$875
Other comprehensive earnings (losses):
Foreign currency translation	72	(141)	12
Retirement obligations, net of tax(a)	(260)	(46)	(35)
Deferred cash flow hedges, net of tax(b)	58	(56)	7

Total other comprehensive losses	(130)	(243)	(16)
Comprehensive earnings	911	952	859
Less: Comprehensive earnings attributable to noncontrolling interest	38	39	41

Comprehensive earnings attributable to TRW	$873	$913	$818

(a)
Tax on retirement obligations for the years ended December 31, 2012, 2011 and 2010 was $126 million, $(97) million, and $(39) million, respectively.

(b)
Tax on deferred cash flow hedges as of December 31, 2012, 2011 and 2010 was $(19) million, $17 million, and $(3) million, respectively.

See accompanying notes to consolidated financial statements.

TRW Automotive Holdings Corp.

Consolidated Balance Sheets

	As of December 31,
	2012	2011
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,223	$1,241
Accounts receivable—net	2,200	2,222
Inventories	975	845
Prepaid expenses and other current assets	165	126
Deferred income taxes	165	193

Total current assets	4,728	4,627
Property, plant and equipment—net	2,385	2,137
Goodwill	1,756	1,753
Intangible assets—net	293	298
Pension assets	823	918
Deferred income taxes	380	87
Other assets	492	442

Total assets	$10,857	$10,262

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$67	$65
Current portion of long-term debt	26	39
Trade accounts payable	2,423	2,306
Accrued compensation	254	283
Income taxes	36	69
Other current liabilities	1,075	1,078

Total current liabilities	3,881	3,840
Long-term debt	1,369	1,428
Postretirement benefits other than pensions	396	421
Pension benefits	898	831
Deferred income taxes	123	173
Long-term liabilities	421	430

Total liabilities	7,088	7,123
Commitments and contingencies
Stockholders' equity:
Capital stock	1	1
Paid-in-capital	1,635	1,602
Retained earnings	2,408	1,668
Accumulated other comprehensive earnings (losses)	(466)	(331)

Total TRW stockholders' equity	3,578	2,940
Noncontrolling interest	191	199

Total equity	3,769	3,139

Total liabilities and equity	$10,857	$10,262

See accompanying notes to consolidated financial statements.

TRW Automotive Holdings Corp.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Operating Activities
Net earnings	$1,041	$1,195	$875
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	409	447	469
Net pension and other postretirement benefits income and contributions	(224)	(282)	(407)
Net (gain) loss on sales of assets and divestitures	(6)	(15)	(3)
Amortization of debt issuance costs	5	7	12
Net (gain) loss on retirement of debt	6	40	15
Gain on business acquisition	—	(7)	—
Asset impairment charges	4	7	(1)
Deferred income taxes	(204)	(145)	56
Share-based compensation expense	21	15	13
Exchangeable bond premium amortization	7	8	9
Other—net	(32)	(14)	(22)
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable—net	76	(210)	(188)
Inventories	(113)	(105)	(113)
Trade accounts payable	62	279	223
Prepaid expense and other assets	(47)	19	(14)
Other liabilities	(49)	(119)	128

Net cash provided by operating activities	956	1,120	1,052
Investing Activities
Capital expenditures, including other intangible assets	(623)	(571)	(294)
Cash acquired in acquisition of business	—	15	—
Net proceeds from asset sales and divestitures	15	47	7
Other—net	—	—	(2)

Net cash used in investing activities	(608)	(509)	(289)
Financing Activities
Change in short-term debt	—	41	4
Proceeds from issuance of long-term debt, net of fees	3	1	53
Fees paid to refinance credit facility	(9)	—	—
Redemption of long-term debt	(86)	(455)	(581)
Repurchase of capital stock	(268)	—	—
Proceeds from exercise of stock options	21	20	76
Dividends paid to noncontrolling interest	(46)	(12)	(20)
Capital contribution from noncontrolling interest	—	—	5

Net cash used in financing activities	(385)	(405)	(463)
Effect of exchange rate changes on cash	19	(43)	(10)

(Decrease) increase in cash and cash equivalents	(18)	163	290
Cash and cash equivalents at beginning of period	1,241	1,078	788

Cash and cash equivalents at end of period	$1,223	$1,241	$1,078

Supplemental Cash Flow Information:
Interest paid	$106	$128	$155
Income tax paid—net	$197	$120	$76

See accompanying notes to consolidated financial statements.

TRW Automotive Holdings Corp.

Consolidated Statements of Changes in Stockholders' Equity

	As of December 31,
	2012		2011		2010
	Shares	Amount	Shares	Amount	Shares	Amount
	(In millions, except for share amounts)
Capital Stock and Paid-in-Capital
Beginning Balance	123,751,455	$1,603	122,465,854	$1,639	117,894,443	$1,554
Sale of common stock under stock option plans	887,392	21	886,160	20	4,250,959	76
Issuance of common stock upon vesting of restricted stock units and exercise of stock-settled stock appreciation rights	345,691	(10)	399,441	(14)	320,452	(5)
Share-based compensation expense	—	21	—	15	—	13
Excess tax benefits on share-based compensation	—	1	—	3	—	1
Repurchase of common stock	(5,612,491)	—	—	—	—	—
Equity component of 3.5% exchangeable notes	—	—	—	(60)	—	—

Ending Balance	119,372,047	$1,636	123,751,455	$1,603	122,465,854	$1,639

Retained Earnings
Beginning Balance		$1,668		$511		$(323)
Net earnings attributable to TRW		1,008		1,157		834
Repurchase of common stock		(268)		—		—

Ending Balance		$2,408		$1,668		$511

Accumulated Other Comprehensive Earnings (Losses)
Beginning Balance		$(331)		$(87)		$(71)
Foreign currency translation		67		(142)		12
Retirement obligations, net of tax		(260)		(46)		(35)
Deferred cash flow hedges, net of tax		58		(56)		7

Ending Balance		$(466)		$(331)		$(87)

Total TRW Stockholders' Equity
Beginning Balance		$2,940		$2,063		$1,160
Change in capital stock and paid-in-capital		33		(36)		85
Change in retained earnings		740		1,157		834
Change in accumulated other comprehensive earnings (losses)		(135)		(244)		(16)

Ending Balance		$3,578		$2,940		$2,063

Noncontrolling Interest
Beginning Balance		$199		$175		$149
Net earnings		33		38		41
Foreign currency translation		5		1		—
Divestitures		—		(3)		—
Cash dividends paid to noncontrolling interest		(46)		(12)		(20)
Capital contribution from noncontrolling interest		—		—		5

Ending Balance		$191		$199		$175

Total Equity		$3,769		$3,139		$2,238

See accompanying notes to consolidated financial statements.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements

1. Description of Business

        TRW Automotive Holdings Corp. (also referred to herein as the "Company") is among the world's largest and most diversified suppliers of automotive systems, modules and components to global automotive original equipment manufacturers ("OEMs") and related aftermarkets. The Company conducts substantially all of its operations through subsidiaries. These operations primarily encompass the design, manufacture and sale of active and passive safety related products and systems. Active safety related products and systems principally refer to vehicle dynamic controls (primarily braking and steering), and passive safety related products and systems principally refer to occupant restraints (primarily airbags and seat belts) and safety electronics (primarily electronic control units and crash and occupant weight sensors). The Company is primarily a "Tier 1" supplier (a supplier that sells to OEMs). In 2012, approximately 86% of the Company's end-customer sales were to major OEMs.

2. Basis of Presentation and Summary of Significant Accounting Policies

  Basis of Presentation

        The consolidated financial statements are prepared in accordance with United States generally accepted accounting principles ("GAAP").

  Summary of Significant Accounting Policies

        Principles of Consolidation.    The Company's consolidation policy requires the consolidation of entities where a controlling financial interest is held, as well as consolidation of variable interest entities ("VIEs") in which the Company is determined to have a controlling financial interest in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 810 "Consolidations." Investments in 20% to 50% owned affiliates, which are not required to be consolidated, are accounted for under the equity method and presented in other assets in the consolidated balance sheets. Equity in earnings from these investments is presented separately in the consolidated statements of earnings, net of tax. Intercompany accounts are eliminated.

        Use of Estimates.    The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and reported amounts of revenues and expenses in the consolidated statements of earnings. Considerable judgment is often involved in making these determinations; the use of different assumptions could result in significantly different results. Management believes its assumptions and estimates are reasonable and appropriate. However, actual results could differ from those estimates.

        Foreign Currency.    The financial statements of foreign subsidiaries are translated to U.S. dollars at end-of-period exchange rates for assets and liabilities and at an average exchange rate for each period for revenues and expenses. Translation adjustments for those subsidiaries whose local currency is their functional currency are recorded as a component of accumulated other comprehensive earnings (losses) in stockholders' equity. Transaction gains and losses arising from fluctuations in foreign currency exchange rates on transactions denominated in currencies other than the functional currency are recognized in earnings as incurred, except for those transactions which hedge purchase commitments and for those intercompany balances which are designated as being of a long-term investment nature.

        Revenue Recognition.    Sales are recognized in accordance with ASC 605, "Revenue Recognition," which requires that sales be recognized when there is persuasive evidence of a sales agreement, the

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

delivery of goods has occurred, the sales price is fixed or determinable and collection of related billings is reasonably assured. Sales are recorded upon shipment of product to customers and transfer of title and risk of loss under standard commercial terms (typically F.O.B. shipping point). In those limited instances where other terms are negotiated and agreed, revenue is recorded when title and risk of loss are transferred to the customer.

        Earnings per Share.    Basic earnings per share are calculated by dividing net earnings by the weighted average shares outstanding during the period. Diluted earnings per share reflect the weighted average impact of all potentially dilutive securities from the date of issuance, including stock options, restricted stock units ("RSUs") and stock-settled stock appreciation rights ("SSARs"). Further, if the inclusion of shares potentially issuable for the Company's 3.50% exchangeable senior unsecured notes (see Note 12) is more dilutive than the inclusion of the interest expense for those exchangeable notes, the Company utilizes the "if-converted" method to calculate diluted earnings per share. Under the if-converted method, the Company adjusts net earnings to add back interest expense and amortization of the discount recognized on the exchangeable notes and includes the number of shares potentially issuable related to the exchangeable notes in the weighted average shares outstanding.

        If the average market price of the Company's common stock exceeds the exercise price of stock options outstanding or the fair value on the date of grant of the SSARs, the treasury stock method is used to determine the incremental number of shares to be included in the diluted earnings per share computation.

        Net earnings attributable to TRW and the weighted average shares outstanding used in calculating basic and diluted earnings per share were:

	Years Ended December 31,
	2012	2011	2010
	(In millions, except per share amounts)
Net earnings attributable to TRW	$1,008	$1,157	$834
Interest expense on exchangeable notes, net of tax	4	8	9
Amortization of discount on exchangeable notes, net of tax	4	8	9

Net earnings attributable to TRW for purposes of calculating diluted earnings per share	$1,016	$1,173	$852

Basic:
Weighted average shares outstanding	122.4	123.5	119.8

Basic earnings per share	$8.24	$9.37	$6.96

Diluted:
Weighted average shares outstanding	122.4	123.5	119.8
Effect of dilutive stock options, RSUs and SSARs	1.4	2.0	2.7
Shares applicable to exchangeable notes	5.9	7.5	8.8

Diluted weighted average shares outstanding	129.7	133.0	131.3

Diluted earnings per share	$7.83	$8.82	$6.49

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        For the years ended December 31, 2012, 2011 and 2010, the number of securities excluded from the calculation of diluted earnings per share because the inclusion of such securities in the calculation would have been anti-dilutive was approximately 2.1 million, one million, and de minimis, respectively.

        Cash and Cash Equivalents.    Cash and cash equivalents include all highly liquid investments with remaining maturity dates of three months or less at time of purchase.

        Accounts Receivable.    Receivables are stated at amounts estimated by management to be the net realizable value. An allowance for doubtful accounts is recorded when it is probable amounts will not be collected based on specific identification of customer circumstances or age of the receivable. The allowance for doubtful accounts was $30 million and $38 million as of December 31, 2012 and 2011, respectively. Accounts receivable are written off when it becomes apparent such amounts will not be collected. Collateral is not typically required, nor is interest charged on accounts receivable balances.

        Inventories.    Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out (FIFO) method. Cost includes the cost of materials, direct labor, in-bound freight and the applicable share of manufacturing overhead.

        Property, Plant and Equipment.    Property, plant and equipment are stated at cost less accumulated depreciation. Generally, estimated useful lives are as follows:

Estimated Useful Lives
Buildings	30 to 40 years
Machinery and equipment	5 to 10 years
Computers and capitalized software	3 to 5 years

        Depreciation is computed over the assets' estimated useful lives, using the straight-line method for the majority of depreciable assets. Amortization expense for assets held under capital leases is included in depreciation expense.

        Product Tooling.    Product tooling is tooling that is limited to the manufacture of a specific part or parts of the same basic design. Product tooling includes dies, patterns, molds and jigs. Customer-owned tooling for which reimbursement was contractually guaranteed by the customer is classified in other assets on the consolidated balance sheets. When contractually guaranteed charges are approved for billing to the customer, such charges are reclassified into accounts receivable. Customer-owned tooling for which the Company has a non-cancellable right to use the tooling is classified in other assets on the consolidated balance sheets. Tooling owned by the Company is capitalized as property, plant and equipment, and amortized as cost of sales over its estimated economic life, not to exceed five years.

        Pre-production Costs.    Pre-production engineering and research and development costs for which the customer does not contractually guarantee reimbursement are expensed as incurred.

        Goodwill and Other Intangible Assets.    The Company performs either a qualitative or quantitative assessment of goodwill for impairment on an annual basis. Goodwill impairment testing is performed at the reporting unit level. The qualitative assessment considers several factors at the reporting unit level including the excess of fair value over carrying value as of the last quantitative impairment test, the length of time since the last fair value measurement, the current carrying value, market and industry

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

metrics, actual performance compared to forecasted performance, and our current outlook on the business. If the qualitative assessment indicates it is more likely than not that goodwill is impaired, the reporting unit is quantitatively tested for impairment. To quantitatively test goodwill for impairment, the fair value of each reporting unit is determined and compared to the carrying value. If the carrying value exceeds the fair value, then impairment may exist and further evaluation is required.

        Other indefinite-lived intangible assets are subject to impairment analysis annually or more frequently if an event occurs or circumstances indicate the carrying amount may be impaired. Indefinite-lived intangible assets are tested for impairment by comparing the fair value to the carrying value. If the carrying value exceeds the fair value, the asset is adjusted to fair value. Other definite-lived intangible assets are amortized over their estimated useful lives, and tested for impairment in accordance with the methodology discussed in "Asset Impairment Losses."

        Asset Impairment Losses.    Asset impairment losses are recorded on long-lived assets and definite-lived intangible assets when events and circumstances indicate that such assets may be impaired and the projected undiscounted net cash flows to be generated by those assets are less than their carrying amounts. If estimated future undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are adjusted to their fair values. Fair value is determined using appraisals or discounted cash flow calculations.

        Environmental Costs.    Costs related to environmental assessments and remediation efforts at current operating facilities, previously owned or operated facilities, and U.S. Environmental Protection Agency Superfund or other waste site locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments, and are regularly evaluated. The liabilities are recorded in other current liabilities and long-term liabilities in the consolidated balance sheets.

        Debt Issuance Costs.    The costs related to the issuance of long-term debt are deferred and amortized into interest expense over the life of each respective debt issuance. Deferred amounts associated with debt extinguished prior to maturity are expensed upon extinguishment as a loss on retirement of debt.

        Warranties.    Product warranty liabilities are recorded based upon management estimates including such factors as the written agreement with the customer, the length of the warranty period, the historical performance of the product and likely changes in performance of newer products and the mix and volume of products sold. Product warranty liabilities are reviewed on a regular basis and adjusted to reflect actual experience.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        The following table presents the movement in the product warranty liability for the periods indicated:

	Years Ended December 31,
	2012	2011
	(Dollars in millions)
Beginning balance	$130	$124
Current period accruals, net of changes in estimates	55	52
Used for purposes intended	(44)	(42)
Effects of foreign currency translation	(1)	(4)

Ending balance	$140	$130

        Product Recall.    The Company or its customers may decide to recall a product through a formal campaign soliciting the return of specific products due to a known or suspected safety or performance concern. Recall costs typically include the cost of the product being replaced, customer cost of the recall and labor to remove and replace the defective part.

        Recall costs are recorded based on management estimates developed utilizing actuarially established loss projections based on historical claims data. Based on this actuarial estimation methodology, the Company accrues for expected but unannounced recalls when revenues are recognized upon the shipment of product. In addition, as recalls are announced, the Company reviews the actuarial estimation methodology and makes the appropriate adjustments to the accrual, if necessary.

        Research and Development.    Research and development programs include research and development for commercial products. Costs for such programs are expensed as incurred. Any reimbursements received from customers are netted against such expenses. Research and development expenses were $164 million, $155 million, and $132 million for the years ended December 31, 2012, 2011, and 2010, respectively.

        Shipping and Handling.    Shipping costs include payments to third-party shippers to move products to customers. Handling costs include costs from the point the products were removed from finished goods inventory to when provided to the shipper. Shipping and handling costs are expensed as incurred as cost of sales.

        Income Taxes.    Income taxes are accounted for in accordance with ASC 740, "Income Taxes," under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized to reduce the deferred tax assets to the amount management believes is more likely than not to be realized.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        Financial Instruments.    The Company follows ASC 815, "Derivatives and Hedging," in accounting for financial instruments. Under ASC 815, the gain or loss on derivative instruments that have been designated and qualify as hedges of the exposure to changes in the fair value of an asset or a liability, as well as the offsetting gain or loss on the hedged item, are recognized in net earnings during the period of the change in fair values. For derivative instruments that have been designated and qualify as hedges of the exposure to variability in expected future cash flows, the gain or loss on the derivative is initially reported as a component of other comprehensive earnings and reclassified to the consolidated statements of earnings when the underlying hedged transaction affects net earnings. Any gain or loss on the derivative in excess of the cumulative change in the present value of future cash flows of the hedged item is recognized in net earnings during the period of change. Derivatives not designated as hedges are adjusted to fair value through net earnings.

        Share-based Compensation.    The Company recognizes compensation expense related to time-vested stock options, stock-settled stock appreciation rights and restricted stock units subject to graded vesting using the straight-line method over the applicable service period, in accordance with ASC 718, "Compensation—Stock Compensation."

        Share-based awards that are settled in cash are subject to liability accounting. Accordingly, the fair value for such awards are calculated on a quarterly basis based generally on a lattice model and the liability is adjusted, and expense is recognized, based on changes to the fair value and the percentage of time vested.

        Accumulated Other Comprehensive Earnings (Losses).    The components of accumulated other comprehensive earnings (losses), net of related tax, (excluding noncontrolling interest) are as follows:

	As of December 31,
	2012	2011
	(Dollars in millions)
Foreign currency translation, net	$83	$16
Retirement obligations, net	(559)	(299)
Unrealized net earnings (losses) on cash flow hedges, net	10	(48)

Accumulated other comprehensive earnings (losses)	$(466)	$(331)

        Recently Adopted Accounting Pronouncements.    In July 2012, the FASB issued Accounting Standards Update ("ASU") No. 2012-2, "Testing Indefinite—Lived Intangible Assets for Impairment," which amends ASC 350—"Intangibles—Goodwill and Other." This ASU provides companies the option to first perform a qualitative assessment to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired. If a company concludes that this is the case, it must perform a quantitative assessment. Otherwise, a company is not required to perform a quantitative assessment. This ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption permitted. The Company adopted ASU 2012-2 in the fourth quarter of 2012 with no impact on the Company's consolidated financial statements.

        In June 2011, the FASB issued ASU No. 2011-11, "Disclosures about Offsetting Assets and Liabilities," and in January 2013, the FASB issued ASU No. 2013-01, "Clarifying the Scope of

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Disclosures about Offsetting Assets and Liabilities." Both ASUs amend ASC 210—"Balance Sheet." The amendments require enhanced disclosures that are intended to enable users of financial statements to evaluate the effect or potential effect of netting arrangements on an entity's financial position. These ASUs are effective, on a retrospective basis, for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The Company adopted these ASUs during the first quarter of 2013. The adoption of these ASUs had no impact on the Company's financial statements other than disclosures (see Note 11).

        Recently Issued Accounting Pronouncements.    There were no accounting pronouncements issued during 2012 that had, or are expected to have, a material impact on our business, results of operations or financial condition.

3. Acquisitions and Divestitures

        Acquisitions.    During the first quarter of 2011, the Company completed an acquisition in its Chassis Systems segment. Based on the fair value of the net assets acquired in comparison to the purchase price, the Company initially recorded a gain on business acquisition of approximately $9 million. The acquisition resulted in a gain due to the seller's decision to exit a non-core business operation. Subsequent to the acquisition, the Company assessed certain contingent liabilities that existed at the acquisition date but for which insufficient information was available at the time to determine the value. During the fourth quarter of 2011, the Company determined approximately $2 million of additional liabilities existed at the acquisition date and decreased the gain accordingly.

        Divestitures.    During 2011, the Company completed divestitures of certain non-safety related assets and businesses in Asia and its cold forming business in Japan, all of which were included in the Chassis Systems segment. The Company received cash proceeds of approximately $40 million and recognized net gains on sales of $11 million for these asset sales.

4. Inventories

        The major classes of inventory are as follows:

	As of December 31,
	2012	2011
	(Dollars in millions)
Finished products and work in process	$454	$406
Raw materials and supplies	521	439

Total inventories	$975	$845

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

5. Property, Plant and Equipment

        The major classes of property, plant and equipment are as follows:

	As of December 31,
	2012	2011
	(Dollars in millions)
Property, plant and equipment:
Land and improvements	$213	$211
Buildings	773	733
Machinery and equipment	5,327	4,798
Computers and capitalized software	99	89

	6,412	5,831
Accumulated depreciation and amortization:
Land and improvements	(32)	(28)
Buildings	(367)	(336)
Machinery and equipment	(3,543)	(3,252)
Computers and capitalized software	(85)	(78)

	(4,027)	(3,694)

Total property, plant and equipment—net	$2,385	$2,137

        Depreciation expense was $397 million, $432 million, and $447 million for the years ended December 31, 2012, 2011 and 2010, respectively.

6. Goodwill and Intangible Assets

Goodwill

        The changes in goodwill are as follows:

	Chassis Systems Segment	Occupant Safety Systems Segment	Electronics Segment	Automotive Components Segment	Total
	(Dollars in millions)
Balance as of December 31, 2010	$800	$538	$423	$—	$1,761
Effects of foreign currency translation	—	(3)	—	—	(3)
Divestitures	(5)	—	—	—	(5)

Balance as of December 31, 2011	$795	$535	$423	$—	$1,753
Effects of foreign currency translation	1	2	—	—	3

Balance as of December 31, 2012	$796	$537	$423	$—	$1,756

        Annual Assessment.    The Company performed its annual assessment of goodwill for its Chassis Systems, Occupant Safety Systems and Electronics segments as of October 31, 2012, 2011 and 2010. In 2012 and 2011, the Company performed a qualitative assessment of goodwill, and concluded that it is more likely than not that each reporting unit's fair value exceeded its carrying value, thus further impairment testing was not necessary. In 2010, the Company performed a quantitative impairment analysis of goodwill, which indicated that the estimated fair value of each reporting unit substantially exceeded its corresponding carrying amount, and as such, no reporting unit was at risk of impairment.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

6. Goodwill and Intangible Assets (Continued)

Intangible assets

        The following table reflects intangible assets and related accumulated amortization:

	As of December 31,
	2012			2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(Dollars in millions)
Definite-lived intangible assets:
Customer relationships	$67	$(58)	$9	$67	$(47)	$20
Developed technology and other intangible assets	106	(86)	20	99	(85)	14

Total	173	$(144)	29	166	$(132)	34

Indefinite-lived intangible assets:
Trademarks	264		264	264		264

Total	$437		$293	$430		$298

        The Company reviews its definite-lived intangible assets for impairment when events and circumstances indicate that the assets may be impaired and the undiscounted cash flows to be generated by those assets are less than their carrying value. If the undiscounted cash flows are less than the carrying value of the assets, the assets are written down to their fair value.

        The Company performed its annual impairment analysis for its indefinite-lived trademarks as of October 31, 2012, 2011 and 2010 using a quantitative assessment, and concluded that no impairment existed as of the testing dates.

        The weighted average amortization periods for intangible assets subject to amortization are as follows:

Weighted Average Amortization Period
Customer relationships	5 years
Developed technology and other intangible assets	8 years

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

6. Goodwill and Intangible Assets (Continued)

        The Company expects that ongoing amortization expense will approximate the following:

(Dollars in millions)
Fiscal year 2013	$11
Fiscal year 2014	2
2015 and beyond	16

        The expected amortization expense for 2015 and beyond primarily relates to land use rights.

7. Other (Income) Expense—Net

        The following table provides details of other income:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Net provision for bad debts	$(1)	$14	$2
Net gains on sales of assets and divestitures	(6)	(15)	(3)
Foreign currency exchange (gains) losses	2	—	(10)
Royalty and grant income	(18)	(26)	(16)
Legacy pension litigation	—	(6)	8
Miscellaneous other income	(14)	(22)	(19)

Other (income) expense—net	$(37)	$(55)	$(38)

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

8. Income Taxes

        Income tax expense for each of the periods presented is as follows:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
The components of earnings before income taxes are as follows:
U.S.	$464	$355	$390
Non-U.S.	544	793	651

	$1,008	$1,148	$1,041

Significant components of the provision for income taxes are as follows:
Current
Non-U.S.	169	97	108
U.S. State and Local	2	1	2

Total current	171	98	110
Deferred
U.S. Federal	(98)	(157)	8
Non-U.S.	(97)	19	48
U.S. State and Local	(9)	(7)	—

Total deferred	(204)	(145)	56

Income tax expense	$(33)	$(47)	$166

The reconciliation of income taxes calculated at the U.S. federal statutory income tax rate of 35% to income tax expense is:
Income taxes at U.S. statutory rate	$353	$399	$364
U.S. state and local income taxes net of U.S. federal tax benefit	(7)	—	—
Difference in income tax on foreign earnings, losses and remittances	(206)	(77)	(36)
Tax holidays and incentives	(38)	(33)	(23)
Valuation allowance	(63)	(326)	(144)
Foreign and other tax credits	(82)	—	—
Nondeductible expenses	12	9	6
Other	(2)	(19)	(1)

	$(33)	$(47)	$166

        Income tax benefit for the year ended December 31, 2012 includes a tax benefit of approximately $255 million related to various tax planning and restructuring actions. This tax benefit is related to our ability to utilize U.S. foreign tax credits that will be realized in the future as a result of our improved performance in the U.S. and favorable foreign rate variances resulting from certain fourth quarter legal entity restructuring.

        Deferred tax assets and liabilities result from differences in the bases of assets and liabilities for tax and financial statement purposes. The approximate tax effect of each type of temporary difference

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

8. Income Taxes (Continued)

and carryforward that gives rise to a significant portion of the deferred tax assets and liabilities are as follows:

	As of December 31,
	2012	2011
	(Dollars in millions)
Deferred tax assets:
Pensions and postretirement benefits other than pensions	$337	$86
Inventory	45	40
Reserves and accruals	269	272
Net operating loss and credit carryforwards	565	592
Fixed assets and intangibles	55	47
Other	52	84

Total deferred tax assets	1,323	1,121
Valuation allowance for deferred tax assets	(250)	(273)

Net deferred tax assets	1,073	848

Deferred tax liabilities:
Pensions and postretirement benefits other than pensions	(180)	(287)
Fixed assets and intangibles	(207)	(190)
Undistributed earnings of foreign subsidiaries	(131)	(142)
Deferred gain	(66)	(69)
Other	(72)	(72)

Total deferred tax liabilities	(656)	(760)

Net deferred taxes	$417	$88

        The Company has separately reflected the current deferred tax asset and the long term deferred tax assets and liabilities on the consolidated balance sheets for December 31, 2012 and 2011. However, the current deferred tax liability of $5 million as of December 31, 2012 and $19 million as of December 31, 2011 is included in other current liabilities on the consolidated balance sheets.

        As of December 31, 2012 and 2011, the Company had deferred tax assets from domestic and foreign net operating loss and tax credit carryforwards of approximately $565 million and $592 million, respectively. Approximately $208 million of the deferred tax assets at December 31, 2012 relate to net operating loss carryforwards or tax credits that can be carried forward indefinitely with the remainder expiring between 2013 and 2032. The deferred tax asset relating to domestic net operating loss carryforwards as of December 31, 2012 is lower than the actual amount reported on our domestic tax returns by approximately $105 million. This difference is the result of tax deductions in excess of financial statement amounts for stock based compensation and tax deductible goodwill. When these amounts are realized, the Company will record a credit to additional paid in capital and financial statement goodwill, respectively.

        The Company has provided deferred income taxes for the estimated U.S. federal income tax, foreign income tax, and applicable withholding tax effects of earnings of subsidiaries expected to be

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

8. Income Taxes (Continued)

distributed to the Company. Deferred income taxes have not been provided on approximately $2.8 billion of undistributed earnings of certain foreign subsidiaries as such amounts are considered to be permanently reinvested. Determination of the amount of unrecognized deferred income tax liability relating to the remittance of such undistributed earnings is not practicable.

        The Company reviews the likelihood that it will realize the benefit of its deferred tax assets and, therefore, the need for valuation allowances on a quarterly basis, or more frequently if events indicate that a review is required. In determining the requirement for a valuation allowance, the historical and projected financial results of the legal entity or consolidated group recording the net deferred tax asset is considered, along with all other available positive and negative evidence. The factors considered by management in its determination of the probability of the realization of the deferred tax assets include but are not limited to: recent historical financial results, historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. If, based upon the weight of available evidence, it is more likely than not the deferred tax assets will not be realized, a valuation allowance is recorded.

        Concluding that a valuation allowance is not required is difficult when there is significant negative evidence which is objective and verifiable, such as cumulative losses in recent years. The Company utilizes a rolling twelve quarters of pre-tax income or loss adjusted for significant permanent book to tax differences as a measure of our cumulative results in recent years. In certain foreign jurisdictions, our analysis indicates that we have cumulative three year historical losses on this basis. This is considered significant negative evidence which is objective and verifiable and therefore, difficult to overcome. However, the three year loss position is not solely determinative and accordingly, we consider all other available positive and negative evidence in our analysis. Based upon this analysis, we believe it is more likely than not that the net deferred tax asset in certain foreign jurisdictions may not be realized in the future. Accordingly, we maintain a valuation allowance related to those net deferred tax assets

        During 2012, the Company recorded a net tax benefit of $63 million related to reductions in our global valuation allowance against net deferred tax assets, which is comprised of two items: 1) a net expense of $37 million resulting from net losses in certain foreign jurisdictions with no corresponding tax benefit due to increases in our valuation allowances, and 2) a net tax benefit of $100 million resulting from changes in determinations relating to the potential realization of deferred tax assets and the resulting reversal of a valuation allowance on net deferred tax assets in Canada and certain other foreign subsidiaries. During 2011, the Company recorded a tax benefit of $326 million related to reductions in our global valuation allowance against net deferred tax assets, which is comprised of two items: 1) a net benefit of $131 million resulting from net income in the U.S. and certain foreign jurisdictions with no corresponding tax expense due to utilization of valuation allowances, and 2) a benefit of $195 million resulting from changes in determinations relating to the potential realization of deferred tax assets and the resulting reversal of a valuation allowance on net deferred tax assets in the United States and certain foreign subsidiaries.

        At December 31, 2012, 2011, and 2010, the Company had $160 million, $148 million, and $172 million of gross unrecognized tax benefits, respectively. In addition, at December 31, 2012, 2011, and 2010 the amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $118 million, $120 million, and $121 million, respectively. The gross unrecognized tax benefits differ from the amount that would affect the effective tax rate due to the impact of valuation allowances, and foreign country offsets relating to transfer pricing adjustments.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

8. Income Taxes (Continued)

        A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	2012	2011	2010
	(Dollars in millions)
Balance, January 1,	$148	$172	$166
Additions based on tax positions related to the current year	12	6	16
Additions for tax positions of prior years	40	19	28
Reductions for tax positions of prior years	(23)	(38)	(22)
Reductions for settlements	(17)	(8)	(3)
Reductions due to lapse in statute of limitations	(3)	(2)	(5)
Change attributable to foreign currency translation	3	(1)	(8)

Balance, December 31,	$160	$148	$172

        The Company operates globally but considers its more significant tax jurisdictions to include the United States, Germany, Brazil, China, the Czech Republic, Poland, Spain, and the United Kingdom. Generally, the Company has years open to tax examination in significant tax jurisdictions from 2007 forward, with the exception of Germany which has open tax years from 2001 forward for certain entities. The income tax returns of several subsidiaries in various tax jurisdictions are currently under examination. Although it is not possible to predict the timing of the conclusions of all ongoing tax audits with accuracy, it is possible that some or all of these examinations will conclude within the next 12 months. It is also reasonably possible that certain statute of limitations may expire relating to various foreign jurisdictions within the next 12 months. As such, it is possible that a change in the Company's gross unrecognized tax benefits may occur; however, it is not possible to reasonably estimate the effect this may have upon the gross unrecognized tax benefits.

        The Company recognizes interest and penalties with respect to unrecognized tax benefits as a component of income tax expense. At December 31, 2012, 2011, and 2010, accrued interest and penalties related to unrecognized tax benefits was $24 million, $30 million, and $30 million, respectively. Tax expense for the years ended December 31, 2012, 2011, and 2010 includes net interest and penalties of $1 million, $6 million, and $2 million, respectively on unrecognized tax benefits.

        On July 17, 2012, the United Kingdom—Finance Bill of 2012 received Royal Assent, thereby becoming law as the Finance Act 2012 (the "Act"). The Act provides for a reduction to the corporate income tax rate from 25% to 24% effective April 1, 2012, with a further reduction to 23% effective April 1, 2013. The impact of this tax legislation was a tax benefit of approximately $9 million.

        During 2011, the Company entered into an amendment to the master purchase agreement related to the Company's acquisition in 2003. As a result of the amendment, the Company is responsible for all potential tax risks and benefits related to periods prior to the acquisition in 2003. The amendment resulted in a benefit recorded to income tax expense during 2011 of $40 million.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

9. Retirement Benefits

  Pension Plans

        A significant number of employees of the Company and its subsidiaries participate in the Company's defined benefit plans or retirement/termination indemnity plans.

        The following table provides a reconciliation of the changes in the plans' benefit obligation and fair value of assets for the years ended December 31, 2012 and 2011 and a statement of the funded status as of December 31, 2012 and 2011:

	2012			2011
	U.S.	U.K.	Rest of World	U.S.	U.K.	Rest of World
	(Dollars in millions)
Total accumulated benefit obligation at December 31,	$1,068	$4,730	$891	$1,278	$4,518	$757

Change in benefit obligation:
Benefit obligations at beginning of period	$1,284	$4,518	$803	$1,159	$4,381	$760
Service cost	4	—	19	4	—	19
Interest cost	59	215	38	62	243	41
Plan amendments	—	—	1	—	—	—
Actuarial loss	92	177	124	121	235	68
Foreign currency exchange rate changes	—	211	23	—	(12)	(25)
Curtailment/Settlement (gain) loss	(311)	(74)	(3)	—	(40)	—
Net transfer in / (out)	—	—	1	—	—	(10)
Benefits paid	(55)	(317)	(51)	(62)	(289)	(50)

Benefit obligations at December 31,	1,073	4,730	955	1,284	4,518	803

Change in plan assets:
Fair value of plan assets at beginning of period	957	5,434	278	927	4,827	297
Actual return on plan assets, less plan expense	139	210	20	10	920	(1)
Foreign currency exchange rate changes	—	251	7	—	(32)	(6)
Company contributions	74	48	49	82	48	44
Settlements	(311)	(74)	—	—	(40)	—
Acquisitions / (Divestitures)	—	—	—	—	—	(6)
Benefits paid	(55)	(317)	(51)	(62)	(289)	(50)

Fair value of plan assets at December 31,	804	5,552	303	957	5,434	278

Funded status at December 31,	$(269)	$822	$(652)	$(327)	$916	$(525)

        In the fourth quarter of 2012, approximately 21,000 retired and deferred vested participants in the Company's U.S. salaried pension plan were offered a one-time lump sum payment opportunity. Approximately 50% of the participants accepted the offer, resulting in lump sum payments of $298 million which were paid from plan assets. This transaction resulted in a settlement loss of approximately $88 million. Participants who did not accept the lump sum offer will continue to be eligible to receive annuity payments in accordance with the terms of the plan.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

9. Retirement Benefits (Continued)

        In 2012 and 2011, obligations relating to a certain group of deferred vested participants were settled in the U.K. resulting in a reduction in the obligations through payments of $74 million and $40 million, respectively.

        The following table provides the amounts recognized in the consolidated balance sheets:

	As of December 31,
	2012			2011
	U.S.	U.K.	Rest of World	U.S.	U.K.	Rest of World
	(Dollars in millions)
Non-current assets	$—	$822	$1	$—	$916	$2
Current liabilities	—	—	(24)	—	—	(23)
Long-term liabilities	(269)	—	(629)	(327)	—	(504)

Net amount recognized	$(269)	$822	$(652)	$(327)	$916	$(525)

        The pre-tax amounts recognized in accumulated other comprehensive earnings (losses) consist of:

	As of December 31,
	2012			2011
	U.S.	U.K.	Rest of World	U.S.	U.K.	Rest of World
	(Dollars in millions)
Prior service benefit (cost)	$—	$—	$(3)	$(2)	$—	$(3)
Net gain (loss)	(314)	(153)	(281)	(391)	140	(160)

Accumulated other comprehensive earnings (loss)	$(314)	$(153)	$(284)	$(393)	$140	$(163)

        Information for pension plans with an accumulated benefit obligation in excess of plan assets is as follows:

	As of December 31,
	2012		2011
	U.S.	Rest of World	U.S.	Rest of World
	(Dollars in millions)
Projected benefit obligation	$1,073	$914	$1,284	$766
Accumulated benefit obligation	1,068	850	1,278	720
Fair value of assets	804	260	957	239

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

9. Retirement Benefits (Continued)

        The following table provides the components of net pension cost (income) and other amounts recognized in other comprehensive (earnings) loss for the Company's defined benefit pension plans and defined contribution plans:

	Years Ended December 31,
	2012			2011			2010
	U.S.	U.K.	Rest of World	U.S.	U.K.	Rest of World	U.S.	U.K.	Rest of World
	(Dollars in millions)
Net pension cost (income)
Defined benefit plans:
Service cost	$4	$—	$19	$4	$—	$19	$6	$—	$18
Interest cost	59	215	38	62	243	41	63	250	39
Expected return on plan assets	(80)	(328)	(20)	(78)	(343)	(20)	(77)	(327)	(21)
Curtailment/Settlement (gain) loss	92	—	2	—	—	—	(26)	1	(1)
Amortization of prior service (benefit) cost	2	—	—	2	—	1	(5)	—	—
Amortization of net (gain) loss	19	—	9	1	—	3	—	—	2

Defined benefit plans	96	(113)	48	(9)	(100)	44	(39)	(76)	37
Defined contribution plans cost	22	3	16	21	1	16	12	—	12

Net pension cost (income)	118	(110)	64	12	(99)	60	(27)	(76)	49

Other changes in plan assets and benefit obligations recognized in other comprehensive (earnings) loss
Prior service (benefit) cost	—	—	1	—	—	—	35	—	1
Net (gain) loss	33	293	132	188	(329)	83	68	(116)	(16)
Amortization or curtailment recognition of prior service benefit (cost)	(2)	—	(1)	(2)	—	(1)	5	—	—
Amortization or settlement recognition of net gain (loss)	(110)	—	(11)	(1)	—	(3)	—	—	(2)

Total recognized in other comprehensive (earnings) loss	(79)	293	121	185	(329)	79	108	(116)	(17)

Total recognized net pension (income) cost and other comprehensive (earnings) loss	$39	$183	$185	$197	$(428)	$139	$81	$(192)	$32

        During the year ended December 31, 2010, the Company recorded a gain of $35 million related to the curtailment of the U.S. salaried pension plan, partially offset by a $9 million loss on settlement of certain supplemental retirement plans in the U.S.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

9. Retirement Benefits (Continued)

        The estimated amounts that will be amortized from accumulated other comprehensive earnings over the next fiscal year are as follows:

	Year Ending December 31, 2013
	U.S.	Rest of World
	(Dollars in millions)
Prior service (benefit) cost	$—	$1
Net (gain) loss	27	18

Total	$27	$19

        Plan Assumptions.    The weighted-average assumptions used to determine net periodic benefit cost were:

	Years Ended December 31,
	2012			2011			2010
	U.S.	U.K.	Rest of World	U.S.	U.K.	Rest of World	U.S.	U.K.	Rest of World
Discount rate	4.75%	4.75%	4.82%	5.50%	5.50%	5.44%	6.00%	5.75%	5.27%
Expected long-term return on plan assets	7.75%	6.25%	6.50%	8.00%	6.50%	6.36%	8.36%	6.50%	6.69%
Rate of increase in compensation levels	4.76%	N/A	2.92%	4.78%	N/A	2.89%	4.00%	N/A	2.84%

        To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. In 2009, the U.K. pension plan was closed to future benefits, therefore the rate of increase in compensation was not applicable in determining the net period benefit cost for 2012, 2011 and 2010, nor in determining the benefit obligation as of December 31, 2012 and 2011.

        The weighted-average assumptions used to calculate the benefit obligations were:

	As of December 31,
	2012			2011
	U.S.	U.K.	Rest of World	U.S.	U.K.	Rest of World
Discount rate	4.00%	4.25%	3.90%	4.75%	4.75%	4.82%
Rate of increase in compensation levels	5.00%	N/A	2.90%	4.76%	N/A	2.92%

        Plan Assets.    The U.S. and U.K. plan assets represent approximately 95% of the total plan assets of defined benefit plans. All remaining assets are deemed immaterial and not reflected below.

        The goals and investment objectives of the asset strategy are to ensure that there is an adequate level of assets to meet benefit obligations to participants and retirees over the life of the participants and maintain liquidity in the plan's assets sufficient to cover current benefit obligations. Risk is managed by investing in a broad range of asset classes and the use of liability matching derivative

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

9. Retirement Benefits (Continued)

instruments. Within the asset classes, investments are made in a broad range of individual securities. There are no equity securities of the Company in the equity asset category.

        The investment policy for the U.K. pension plan is based on a low volatility and risk asset allocation that targets a sufficient level of return to meet benefit payments as they become due over the long term. The investment policy includes a significant allocation to a liability driven cash-flow matching strategy which also includes a substantial interest rate and inflation hedging program. The remaining assets are invested mainly in physical and synthetic equities (with a degree of protection from downside risk), a range of U.K., U.S. and other credit opportunities (including asset backed securities) and property to achieve a diversified real return to meet the expected future liability outflows.

        In 2011, the existing U.S. investment policy was realigned similar to the U.K. investment policy. The objective of this change was to maintain the expected return on assets while allocating assets in line with a liability driven investment philosophy. The new allocation replaced equity holdings with structured equity derivatives allowing for assets to be re-invested in liability matching fixed income securities. Additional downside equity protection was put in place, significantly reducing volatility. Previously the U.S. pension plan sought a target allocation of 60% in equity investments and 40% in fixed income investments.

        As of December 31, 2012, the investment policy resulted in an asset allocation for all plans of 69% in fixed income investments, 14% in equity and structured equity investments, 4% in real estate, 13% in cash and other investments. Equity investments include investments in large-cap and mid-cap companies and mutual funds located throughout the world. Structured equity investments include equity option "collar" structures which reduce the outright exposure to falls in the levels of underlying equity markets. Fixed income securities include government bonds, corporate bonds of companies from diversified industries, asset backed securities and collateral assets held in government bonds for structured equity holdings. Real estate includes investments in real estate and funds that invest in real estate. Cash and other investments primarily include cash held by the plan, U.K. government treasuries and certain types of derivative instruments including interest rate and inflation swaps that are utilized to manage risks associated with the assets held by the plan.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

9. Retirement Benefits (Continued)

        The fair value of the Company's U.S. and U.K. pension plan assets is accounted for in accordance with ASC 820, "Fair Value Measurements and Disclosures," which prioritizes the inputs to valuation techniques used to measure fair value into a three-level hierarchy (see Note 10). The fair value of these pension plan assets, by asset category, is as follows:

	As of December 31,
	2012			2011
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
	(Dollars in millions)
Cash and cash equivalents	$873	$—	$—	$938	$—	$—
Fixed income investments:
Corporate bonds	1,923	—	—	1,687	—	—
U.K. government guaranteed bonds	1,728	—	—	2,148	—	—
Collateral assets for structured equity holdings	231	—	—	212	—	—
Asset backed securities	—	502	—	—	—	—
Interest rate and inflation swaps, net	—	—	—	—	504	—
Equities:
Common stock	349	—	—	3	—	—
Structured equity holdings	—	574	—	—	685	—
Real estate	—	228	—	—	272	—
Other	—	(52)	—	—	(58)	—

Total assets at fair value	$5,104	$1,252	$—	$4,988	$1,403	$—

        Contributions.    In 2013, the Company's minimum expected funding is approximately $50 million for U.S. pension plans (subject to reduction based on application of 2012 discretionary payments), $48 million for the U.K. pension plan and approximately $52 million for pension plans in the rest of the world. However, the Company may, at its discretion, make additional contributions.

        Expected Future Pension Benefit Payments.    The following pension benefit payments, which reflect current obligations and expected future service, as appropriate, are expected to be paid from the underlying plans to the participants:

Years Ending December 31,	U.S.	U.K.	Rest of World
	(Dollars in millions)
2013	$52	$264	$49
2014	53	262	46
2015	78	261	47
2016	55	260	49
2017	56	263	49
2018 - 2021	287	1,312	268

        Other Benefits.    The Company also sponsors qualified defined contribution pension plans covering employees at certain operations and an unfunded non-qualified defined contribution plan for a select group of highly compensated employees. These plans allow participants to defer compensation, and generally provide employer matching contributions.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

9. Retirement Benefits (Continued)

        Restructuring Curtailments.    For the year ended 2010, the Company recorded curtailment gains as a result of the headcount reductions that were undertaken, and the corresponding reduction of pension benefit obligations to those employees. Such curtailments are reflected in restructuring charges in the accompanying consolidated statement of earnings (see Note 13).

  Postretirement Benefits Other Than Pensions ("OPEB")

        The Company provides health care and life insurance benefits for a substantial number of its retired employees in the United States and Canada, and for certain future retirees. The health care plans provide for the sharing of costs, in the form of retiree contributions, deductibles and coinsurance. Life insurance benefits are generally noncontributory. The Company's policy is to fund the cost of postretirement health care and life insurance benefits as those benefits become payable.

        The following table provides a reconciliation of the changes in the plans' benefit obligation and fair value of assets during the years ended December 31, 2012 and December 31, 2011, and a statement of the funded status of the programs as of December 31, 2012 and 2011:

	2012		2011
	U.S.	Rest of World	U.S.	Rest of World
	(Dollars in millions)
Change in benefit obligation:
Benefit obligations at beginning of period	$357	$105	$396	$99
Service cost	1	1	1	1
Interest cost	16	5	20	5
Actuarial (gain) loss	(6)	(7)	67	13
Foreign currency exchange rate changes	—	3	—	(3)
Plan amendments	—	3	(91)	—
Curtailment / settlement gain	(1)	—	—	(3)
Plan participant contributions	1	—	3	—
Benefits paid	(38)	(7)	(39)	(7)

Benefit obligations at December 31,	330	103	357	105

Change in plan assets:
Fair value of plan assets at beginning of period	—	—	—	—
Company contributions	37	7	36	8
Plan participant contributions	1	—	3	—
Settlements	—	—	—	(1)
Benefits paid	(38)	(7)	(39)	(7)

Fair value of plan assets at December 31,	—	—	—	—

Funded status at December 31,	$(330)	$(103)	$(357)	$(105)

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

9. Retirement Benefits (Continued)

        The following table provides the amounts recognized in the consolidated balance sheets:

	As of December 31,
	2012		2011
	U.S.	Rest of World	U.S.	Rest of World
	(Dollars in millions)
Current liabilities	$(30)	$(7)	$(35)	$(6)
Long-term liabilities	(300)	(96)	(322)	(99)

Total amount recognized	$(330)	$(103)	$(357)	$(105)

        The pre-tax amounts recognized in accumulated other comprehensive earnings (losses) consist of:

	As of December 31,
	2012		2011
	U.S.	Rest of World	U.S.	Rest of World
	(Dollars in millions)
Prior service benefit (cost)	$146	$26	$198	$35
Net gain (loss)	(33)	(9)	(34)	(17)

Accumulated other comprehensive earnings (loss)	$113	$17	$164	$18

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

9. Retirement Benefits (Continued)

        The following table provides the components of net postretirement benefit (income) cost and other amounts recognized in other comprehensive (earnings) loss for the plans.

	Years Ended December 31,
	2012		2011		2010
	U.S.	Rest of World	U.S.	Rest of World	U.S.	Rest of World
	(Dollars in millions)
Net postretirement benefit (income) cost:
Service cost	$1	$1	$1	$1	$1	$1
Interest cost	16	5	20	5	23	6
Curtailment/Settlement (gain) loss	(36)	—	—	(2)	(3)	(5)
Amortization of prior service (benefit) cost	(22)	(7)	(15)	(6)	(15)	(6)
Amortization of net (gain) loss	—	1	(4)	—	(5)	—

Net postretirement benefit (income) cost	(41)	—	2	(2)	1	(4)

Other changes in plan assets and benefit obligations recognized in other comprehensive (earnings) loss:
Prior service (benefit) cost	—	3	(89)	1	(6)	(2)
Net (gain) loss	(6)	(8)	65	12	8	(5)
Amortization or curtailment recognition of prior service benefit (cost)	51	6	15	6	15	6
Amortization or settlement recognition of net gain (loss)	6	(1)	4	—	5	—

Total recognized in other comprehensive (earnings) loss	51	—	(5)	19	22	(1)

Total recognized net postretirement benefit (income) cost and other comprehensive (earnings) loss	$10	$—	$(3)	$17	$23	$(5)

        Curtailments and Settlements.    The Company recorded settlement gains during the year ended December 31, 2012 of approximately $36 million related to the termination of retiree medical benefits for certain salaried and hourly employees. During the years ended December 31, 2011 and 2010, the Company recorded settlement gains of approximately $2 million and $8 million, respectively, related to retiree medical buyouts.

        The estimated amounts that will be amortized from accumulated other comprehensive earnings over the next fiscal year are as follows:

	Year Ending December 31, 2013
	U.S.	Rest of World
	(Dollars in millions)
Prior service (benefit) cost	$(17)	$(6)
Net actuarial (gain) loss	1	1

Total	$(16)	$(5)

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

9. Retirement Benefits (Continued)

        Plan Assumptions.    The weighted-average assumptions used to determine net postretirement benefit (income) cost were:

	Years Ended December 31,
	2012		2011		2010
	U.S.	Rest of World	U.S.	Rest of World	U.S.	Rest of World
Discount rate	4.75%	4.50%	5.50%	5.50%	6.00%	5.75%

        The discount rate and assumed health care cost trend rates used in the measurement of the benefit obligation as of the applicable measurement dates were:

	As of December 31,
	2012		2011
	U.S.	Rest of World	U.S.	Rest of World
Discount rate	4.00%	4.00%	4.75%	4.50%
Initial health care cost trend rate at end of year	7.00%	4.00%	7.00%	7.00%
Ultimate health care cost trend rate	5.00%	5.00%	5.00%	5.00%
Year in which ultimate rate is reached	2017	2017	2018	2015

        A one-percentage-point change in the assumed health care cost trend rate would have had the following effects:

	One-Percentage-Point
	Increase		Decrease
	U.S.	Rest of World	U.S.	Rest of World
	(Dollars in millions)
Effect on total of service and interest cost components for the year ended December 31, 2012	$1	$1	$(1)	$(1)
Effect on postretirement benefit obligation as of measurement date	$20	$9	$(18)	$(8)

        Contributions.    The Company funds its OPEB obligations on a pay-as-you-go basis. In 2013, the Company expects to contribute approximately $38 million to its OPEB plans.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

9. Retirement Benefits (Continued)

        Expected Future Postretirement Benefit Payments.    The following postretirement benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Years Ending December 31,	U.S.	Rest of World
	(Dollars in millions)
2013	$31	$7
2014	30	6
2015	29	6
2016	28	6
2017	26	6
2018 - 2021	112	32

10. Fair Value Measurements

        The inputs to valuation techniques used to measure fair value are prioritized into a three-level hierarchy. This hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities and lowest priority to unobservable inputs, as follows:

          Level 1.    The Company utilizes the market approach to determine the fair value of its assets and liabilities under Level 1 of the fair value hierarchy. The market approach pertains to transactions in active markets involving identical or comparable assets or liabilities.

          Level 2.     The fair values determined through Level 2 of the fair value hierarchy are derived principally from or corroborated by observable market data under the market approach. Inputs include quoted prices for similar assets and liabilities (risk adjusted), and market-corroborated inputs, such as market comparables, interest rates, yield curves and other items that allow value to be determined.

          Level 3.     The Company utilizes the income approach or the cost approach, as appropriate, to determine the fair value of its assets and liabilities under Level 3 of the fair value hierarchy. The fair value is derived principally from unobservable inputs from the Company's own assumptions about market risk, developed based on the best information available, subject to cost-benefit analysis, and may include the Company's own data. When there are pension related assets with fair value determined through Level 3, fair value is derived principally from unobservable inputs provided by the trustee (see Note 9). When there are no observable comparables, inputs used to determine value are derived from Company-specific inputs, such as projected financial data and the Company's own views about the assumptions that market participants would use.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

10. Fair Value Measurements (Continued)

  Items Measured at Fair Value on a Recurring Basis

        The fair value measurements for assets and liabilities recognized in the Company's consolidated balance sheet are as follows:

	As of December 31,
	2012			2011
	Carrying Value	Fair Value	Measurement Approach	Carrying Value	Fair Value
	(Dollars in millions)
Foreign currency exchange contracts—current assets	$16	$16	Level 2	$3	$3
Foreign currency exchange contracts—noncurrent assets	9	9	Level 2	—	—
Short-term debt, fixed and floating rate	67	67	Level 2	65	65
Floating rate long-term debt	—	—	Level 2	1	1
Fixed rate long-term debt	1,395	1,677	Level 2	1,466	1,585
Foreign currency exchange contracts—current liability	—	—	Level 2	27	27
Foreign currency exchange contracts—noncurrent liability	—	—	Level 2	29	29
Interest rate swap contracts—noncurrent liability	1	1	Level 2	1	1
Commodity contracts—current liability	—	—	Level 2	4	4

        The carrying value of short-term debt approximates fair value because of the short term nature of these instruments.

        The fair value of long-term debt was determined primarily from quoted market prices, as provided by participants in the secondary marketplace. For long-term debt without a quoted market price, the Company estimates the fair value using discounted cash flow models with market based borrowing rates for similar types of arrangements. Upon issuance of the Company's exchangeable notes, a debt discount was recognized as a decrease in debt and an increase in equity. Accordingly, the Company's fair value and carrying value of long-term fixed rate debt as of December 31, 2012 is net of the unamortized discount of $24 million (see Note 12).

        The Company's foreign currency exchange contracts, commodity contracts, and interest rate swap contracts are recorded at fair value, using quoted currency forward rates, quoted commodity forward rates, and quoted interest rate curves, respectively, to calculate forward values, and then discounting the forward values. In addition, the Company's calculation of the fair value of its foreign currency option contracts uses quoted currency volatilities.

        The discount rates for all derivative contracts are based on quoted bank deposit or swap interest rates. For contracts which, when aggregated by counterparty, are in a liability position, the rates are adjusted by the credit spread which market participants would apply if buying these contracts from the Company's counterparties.

        There were no changes in the Company's valuation techniques during the year ended December 31, 2012.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

10. Fair Value Measurements (Continued)

        The following table represents the movement of amounts reported in accumulated other comprehensive earnings (losses) from deferred cash flow hedges, net of tax.

	Years Ended December 31,
	2012	2011
	(Dollars in millions)
Balance at beginning of period	$(48)	$8
Net change in derivative fair value and other movements during the year	61	(45)
Net amounts reclassified to statement of earnings during the year	(3)	(11)

Balance at end of period	$10	$(48)

        The gains and losses reclassified into earnings include the discontinuance of cash flow hedges, which were immaterial in 2012 and 2011.

  Items Measured at Fair Value on a Nonrecurring Basis

        In addition to items that are measured at fair value on a recurring basis, the Company also has assets and liabilities in its balance sheet that are measured at fair value on a nonrecurring basis and therefore are not included in the tables above. Assets and liabilities that are measured at fair value on a nonrecurring basis include long-lived assets, including investments in affiliates, which are written down to fair value as a result of impairment (see Note 6 for impairments of intangible assets and Note 13 for impairments of long-lived assets), asset retirement obligations, and restructuring liabilities (see Note 13).

        The Company has determined that the fair value measurements related to each of these assets and liabilities rely primarily on Company-specific inputs and the Company's assumptions about the use of the assets and settlement of liabilities, as observable inputs are not available. As such, the Company has determined that each of these fair value measurements reside within Level 3 of the fair value hierarchy. To determine the fair value of long-lived assets, the Company utilizes the projected cash flows expected to be generated by the long-lived assets, then discounts the future cash flows over the useful life of the long-lived assets by using a risk-adjusted rate for the Company. To estimate the fair value of the expected expense for asset retirement obligations, the Company uses standard engineering cost estimation techniques to determine the expenses to be incurred at the time the asset retirement obligation is settled, and then determines the present value of the expense using a discount rate equal to the current London Inter-Bank Offered Rates ("LIBOR") plus the applicable margin for borrowing on the Company's senior secured revolving credit facility (see Note 12). For restructuring obligations, the amount recorded represents the fair value of the payments expected to be made based on the termination benefits provided to the affected employees, and are discounted using a risk-adjusted rate for the Company if the payments are expected to extend beyond one year.

        As of December 31, 2012, the Company had $121 million of restructuring accruals and $11 million of asset retirement obligations, which were measured at fair value upon initial recognition of the associated liability. For the year ended December 31, 2012, the Company recorded asset impairments of

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

10. Fair Value Measurements (Continued)

$4 million associated with its determination of the fair value of its long-lived assets that exhibited indicators of impairment (see Note 13).

11. Financial Instruments

        The Company is exposed to certain financial market risks related to its ongoing business operations. The primary risks managed through derivative financial instruments and hedging activities are foreign currency exchange rate risk, interest rate risk and commodity price risk. Derivative financial instruments and hedging activities are utilized to protect the Company's cash flow from adverse movements in foreign currency exchange rates and commodity prices as well as to manage interest costs. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the derivative financial instruments. The Company attempts to limit this exposure by entering into agreements directly with a number of major financial institutions that meet the Company's credit standards and that are expected to fully satisfy their obligations under the contracts, and by monitoring the Company's credit exposure to each counterparty in light of its current credit quality.

        The Company manufactures and sells its products in countries throughout the world. As a result, it is exposed to fluctuations in foreign currency exchange rates. The Company enters into foreign exchange contracts to hedge portions of its foreign currency denominated forecasted revenues, purchases and the subsequent cash flows after considering natural offsets within the consolidated group. The effective part of the gains or losses on these instruments are generally recorded in other comprehensive earnings (losses) until the underlying transaction is recognized in net earnings. The earnings impact is reported either in sales, cost of sales, or other expense (income)—net, to match the underlying transaction. The ineffective portion of the gains or losses on these contracts, as well as all gains or losses on contracts which are held for economic purposes but not designated for hedge accounting treatment (including contracts that do not qualify for hedge accounting purposes), are reported in earnings immediately.

        In addition, the Company enters into certain foreign exchange contracts that do not qualify for hedge accounting under ASC 815 to hedge recognized foreign currency transactions. Gains and losses on these contracts are recorded in net earnings and are substantially offset by the effect of the revaluation of the underlying foreign currency denominated transaction.

        As of December 31, 2012, the Company had a notional value of $2.0 billion in foreign exchange contracts outstanding. These foreign exchange contracts mature at various dates through October 2015. Foreign currency exposures are reviewed monthly and any natural offsets are considered prior to entering into a derivative financial instrument.

        As of December 31, 2012, the Company had two offsetting interest rate swap agreements outstanding, each with a notional value of $25 million. The Company's exposure to interest rate risk arises primarily from changes in LIBOR.

        Derivative Instruments.    The fair values of the Company's derivative instruments as of December 31, 2012 and 2011 was $40 million and $23 million, respectively, in the asset position, and $16 million and $81 million, respectively, in the liability position. These amounts consist of interest rate contracts, foreign currency exchange contracts, and commodity contracts, none of which are individually significant.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

11. Financial Instruments (Continued)

        Cash Flow Hedges.    For any derivative instrument that is designated and qualifies as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of OCI, and is subsequently reclassified into earnings in the same period, or periods, during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in earnings. Approximately $7 million of gains, net of tax, which are included in Other Comprehensive Income ("OCI") expected to be reclassified into earnings in the next twelve months.

        For the years ended December 31, 2012, 2011 and 2010, the effective portion of gains and losses on derivatives designated as cash flow hedges and recognized in OCI was a gain of $80 million, a loss of $68 million and a gain of $27 million, respectively, which were related to foreign currency exchange contracts. The effective portion of gains on cash flow hedges reclassified from OCI into the statement of earnings for the years ended December 31, 2012, 2011 and 2010 was $3 million, $11 million and $13 million, respectively, and was included in various line items on the statement of earnings.

        Gains or losses recognized in income related to hedge ineffectiveness for the years ended December 31, 2012 and 2011 were not significant.

        Fair Value Hedges.    For any derivative instrument that is designated and qualifies as a fair value hedge, the gain or loss on the derivative as well as the offsetting loss or gain on the underlying hedged item is recognized in current earnings. As of December 31, 2012 and 2011, the Company had no fair value hedges outstanding.

        Undesignated Derivatives.    For the years ended December 31, 2012, 2011 and 2010, the Company recognized a gain of $14 million, a loss of $10 million, and a gain of $11 million, respectively, in other (income) expense—net, for derivative instruments not designated as hedging instruments.

        Credit-Risk-Related Contingent Features.    The Company has entered into International Swaps and Derivatives Association ("ISDA") agreements with each of its significant derivative counterparties. These agreements provide bilateral netting and offsetting of accounts that are in a liability position with those that are in an asset position. These agreements do not require the Company to maintain a minimum credit rating in order to be in compliance with the terms of the agreements and do not contain any margin call provisions or collateral requirements that could be triggered by derivative instruments in a net liability position. As of December 31, 2012, the Company had not posted any collateral to support its derivatives in a liability position.

Offsetting of Derivative Assets and Liabilities

        The following tables reflect the offsetting of derivative assets and liabilities:

	As of December 31, 2012			As of December 31, 2011
	Gross Amounts Recognized	Gross Amounts Offset	Net Amounts Reported	Gross Amounts Recognized	Gross Amounts Offset	Net Amounts Reported
	(Dollars in millions)
Derivative Assets:
Foreign Currency	$40	$(15)	$25	$23	$(20)	$3
Derivative Liabilities:
Interest Rate Contracts	1	—	1	1	—	1
Foreign Currency	15	(15)	—	76	(20)	56
Commodity Contracts	—	—	—	4	—	4

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

12. Debt

        Subsequent Events.    In February 2013, the Company issued $400 million in aggregate principal amount of 4.5% senior unsecured notes due 2021 (the "4.50% Senior Notes") in a private placement, and for the six months ended June 28, 3013, repurchased portions of its senior unsecured notes due in 2014 and 2017 totaling approximately $91 million in principal amount, as further described in Note 22.

        Debt.    Total outstanding debt of the Company consisted of the following:

	As of December 31,
	2012	2011
	(Dollars in millions)
Short-term debt	$67	$65

Long-term debt:
Senior notes, due 2014	$533	$550
Senior notes, due 2017	667	693
Exchangeable senior notes, due 2015	150	143
Revolving credit facility	—	—
Capitalized leases	13	21
Other borrowings	32	60

Total long-term debt	1,395	1,467
Less current portion	26	39

Long-term debt, net of current portion	$1,369	$1,428

        The weighted average interest rate on the Company's debt as of December 31, 2012 and 2011 was 7.3% and 7.5%, respectively, excluding the effect of interest rate swaps. The maturities of long-term debt outstanding as of December 31, 2012 are:

Years Ended December 31,	(Dollars in millions)
2013	$26
2014	536
2015	152
2016	3
2017	668
Thereafter	10

Total	$1,395

Senior Notes

        8.875% Senior Notes.    In November 2009, the Company issued $250 million in aggregate principal amount of 8.875% senior unsecured notes due 2017 (the "8.875% Senior Notes") in a private placement. Interest is payable semi-annually on June 1 and December 1 of each year. The 8.875% Senior Notes are unconditionally guaranteed on a senior unsecured basis by substantially all existing and future wholly-owned domestic subsidiaries of the Company and by TRW Automotive Finance (Luxembourg), S.a.r.l., a Luxembourg subsidiary.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

12. Debt (Continued)

        2007 Senior Notes.    In March 2007, the Company issued 7% senior unsecured notes and 6 3/8% senior unsecured notes, each due 2014, in principal amounts of $500 million and €275 million, respectively, and 7 1/4% senior unsecured notes due 2017 in the principal amount of $600 million (collectively, the "2007 Senior Notes") in a private placement. Interest is payable semi-annually on March 15 and September 15 of each year. The 2007 Senior Notes are unconditionally guaranteed on a senior unsecured basis by substantially all existing and future wholly-owned domestic subsidiaries of the Company and by TRW Automotive Finance (Luxembourg), S.a.r.l., a Luxembourg subsidiary.

        Senior Note Repurchases.    During 2012 and 2011, the Company repurchased portions of its senior notes totaling approximately $48 million and $256 million, respectively, in principal amount and recorded a loss on retirement of debt of $5 million and $24 million, respectively, including the write-off of a portion of debt issuance costs, discounts and premiums. The repurchased notes were retired upon settlement.

Exchangeable Senior Notes

        In November 2009, the Company issued approximately $259 million in aggregate principal amount of 3.50% exchangeable senior unsecured notes due 2015 (the "Exchangeable Senior Notes") in a private placement. Prior to September 1, 2015, the notes are exchangeable only upon specified events or conditions being met and, thereafter, at any time. One condition, the sales price condition (described below), was met as of December 31, 2012, and as such, the notes are exchangeable in the first quarter of 2013. They will remain exchangeable in subsequent quarters if the sale price condition continues to be met, which occurs if the last reported sale price of the Company's common stock for at least 20 of the last 30 trading days of the immediately preceding quarter is greater than 130% of the applicable exchange price. The initial exchange rate is 33.8392 shares of the Company's common stock per $1,000 principal amount of notes (equivalent to an exchange price of approximately $29.55 per share of common stock), subject to adjustment. Upon exchange, the Company's exchange obligation may be settled, at its option, in shares of its stock, cash or a combination of cash and shares of its stock. The Exchangeable Senior Notes are senior unsecured obligations of the Company. Interest is payable on June 1 and December 1 of each year. The Exchangeable Senior Notes will mature on December 1, 2015, unless earlier exchanged, repurchased by the Company at the holder's option upon a fundamental change, or redeemed by the Company after December 6, 2013, at the Company's option if certain conditions are met.

        The Exchangeable Senior Notes were recorded with a debt discount which decreased debt and increased paid-in-capital in order to separate the liability and embedded equity components. The debt component will accrete up to the principal amount to effectively yield 9.0% over the term of the debt. The debt discount as of December 31, 2012 and December 31, 2011 was $24 million and $31 million, respectively. The total interest expense recognized for the years ended December 31, 2012, 2011 and 2010, was approximately $13 million, $16 million, and $18 million, respectively, including $6 million, $8 million, and $9 million in each respective period relating to the stated coupon rate.

        Exchangeable Senior Note Repurchases.    During 2011, the Company repurchased portions of its Exchangeable Senior Notes totaling approximately $85 million in principal amount and recorded a loss on retirement of debt of $13 million, including the write-off of a portion of debt issuance costs and the debt discount. In addition, during the same 2011 period, the Company recorded a reduction of

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

12. Debt (Continued)

$66 million to paid-in-capital relating to the repurchase of the conversion feature of the Exchangeable Senior Notes. The repurchased notes were retired upon settlement.

Senior Secured Revolving Credit Facilities

        During the third quarter of 2012, the Company entered into its Eighth Amended and Restated Credit Agreement (the "Eighth Credit Agreement") with the lenders party thereto. The Eighth Credit Agreement provides for senior secured credit facilities consisting of (i) a revolving credit facility in the amount of $1.4 billion which matures in September 2017, subject to certain conditions described below (the "Revolving Credit Facility"), and (ii) additional availability which may be used in the future for one or more term loans or additional revolving facilities (together with the Revolving Credit Facility, the "Facilities"). All of the Facilities are undrawn. The Eighth Credit Agreement also amends certain other provisions of the prior credit agreement, the Seventh Amended and Restated Credit Agreement, dated as of December 21, 2009 (the "Prior Agreement"), including replacing the Revolving Credit Facility's leverage-based pricing grid with a ratings-based pricing grid, reducing the interest rate on amounts drawn under the Revolving Credit Facility and the fees charged on undrawn availability, as well as amending certain other covenants which are now more favorable to the Company. The Company paid fees and expenses totaling approximately $9 million relating to the transaction. For the year ended December 31, 2012, the Company recorded a loss on retirement of debt of $1 million related to the write-off of a portion of debt issuance costs associated with the Prior Agreement.

        The Revolving Credit Facility will mature on September 28, 2017; provided that if, as of (a) the last fiscal day of October 2016, with respect to the Company's 7 1/4% senior unsecured notes due 2017, or (b) the last fiscal day of July 2017, with respect to the Company's 8.875% Senior Notes due 2017 (each such series of notes, "Inside Maturity Notes"), an aggregate amount of the applicable Inside Maturity Notes in excess of $100 million remains outstanding and the amount of available liquidity does not exceed the aggregate amount of cash necessary to redeem such Inside Maturity Notes by at least $500 million, then the maturity date of the Revolving Credit Facility will be 20 business days after either such date.

        The commitment fee and the applicable margin for borrowing on the Revolving Credit Facility are subject to a ratings-based pricing grid. The applicable margin in effect as of December 31, 2012 was 0.75% with respect to base rate borrowings and 1.75% with respect to eurocurrency borrowings. The commitment fee on the undrawn amounts under the Revolving Credit Facility was 0.30%.

        Obligations under the Facilities are secured by a perfected first priority security interest in, and mortgages on, substantially all tangible and intangible assets of TRW Automotive Inc. ("TAI"), a wholly owned subsidiary of TRW Automotive Holdings Corp. ("TAHC"), and substantially all of its domestic subsidiaries, including a pledge of 100% of the stock of TAI and substantially all of its domestic subsidiaries and 65% of the stock of foreign subsidiaries owned directly by domestic entities. In addition, foreign borrowings under the Revolving Credit Facility are secured by assets of the foreign borrowers.

        During 2011, the Company made an offer to certain lenders under the Prior Agreement whose commitments were scheduled to mature on May 9, 2012 to extend the maturity date of their commitments to November 30, 2014. Effective May 2, 2011, the Company terminated the commitments of those lenders who did not accept the offer. In conjunction with the termination, the Company

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

12. Debt (Continued)

recorded a loss on retirement of debt of $3 million related to the write-off of a portion of the debt issuance costs.

Debt Covenants

        Senior Notes.    The indentures governing the 2007 Senior Notes and the 8.875% Senior Notes contain covenants that impose significant restrictions on the Company's business. The covenants, among other things, could restrict, subject to a number of qualifications and limitations, the ability of TAI and its subsidiaries to pay certain dividends and distributions, or repurchase equity interests of the Company and certain of its subsidiaries (unless certain conditions are met), incur liens, engage in mergers or consolidations, and enter into sale and leaseback transactions. The indentures for each of the Company's outstanding notes also contain customary events of default.

        Senior Secured Credit Facilities.    If the Company's leverage ratio as defined in the Eighth Credit Agreement is greater than 1.5 to 1.0, the agreement restricts the repurchase of indebtedness, the purchase or redemption of the Company's common stock, and the payment of cash dividends, pursuant to a formula based on the Company's consolidated net income. Further, the Eighth Credit Agreement contains a number of covenants that, among other things, could restrict, subject to certain exceptions, the ability of TAI and its subsidiaries to incur additional indebtedness or issue preferred stock; repay other indebtedness; repurchase capital stock; create liens on assets; make investments, loans or advances; make certain acquisitions; engage in mergers or consolidations; enter into sale and leaseback transactions; engage in certain transactions with affiliates; amend certain material agreements governing TAI's indebtedness; and change the business conducted by the Company. In addition, the Eighth Credit Agreement contains financial covenants relating to a leverage ratio and a minimum interest coverage ratio, which ratios are calculated on a trailing four quarter basis. Other covenants restrict the payment of dividends or other distributions by TAI, subject to specified exceptions. The exceptions include, among others, payments or distributions to enable the Company to enter into certain derivative transactions in relation to TAI's exchangeable bonds, or in respect of expenses required for TAHC to maintain its corporate existence, general corporate overhead expenses, tax liabilities and legal and accounting fees. Since TAHC is a holding company without any independent operations, it does not have significant cash obligations and is able to meet its limited cash obligations with payments or distributions from TAI under the exceptions to our debt covenants. The Eighth Credit Agreement also includes customary events of default.

        As of December 31, 2012, the Company was in compliance with all of its financial covenants.

Debt Repurchases

        As market conditions warrant, the Company may from time to time repurchase debt securities, including exchangeable debt securities, issued by the Company or its subsidiaries, in privately negotiated or open market transactions, by tender offer, exchange offer, or by other means.

Other Borrowings

        The Company has borrowings under uncommitted credit agreements in many of the countries in which it operates. The borrowings are from various domestic and international banks at quoted market interest rates.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

13. Restructuring Charges and Asset Impairments

        On an ongoing basis, the Company evaluates its business and objectives to ensure that it is properly configured and sized based on changing market conditions. Accordingly, the Company implements certain restructuring initiatives, including plant rationalizations and targeted workforce reduction efforts, as it deems appropriate.

        The Company's restructuring charges consist of severance, retention and outplacement services and severance-related postemployment benefits (collectively, "severance and other charges"), curtailment gains related to reductions of pension and retiree medical benefit obligations due to headcount reductions, and asset impairments related to restructuring activities.

        For the year ended December 31, 2012, restructuring charges and asset impairments include the following:

	Chassis Systems Segment	Occupant Safety Systems Segment	Electronics Segment	Automotive Components Segment	Corporate	Total
	(Dollars in millions)
Severance and other charges	$64	$20	$—	$7	$—	$91
Asset impairments related to restructuring activities	2	—	—	—	—	2

Total restructuring charges	66	20	—	7	—	93
Other asset impairments	2	—	—	—	—	2

Total restructuring charges and asset impairments	$68	$20	$—	$7	$—	$95

        During 2012, the Company incurred restructuring charges as part of the Company's ongoing effort to better align the Company's cost structure with global automotive market conditions. Based on such conditions, primarily within the European automotive market, we incurred restructuring charges of $93 million which consisted of $58 million related to workforce reduction initiatives and $35 million related to the closure or planned closure of various facilities. The Company also recorded other asset impairments of $2 million related to the write-down of certain tooling to fair value based on future cash flows.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

13. Restructuring Charges and Asset Impairments (Continued)

        For the year ended December 31, 2011, restructuring charges and asset impairments include the following:

	Chassis Systems Segment	Occupant Safety Systems Segment	Electronics Segment	Automotive Components Segment	Corporate	Total
	(Dollars in millions)
Severance and other charges	$—	$9	$1	$10	$—	$20
Asset impairments related to restructuring activities	—	—	—	1	—	1

Total restructuring charges	—	9	1	11	—	21
Other asset impairments	6	—	—	—	—	6

Total restructuring charges and asset impairments	$6	$9	$1	$11	$—	$27

        During 2011, the Company incurred restructuring charges as part of the Company's ongoing effort to better align the Company's cost structure with global automotive market conditions. The restructuring charges of $21 million consisted of $7 million related to global workforce reduction initiatives and $14 million related to the closure or planned closure of various facilities. The Company also recorded other asset impairments of $5 million related to the write-down of certain investments where the decline in fair value was determined to be other-than-temporary and $1 million related to the write-down of certain machinery and equipment to fair value based on estimated future cash flows.

        For the year ended December 31, 2010, restructuring charges and asset impairments include the following:

	Chassis Systems Segment	Occupant Safety Systems Segment	Electronics Segment	Automotive Components Segment	Corporate	Total
	(Dollars in millions)
Severance and other charges	$13	$23	$(1)	$11	$1	$47
Curtailment gains—net	(1)	—	—	—	—	(1)
Asset impairments related to restructuring activities	(4)	—	—	—	—	(4)

Total restructuring charges	8	23	(1)	11	1	42
Other asset impairments	2	—	—	1	—	3

Total restructuring charges and asset impairments	$10	$23	$(1)	$12	$1	$45

        During 2010, the Company incurred restructuring charges as part of the Company's ongoing effort to better align the Company's cost structure with global automotive market conditions. The restructuring charges of $42 million consisted of $41 million related to global workforce reduction initiatives and $5 million related to the closure or planned closure of various facilities, partially offset by a gain of $4 million on the sale of a property related to a closed North American braking facility, which was previously impaired as part of a 2008 restructuring action. Other asset impairments of

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

13. Restructuring Charges and Asset Impairments (Continued)

$3 million related to the write-down of certain machinery and equipment to fair value based on estimated future cash flows.

Restructuring Reserves

        The following table illustrates the movement of the restructuring reserves for severance and other charges, including reserves related to severance-related postemployment benefits for both periods presented:

	Years Ended December 31,
	2012	2011
	(Dollars in millions)
Beginning balance	$59	$80
Current period accruals, net of changes in estimates	88	20
Increase in accrual due to business acquisition	—	6
Used for purposes intended	(26)	(48)
Effects of foreign currency translation and transfers	—	1

Ending balance	$121	$59

        Of the $121 million restructuring reserve accrued as of December 31, 2012, approximately $105 million is expected to be paid in 2013. The remaining balance is expected to be paid in 2014 through 2017 and is comprised primarily of involuntary employee termination arrangements in Europe.

        The Company completed an acquisition in the Chassis Systems segment during the first quarter of 2011 and assumed a restructuring liability of $6 million.

14. Lease Commitments

        The Company leases certain offices, manufacturing and research buildings, machinery, automobiles and computer and other equipment. Such leases, some of which are noncancelable and in many cases include renewals, are set to expire at various dates. Rental expense for operating leases was $112 million, $111 million, and $104 million for the years ended December 31, 2012, 2011, and 2010, respectively.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

14. Lease Commitments (Continued)

        As of December 31, 2012, the future minimum lease payments for noncancelable capital and operating leases with initial terms in excess of one year were as follows:

Years Ended December 31,	Capital Leases	Operating Leases
	(Dollars in millions)
2013	$3	$93
2014	2	60
2015	3	50
2016	2	44
2017	1	41
Thereafter	5	74

Total minimum payments required	$16	$362

Less amounts representing interest	3

Present value of net minimum capital lease payments	13
Less current installments	2

Obligations under capital leases, excluding current installments	$11

15. Capital Stock

        Subsequent Events.    During the six months ended June 28, 2013, the Company repurchased 2,950,828 shares of its common stock for a total of $200 million, as further described in Note 22.

        Capital Stock.    The Company's authorized capital stock consists of (i) 500 million shares of common stock, par value $.01 per share (the "Common Stock"), of which 119,372,047 shares were issued and outstanding as of December 31, 2012, net of 4,668 shares of treasury stock withheld at cost to satisfy tax obligations for a specific grant under the Company's stock-based compensation plan; and (ii) 250 million shares of preferred stock, par value $.01 per share, including 500,000 shares of Series A junior participating preferred stock, of which no shares are currently issued or outstanding.

        From time to time, capital stock is issued in conjunction with the exercise of stock options and stock-settled stock appreciation rights and the vesting of restricted stock units issued as part of the Company's stock incentive plan (see Note 16).

        Share Repurchase Programs.    On February 16, 2012, the Company announced that its board of directors approved a share repurchase program that is intended to offset, on an ongoing basis, the dilution created by the Company's stock incentive plan (the "Anti-Dilution Program"). In addition, on October 1, 2012, the Company announced a share repurchase program that had been approved by its board of directors during the third quarter of 2012 to acquire up to $1 billion of the Company's outstanding common stock that extends through December 31, 2014.

        During the six months ended June 29, 2012, the Company reached its 2012 board-authorized limit to repurchase 2.3 million shares of its common stock under the Anti-Dilution Program, although additional shares may be purchased in subsequent years. The shares were repurchased at an average price of $44.48 per share, which totaled $102 million.

        During the fourth quarter of 2012, the Company repurchased 3.3 million shares of its common stock under the share repurchase program announced on October 1, 2012. The shares were repurchased at an average price of $49.94 per share, which totaled $166 million.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

16. Share-Based Compensation

Equity Awards

        Effective in February 2003, the Company established the TRW Automotive Holdings Corp. 2003 Stock Incentive Plan (as amended, the "2003 Plan"). As amended, the Plan permitted the grant of up to 23 million stock options, stock appreciation rights, restricted stock and other stock-based awards to the employees, directors or consultants of the Company or its affiliates.

        Effective in May 2012, the Company's shareholders approved the TRW Automotive Holdings Corp. 2012 Stock Incentive Plan (the "2012 Plan"). The 2012 Plan permits the grant of stock options, stock appreciation rights, restricted stock and other stock-based awards to the employees, directors or consultants of the Company or its affiliates. As a result, no new awards will be granted under the 2003 Plan.

        As of December 31, 2012, the Company had 6,148,580 shares of Common Stock available for issuance under the 2012 Plan. In addition, 1,698,337 stock options, 2,291,626 stock-settled stock appreciation rights ("SSARs"), 857,782 nonvested restricted stock units ("RSUs"), and 14,500 nonvested phantom stock units ("PSUs") were outstanding as of December 31, 2012. All of the SSARs and most of the stock options have an 8-year term and vest ratably over three years, whereas the remaining stock options have a 10-year term and vested ratably over five years. Substantially all of the RSUs and PSUs vest ratably over three years.

        Each SSAR entitles the grantee to receive the appreciation in value of one underlying share of the Company's stock from the grant date fair market value to the lesser of the fair market value on the exercise date or the specified maximum value.

        The significant equity award grants during 2012, 2011 and 2010 are as follows:

	February 23, 2012		February 24, 2011		March 3, 2010
	SSARs	RSUs	SSARs	RSUs	SSARs	RSUs
Number Granted	1,282,518	515,523	908,500	317,650	535,300	632,100
Exercise price	$45.11		$54.95		$26.91
Maximum value	$95.00		$100.00		$50.00

        The exercise price of the SSARs and stock options is equal to the average of the high and low stock price of the Company on the grant date.

        The total share-based compensation expense recognized for the Plan was as follows:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
SSARs and stock options	$5	$4	$3
Restricted stock units	16	11	10

Total share-based compensation expense	$21	$15	$13

        The Company uses historical data to estimate SSAR and option exercise and employee termination assumptions within the valuation model. The expected volatilities are primarily developed using historical data of the Company. The expected life of SSARs and options granted represents the period

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

16. Share-Based Compensation (Continued)

of time that they are expected to be outstanding. The risk free rate is based on U.S. Treasury zero-coupon yield curves with a remaining term equal to the expected SSAR and option life.

        Fair value for SSARs was estimated at the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions:

	February 23, 2012	February 24, 2011	March 3, 2010
Expected volatility	79.3%	77.3%	75.8%
Dividend yield	0.00%	0.00%	0.00%
Expected life	5.0 years	5.0 years	5.0 years
Risk-free rate	0.89%	2.19%	2.27%

        A summary of SSAR and stock option activity under the Plan and changes for the year ended December 31, 2012 is presented below:

	Thousands of Options and SSARs	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
				(Dollars in millions)
Outstanding at January 1, 2012	3,855	$30.26
Granted	1,282	45.11
Exercised	(1,072)	24.20
Forfeited or expired	(75)	45.62

Outstanding at December 31, 2012	3,990	36.38	5.0	$69

Exercisable at December 31, 2012	1,989	$26.27	3.2	$55

        The weighted-average grant-date fair value of SSARs granted during the years ended December 31, 2012, 2011 and 2010 was $6.58, $6.54, and $3.45, respectively. The total intrinsic value of SSARs and stock options exercised during the years ended December 31, 2012, 2011 and 2010 was $26 million, $36 million and $89 million, respectively.

        A summary of the status of the Company's nonvested RSUs as of December 31, 2012, and changes during the year ended December 31, 2012, is presented below:

	Thousands of Restricted Stock Units	Weighted- Average Grant-Date Fair Value
Nonvested Units
Nonvested at January 1, 2012	885	$31.79
Granted	517	45.10
Vested	(489)	24.35
Forfeited	(55)	42.96

Nonvested at December 31, 2012	858	$43.35

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

16. Share-Based Compensation (Continued)

        The total fair value of RSUs vested during the years ended December 31, 2012, 2011 and 2010 were $22 million, $32 million and $14 million, respectively.

        As of December 31, 2012, there was $30 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. Such cost is expected to be recognized over a weighted-average period of approximately two years.

  Cash Awards

        For the years ended December 31, 2012, 2011 and 2010, the Company recognized compensation expense associated with its cash-settled share-based compensation and retention awards of approximately $4 million, $15 million and $19 million, respectively. The liability and fair value of the cash awards as of December 31, 2012 were approximately $1 million and $3 million, respectively. The liability and fair value of the cash awards as of December 31, 2011 were approximately $40 million and $45 million, respectively.

        2011 and 2010 Cash Incentive Awards—Executives.    In February 2011 and March 2010, the Company issued cash incentive awards for executive officers (the "2011 Awards" and "2010 Awards", respectively). Each award is divided into three tranches of equal value with a tranche vesting on each of the first, second and third anniversaries of the agreement date. During the year ended December 31, 2012, the first tranche of the 2011 Awards and the second tranche of the 2010 Awards vested and were fully paid. Subsequent to the payment of the first tranche, the target aggregate value of the awards granted in 2011 is approximately $1.9 million, but could range from a minimum value of zero to a maximum value of $2.4 million depending on movement of the Company's stock price during certain determination periods. Similarly, subsequent to payment of the first and second tranches, the remaining target aggregate value of the awards granted in 2010 is approximately $1 million, but could range from a minimum value of zero to a maximum value of $1.1 million depending on movement of the Company's stock price during certain determination periods.

        2009 Awards.    In February 2009, the Company issued cash incentive awards for executive officers, vice presidents and independent directors and retention awards for executive officers and vice presidents of the Company (the "2009 Awards"). For compensation expense purposes, the fair value of the share-based portion of the 2009 Awards was determined based on a lattice model (the Monte Carlo simulation) and was re-measured quarterly. During the first quarter of 2012, approximately $40 million was paid to fully satisfy the obligation for these awards.

17. Related Party Transactions

        Subsequent Event.    In February 2013, AI LLC and certain management stockholders sold 10 million shares of the Company's common stock in an underwritten registered public offering, as further described in Note 22.

        Blackstone.    Pursuant to the Company's Transaction and Monitoring Fee Agreement (the "TMF Agreement") with an affiliate of The Blackstone Group L.P. ("Blackstone"), Blackstone had provided the Company certain monitoring, advisory and consulting services as more fully described in the agreement. The Company was paying an annual monitoring fee of $5 million for these services. In the first quarter of 2011, the TMF Agreement was terminated in return for the Company's commitment to pay Blackstone a total of approximately $10 million under a quarterly payment schedule commensurate

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

17. Related Party Transactions (Continued)

with the payment schedule under the TMF Agreement. During 2011, approximately $11 million of expense was included in the consolidated statements of earnings, which included the $10 million expense recognized upon termination as well as $1 million of expense that was recognized prior to the termination. No additional expense has been or will be recognized subsequent to 2011 as a result of these arrangements. Approximately $5 million was included in the consolidated statements of earnings for the year ended December 31, 2010.

        Secondary Offerings.    Pursuant to the Company's Third Amended and Restated Stockholders Agreement (the "Third Restated Agreement") with Automotive Investors LLC ("AI LLC"), an affiliate of Blackstone, among other things, the Company has certain obligations with respect to both demand and incidental (or "piggyback") registration rights held by AI LLC. Pursuant to the Company's employee stockholders agreement among the Company, our management group and AI LLC, among other things, the Company has certain continuing obligations with respect to piggyback registration rights held by the employee stockholders who are affiliates.

        In March, September and November of 2010, AI LLC and certain management stockholders sold 11 million, 8 million and 10 million shares, respectively, of the Company's common stock in underwritten registered public offerings (the "Offerings") pursuant to the Company's shelf registration statement on Form S-3 filed with the SEC on August 10, 2009. The Company did not receive any proceeds from the Offerings, nor did its number of shares outstanding materially change. In accordance with the Third Restated Agreement and the employee stockholders agreement described above, the Company incurred expenses totaling less than $1 million in connection with these Offerings. As a result of the Offerings, AI LLC's ownership interest in the Company decreased to approximately 16%.

18. Contingencies

        Various claims, lawsuits and administrative proceedings are pending or threatened against the Company or its subsidiaries, covering a wide range of matters that arise in the ordinary course of the Company's business activities with respect to commercial, patent, product liability, environmental and occupational safety and health law matters. In addition, the Company and its subsidiaries are conducting a number of environmental investigations and remedial actions at current and former locations of certain of the Company's subsidiaries. Along with other companies, certain subsidiaries of the Company have been named potentially responsible parties for certain waste management sites. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably with respect to the Company or the relevant subsidiary. A reserve estimate for each environmental matter is established using standard engineering cost estimating techniques on an undiscounted basis. In the determination of such costs, consideration is given to the professional judgment of Company environmental engineers, in consultation with outside environmental specialists, when necessary. At multi-party sites, the reserve estimate also reflects the expected allocation of total project costs among the various potentially responsible parties.

        As of December 31, 2012 and 2011, the Company had reserves for environmental matters of $67 million and $70 million, respectively. In addition, the Company has established a receivable from Northrop Grumman Corporation ("Northrop") for a portion of this environmental liability as a result of indemnification provided for in the master purchase agreement between Northrop and an affiliate of Blackstone under which Northrop has agreed to indemnify the Company for 50% of any environmental liabilities associated with the operation or ownership of the Company's automotive business existing at

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

18. Contingencies (Continued)

or prior to the acquisition, subject to certain exceptions. The Company believes any liability, in excess of amounts accrued in our consolidated financial statements, that may result from the resolution of environmental matters for which sufficient information is available to support these cost estimates, will not have a material adverse effect on the Company's financial position, results of operations or cash flows. However, the Company cannot predict the effect on the Company's financial position, results of operations or cash expenditures for aspects of certain matters for which there is insufficient information. In addition, the Company cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters on the Company's financial statements or the possible effect of compliance with environmental requirements imposed in the future.

        The Company faces an inherent business risk of exposure to product liability, recall and warranty claims in the event that its products actually or allegedly fail to perform as expected or the use of its products results, or is alleged to result, in bodily injury and/or property damage. Accordingly, the Company could experience material warranty, recall or product liability losses in the future. For further information, including quantification of the Company's product warranty liability, see the description of "Warranties" in Note 2.

        While certain of the Company's subsidiaries have been subject in recent years to asbestos-related claims, management believes that such claims will not have a material adverse effect on the Company's financial statements. In general, these claims seek damages for illnesses alleged to have resulted from exposure to asbestos used in certain components sold in the past by the Company's subsidiaries. Management believes that the majority of the claimants were vehicle mechanics. The vast majority of these claims name as defendants numerous manufacturers and suppliers of a variety of products allegedly containing asbestos. Management believes that, to the extent any of the products sold by the Company's subsidiaries and at issue in these cases contained asbestos, the asbestos was encapsulated. Based upon several years of experience with such claims, management believes that only a small proportion of the claimants has or will ever develop any asbestos-related illness.

        Neither settlement costs in connection with asbestos claims nor annual legal fees to defend these claims have been material in the past. These claims are strongly disputed by the Company and it has been its policy to defend against them aggressively. Many of these cases have been dismissed without any payment whatsoever. Moreover, there is significant insurance coverage with solvent carriers with respect to these claims. However, while costs to defend and settle these claims in the past have not been material, there can be no assurances that this will remain so in the future.

        Management believes that the ultimate resolution of the foregoing contingencies will not have a material effect on the Company's financial statements as a whole.

Antitrust Matters

        Antitrust authorities, including those in the United States and Europe, are investigating possible violations of competition (antitrust) laws by automotive parts suppliers (referred to herein as the "Antitrust Investigations"). In connection with those investigations, in June 2011, European antitrust authorities visited certain of the Company's Occupant Safety Systems business unit locations in Germany to gather information. The Company also received a subpoena related to the Antitrust Investigations in the United States from the U.S. Department of Justice ("DOJ"). With respect to the U.S. investigation, one of the Company's German subsidiaries entered into a plea agreement with the DOJ. Under the terms of the agreement, the subsidiary pled guilty to one count of conspiracy in

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

18. Contingencies (Continued)

restraint of trade involving sales of Occupant Safety Systems products, and paid a fine of $5.1 million. This agreement was approved by the court, thereby concluding the DOJ's current investigation of the Company.

        However, the Antitrust Investigation by the European Commission is ongoing. While the duration and outcome of the European Commission's investigation is uncertain, a determination that the Company has violated European competition (antitrust) laws could result in significant penalties which could have a material adverse effect on our financial condition, results of operations and cash flows, as well as our reputation. European competition law investigations often continue for several years and have resulted in the imposition of significant fines by the European Commission, in some cases, for violations at companies in other sectors. While the Company cannot estimate the ultimate financial impact resulting from the European investigation, it will continue to evaluate developments in this matter on a regular basis and will record an accrual as and when appropriate.

        The Company's policy is to comply with all laws and regulations, including all antitrust and competition laws. The Company is cooperating fully with the competition authorities in the context of their ongoing investigations.

        The Company has been named as a defendant in purported class action lawsuits filed on various dates from June 2012 through January 2013 in the United States District Court for the Eastern District of Michigan and the Superior Court of Justice in Ontario, Canada on behalf of vehicle purchasers, lessors and dealers alleging that the Company and certain of its competitors conspired to fix and raise prices for Occupant Safety Systems products in the U.S. The Company intends to defend these cases vigorously. Management believes that the ultimate resolution of these cases will not have a material adverse effect on the Company's consolidated financial statements as a whole.

19. Segment Information

        During the first quarter of 2013, the Company began to manage and report certain components that were previously within its Electronics segment as part of its Chassis Systems segment. As a result, these components were reclassified and are now included within the Company's Chassis Systems segment. The Company has determined that it would be impracticable to restate its segment information related to its 2010 fiscal year since, among other things, specifically identifiable information for that period does not exist. Accounting Standards Codification 280, "Segment Reporting" ("ASC 280") states that if prior periods are not restated because it is deemed impracticable to do so, the entity shall disclose the segment information on both the old basis and new basis of segmentation. Therefore, segment related information is reported below under the old basis and new basis of segmentation.

        The Company is a U.S.-based international business providing advanced technology products and systems for the automotive markets. The Company has four reportable segments: Chassis Systems, Occupant Safety Systems, Electronics and Automotive Components.

        The principal customers for the Company's automotive products are the North American, European and Asian vehicle manufacturers.

        Segment Information.    The Company designs, manufactures and sells a broad range of steering, suspension and braking products, seat belts, airbags, steering wheels, safety electronics, engine valves,

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

19. Segment Information (Continued)

engineered fasteners, body control systems, and other components and systems for passenger cars, light trucks and commercial vehicles. A description of the products and services provided by each of the segments follows.

    Chassis Systems—Active safety systems and other systems and components in the area of foundation brakes, anti-lock braking systems and other brake control (including electronic vehicle stability control), steering gears and systems, linkage and suspension and modules.

    Occupant Safety Systems—Passive safety systems and components in the areas of airbags, seat belts and steering wheels.

    Electronics—Safety, radio frequency, chassis, and powertrain electronics and driver assistance systems.

    Automotive Components—Engine valves, engineered fasteners and plastic components and body controls.

        The accounting policies of the segments are the same as those described in Note 2 under "Summary of Significant Accounting Policies." The Company evaluates operating performance based on segment earnings before taxes and segment assets.

        The following income and expense items are not included in segment earnings before taxes:

  •
  Corporate expense and other, which primarily represents costs associated with corporate staff and related expenses, including certain litigation and net employee benefits income (expense).

  •
  Financing costs, which represents debt-related interest and accounts receivable securitization costs.

  •
  Gain (loss) on retirement of debt.

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

19. Segment Information (Continued)

Reported Under Old Basis of Segmentation

        The following tables present certain financial information by segment:

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Sales to external customers:
Chassis Systems	$10,324	$9,960	$8,524
Occupant Safety Systems	3,287	3,580	3,441
Electronics	1,015	842	777
Automotive Components	1,818	1,862	1,641

Total sales to external customers	$16,444	$16,244	$14,383

Intersegment sales:
Chassis Systems	$89	$95	$53
Occupant Safety Systems	90	50	41
Electronics	541	493	373
Automotive Components	80	78	66

Total intersegment sales	$800	$716	$533

Total segment sales:
Chassis Systems	$10,413	$10,055	$8,577
Occupant Safety Systems	3,377	3,630	3,482
Electronics	1,556	1,335	1,150
Automotive Components	1,898	1,940	1,707

Total segment sales	$17,244	$16,960	$14,916

Earnings before taxes:
Chassis Systems	$604	$775	$660
Occupant Safety Systems	254	334	373
Electronics	197	139	138
Automotive Components	115	101	72

Segment earnings before taxes	1,170	1,349	1,243
Corporate expense and other	(78)	(81)	(66)
Financing costs	(111)	(118)	(162)
Loss on retirement of debt—net	(6)	(40)	(15)
Net earnings attributable to noncontrolling interest, net of tax	33	38	41

Earnings before income taxes	$1,008	$1,148	$1,041

Capital expenditures:
Chassis Systems	$300	$302	$164
Occupant Safety Systems	104	73	49
Electronics	125	127	42
Automotive Components	86	62	36
Corporate	8	7	3

	$623	$571	$294

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

19. Segment Information (Continued)

	Years Ended December 31,
	2012	2011	2010
	(Dollars in millions)
Depreciation and amortization:
Chassis Systems	$216	$234	$237
Occupant Safety Systems	80	96	98
Electronics	50	49	53
Automotive Components	60	63	76
Corporate	3	5	5

	$409	$447	$469

        The following table presents certain balance sheet information by segment:

	December 31,
	2012	2011
	(Dollars in millions)
Segment assets:
Chassis Systems	$4,832	$4,608
Occupant Safety Systems	2,129	2,084
Electronics	1,147	1,038
Automotive Components	887	844

Segment assets	8,995	8,574
Corporate assets	1,317	1,408

Segment and corporate assets	10,312	9,982
Deferred tax assets	545	280

Total assets	$10,857	$10,262

        Corporate assets principally consist of cash and cash equivalents and pension assets.

Reported Under New Basis of Segmentation

        The following tables present certain financial information by segment:

	Years Ended December 31,
	2012	2011
	(Dollars in millions)
Sales to external customers:
Chassis Systems	$10,685	$10,199
Occupant Safety Systems	3,287	3,580
Electronics	654	603
Automotive Components	1,818	1,862

Total sales to external customers	$16,444	$16,244

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

19. Segment Information (Continued)

	Years Ended December 31,
	2012	2011
	(Dollars in millions)
Intersegment sales:
Chassis Systems	$20	$18
Occupant Safety Systems	90	50
Electronics	514	472
Automotive Components	80	78

Total intersegment sales	$704	$618

Total segment sales:
Chassis Systems	$10,705	$10,217
Occupant Safety Systems	3,377	3,630
Electronics	1,168	1,075
Automotive Components	1,898	1,940

Total segment sales	$17,148	$16,862

Earnings before taxes:
Chassis Systems	$669	$814
Occupant Safety Systems	254	334
Electronics	132	100
Automotive Components	115	101

Segment earnings before taxes	1,170	1,349
Corporate expense and other	(78)	(81)
Financing costs	(111)	(118)
Loss on retirement of debt—net	(6)	(40)
Net earnings attributable to noncontrolling interest, net of tax	33	38

Earnings before income taxes	$1,008	$1,148

Capital expenditures:
Chassis Systems	$364	$372
Occupant Safety Systems	104	73
Electronics	61	57
Automotive Components	86	62
Corporate	8	7

	$623	$571

Depreciation and amortization:
Chassis Systems	$228	$242
Occupant Safety Systems	80	96
Electronics	38	41
Automotive Components	60	63
Corporate	3	5

	$409	$447

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

19. Segment Information (Continued)

        The following table presents certain balance sheet information by segment:

	December 31,
	2012	2011
	(Dollars in millions)
Segment assets:
Chassis Systems	$5,025	$4,748
Occupant Safety Systems	2,129	2,084
Electronics	954	898
Automotive Components	887	844

Segment assets	8,995	8,574
Corporate assets	1,317	1,408

Segment and corporate assets	10,312	9,982
Deferred tax assets	545	280

Total assets	$10,857	$10,262

        Corporate assets principally consist of cash and cash equivalents and pension assets.

        Geographic Information.    The following table presents certain information concerning principal geographic areas:

	United States	Germany	China	Rest of World	Total
	(Dollars in millions)
Sales to external customers:
Year Ended December 31, 2012	$4,713	$2,330	$2,201	$7,200	$16,444
Year Ended December 31, 2011	4,020	2,623	1,666	7,935	16,244
Year Ended December 31, 2010	3,426	2,299	1,284	7,374	14,383
Property, plant and equipment—net:
As of December 31, 2012	$563	$403	$357	$1,062	$2,385
As of December 31, 2011	487	393	255	1,002	2,137

        Sales are attributable to geographic areas based on the location of the assets generating the sales. Inter-area sales are not significant to the total sales of any geographic area.

        Customer Concentration.    Sales to the Company's largest-end-customers (including sales within the vehicle manufacturer's group) on a worldwide basis are as follows:

	Volkswagen AG	Ford Motor Company	Chrysler Group LLC	General Motors	Aggregate Percent of Total Sales
	(Dollars in millions)
Year Ended December 31, 2012	$3,863	$2,897	$1,702	$1,649	61.5%
Year Ended December 31, 2011	3,466	2,595	1,379	1,789	56.8%
Year Ended December 31, 2010	2,801	2,248	1,264	1,655	55.4%

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

20. Unconsolidated Affiliates

        The Company's beneficial ownership in affiliates accounted for under the equity method follows:

	December 31,
	2012	2011	2010
SM-Sistemas Modulares Ltda. (Brazil)	50%	50%	50%
ABC Sistemas E Modulos Ltda. (Brazil)	33%	33%	33%
CSG TRW Chassis Systems Co., Ltd. (China)	50%	50%	50%
Shanghai TRW Automotive Safety Systems Company Ltd. (China)	50%	50%	50%
Shin-Han (Beijing) Automobile Parts System Co., Ltd (China)	30%	30%	30%
Fuji Valve (Guangdong) Co., Ltd. (China)	25%	25%	25%
TH Braking Company S.A.S. (France)	50%	50%	50%
Rane TRW Steering Systems Limited (India)	50%	50%	50%
Brakes India Limited (India)	49%	49%	49%
TRW Sun Steering Wheels Private Limited (India)	49%	49%	49%
Shin Han Valve Industrial Company, Ltd. (South Korea)	25%	25%	25%
Componentes Venezolanos de Direccion, S.A. (Venezuela)	40%	40%	40%

        Summarized aggregate financial information from the balance sheets and statements of operations of the Company's affiliates accounted for under the equity method follows:

	Years Ended and as of December 31,
	2012	2011	2010
	(Dollars in millions)
Statements of Earnings
Sales	$1,358	$1,391	$1,200
Gross profit	369	385	325
Earnings from continuing operations	86	77	74
Net earnings	86	77	74
Balance Sheets
Current assets	$610	$576	$530
Noncurrent assets	271	266	265
Current liabilities	375	373	345
Noncurrent liabilities	276	292	287

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

21. Quarterly Financial Information (Unaudited)

	First Quarter
	Three Months Ended
	March 30, 2012	April 1, 2011	April 2, 2010
	(Dollars in millions, except per share amounts)
Sales	$4,208	$4,109	$3,583
Gross profit	474	511	429
Restructuring charges and asset impairments	2	—	(7)
Gain (loss) on retirement of debt—net	(5)	(10)	—
Earnings (losses) before income taxes	308	347	263
Net earnings (losses) attributable to TRW	206	281	204
Basic earnings (losses) per share	$1.66	$2.29	$1.72
Diluted earnings (losses) per share	$1.59	$2.13	$1.61

	Second Quarter
	Three Months Ended
	June 29, 2012	July 1, 2011	July 2, 2010
	(Dollars in millions, except per share amounts)
Sales	$4,239	$4,234	$3,661
Gross profit	476	517	439
Restructuring charges and asset impairments	2	—	(3)
Gain (loss) on retirement of debt—net	—	(10)	(1)
Earnings (losses) before income taxes	319	338	289
Net earnings (losses) attributable to TRW	220	293	227
Basic earnings (losses) per share	$1.80	$2.37	$1.90
Diluted earnings (losses) per share	$1.71	$2.21	$1.78

	Third Quarter
	Three Months Ended
	September 28, 2012	September 30, 2011	October 1, 2010
	(Dollars in millions, except per share amounts)
Sales	$3,965	$3,915	$3,426
Gross profit	414	381	387
Restructuring charges and asset impairments	3	—	—
Gain (loss) on retirement of debt—net	(1)	(19)	(1)
Earnings (losses) before income taxes	244	204	236
Net earnings (losses) attributable to TRW	163	158	199
Basic earnings (losses) per share	$1.33	$1.28	$1.66
Diluted earnings (losses) per share	$1.28	$1.22	$1.54

TRW Automotive Holdings Corp.

Notes to Consolidated Financial Statements (Continued)

21. Quarterly Financial Information (Unaudited) (Continued)

	Fourth Quarter
	Three Months Ended December 31,
	2012	2011	2010
	(Dollars in millions, except per share amounts)
Sales	$4,032	$3,986	$3,713
Gross profit	425	451	467
Restructuring charges and asset impairments	88	(27)	(35)
Gain (loss) on retirement of debt—net	—	(1)	(13)
Earnings (losses) before income taxes	137	259	253
Net earnings (losses) attributable to TRW	419	425	204
Basic earnings (losses) per share	$3.45	$3.44	$1.68
Diluted earnings (losses) per share	$3.26	$3.27	$1.56

22. Subsequent Events

        4.50% Senior Notes.    In February 2013, the Company issued $400 million in aggregate principal amount of 4.50% senior unsecured notes due 2021 (the "4.50% Senior Notes") in a private placement. Interest is payable semi-annually on March 1 and September 1 of each year beginning September 1, 2013. Net proceeds from the offering were approximately $394 million after deducting debt issuance costs.

        Senior Note Repurchases.    During the six months ended June 28, 2013, the Company repurchased portions of its senior unsecured notes due in 2014 and 2017 totaling approximately $91 million in principal amount and recorded a loss on retirement of debt of $5 million.

        Share Repurchases.    During the six months ended June 28, 2013, the Company repurchased 2,950,828 shares of its common stock for a total of $200 million.

        Related Party Transaction—Secondary Offering.    In February 2013, AI LLC, an affiliate of Blackstone, and certain management stockholders sold 10 million shares of the Company's common stock in an underwritten registered public offering (the "Offering") pursuant to the Company's shelf registration statement on Form S-3 filed with the SEC on August 10, 2012. The Company did not receive any proceeds from the Offering, nor did its number of shares outstanding materially change. The Company incurred expenses in connection with the Offering which were de minimis. As a result of the Offering, AI LLC's ownership interest in the Company decreased to approximately 9%.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of TRW Automotive Holdings Corp.
Livonia, Michigan

        We have audited the accompanying consolidated balance sheets of TRW Automotive Holdings Corp. as of December 31, 2012 and 2011, and the related consolidated statements of earnings, comprehensive earnings, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule (not presented herein) listed in the index at Item 15(a)(2) in the December 31, 2012 Form 10-K. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TRW Automotive Holdings Corp. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), TRW Automotive Holdings Corp.'s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 15, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Detroit, Michigan
February 15, 2013, except for the adoption of Accounting Standards Update No. 2011-11 and 2013-01 and the related disclosures in Notes 2 and 11, the adjustments reported under the new basis of segmentation in Note 19, and the subsequent events reported in Notes 12, 15, 17 and 22, as to which the date is August 1, 2013.

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  EXHIBIT 99.1
PART I
  ITEM 1. BUSINESS
  ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Consolidated Statements of Earnings
Consolidated Statements of Earnings
  ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
TRW Automotive Holdings Corp. Consolidated Statements of Earnings
TRW Automotive Holdings Corp. Consolidated Statements of Comprehensive Earnings
TRW Automotive Holdings Corp. Consolidated Balance Sheets
TRW Automotive Holdings Corp. Consolidated Statements of Cash Flows
TRW Automotive Holdings Corp. Consolidated Statements of Changes in Stockholders' Equity
TRW Automotive Holdings Corp. Notes to Consolidated Financial Statements